UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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INTUITIVE SURGICAL, INC.
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April 30, 2026 | 3:00 p.m.
www.virtualshareholdermeeting.com/ISRG2026

Founding principles

These have been our guideposts since our formation.

Patients first, always.
Our products and services impact lives — we see our role in healthcare as a solemn responsibility. We focus on the problems that matter most to our customers.

Quality counts.
We never bend or wink at the truth. If something goes wrong, we seek to find the root cause, not to blame. We understand that quality requires investment.

Strive for meaningful progress daily.
We are working on a hard set of problems that impact people's lives. We strive to meet our long-term goals with daily focus and diligence.

Small teams win.
We believe in small, agile, inclusive teams of outstanding staff that deliver results and exceed our customers' expectations.

First-principles thinking.
Innovation is essential to our success. We frame problems clearly, understand key performance metrics and evidence, brainstorm broadly and implement solutions that address the whole.

Learn from everyone. Copy no one.
As pioneers of robotic-assisted surgery, we have introduced new ideas and challenged the status quo. We actively learn from our customers, our team and those outside our company.

Believe the beliefs. Deliver the results.
We behave in ways consistent with our values and expect to achieve our goals. We attend to both the "how" and the "what."

Humility.
We reject personal and organizational arrogance. A better idea can come from anywhere inside or outside our organization — our doors and minds are always open.

LETTER FROM THE EXECUTIVE CHAIR OF THE BOARD OF DIRECTORS

Dear Fellow Shareholders,
This year, the Board of Directors implemented a purposeful change in the leadership of the company, appointing Dave Rosa as Chief Executive Officer. As a part of that change, I have transitioned to the role of Executive Chair of the Board. The Board followed a disciplined and robust succession planning process, with the objective of honoring the mission and culture of the company while continuing to support long-term value creation for all of our stakeholders, from healthcare providers and the patients they serve, to our employees, our shareholders, and the communities in which we live and work. I’d like to thank Dr. Craig Barratt and the entire Governance and Nominating Committee for their stewardship of this process. I look forward to continuing to work alongside Craig as he moves to the role of Lead Independent Director.
As CEO, Dave Rosa brings unparalleled skill and experience with all aspects of Intuitive’s business and culture, built on his first-hand connection with our products and the physicians who use them to treat their patients. I can think of no one better to lead us as we move ahead. Dave has made, and will continue to make, changes that he and the Board believe are healthy for the organization in support of our mission, the global growth of the business, and the continued development of our key leaders. I, and my fellow Board members, look forward to working with Dave and his outstanding team to fulfill our shared mission.
Thank you for your continued support.

Date:	March 13, 2026	/s/ Gary S. Guthart, Ph.D.
	Sunnyvale, California	Gary S. Guthart, Ph.D.
Executive Chair of the Board of Directors

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Intuitive Surgical, Inc.:
We are pleased to provide notice of the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Intuitive Surgical, Inc. that will be held on Thursday, April 30, 2026, at 3:00 p.m. Pacific Daylight Time. The Annual Meeting will be held virtually online. You will be able to attend and participate in the Annual Meeting online by visiting and following the instructions posted at www.virtualshareholdermeeting.com/ISRG2026, where you can listen to the meeting live, submit questions, and vote.
Items of Business and Board Voting Recommendations

Proposals		Board Vote Recommendation	Page Reference
1	To elect ten members to the Board of Directors of the Company to serve until the 2027 Annual Meeting of Stockholders (Proposal No. 1).	“FOR” each of the nominees	76
2	To consider and approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement (Proposal No. 2).	“FOR”	77
3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 3).	“FOR”	79
4	To approve the amendment and restatement of the Company’s Amended and Restated 2010 Incentive Award Plan (Proposal No. 4).	“FOR”	80
And any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof.
Record Date
Only stockholders of record at the close of business on March 2, 2026, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.
Proxy Materials
We are pleased to continue to provide access to our proxy materials online instead of mailing printed documents. We believe this process allows us to provide information regarding the Annual Meeting in a more timely manner, while reducing the environmental impact and the cost of our Annual Meeting. The Notice will be mailed to stockholders starting on or about March 17, 2026, and contains instructions on how to access our proxy materials online. The Notice also contains instructions on how to request a copy of our proxy materials, including the attached Proxy Statement, our 2025 Annual Report, and a form of proxy card or voting instruction card.
Your vote is important! Whether or not you are able to attend the Annual Meeting virtually online, it is important that your shares be represented. Please vote as soon as possible.
On behalf of our Board of Directors, thank you for your participation in this important annual process.

By order of the Board of Directors,

Date:	March 13, 2026	/s/ David J. Rosa
	Sunnyvale, California	David J. Rosa
Chief Executive Officer
Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive.
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements regarding our expectations, plans, strategies, priorities, objectives, and anticipated future performance, as well as other statements that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “commits,” “ensures,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause results to differ materially include, among others, those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this Proxy Statement.

PROXY EXECUTIVE SUMMARY

2026 Annual Meeting of Stockholders

Time and Date	Location	Record Date
3:00 p.m. Pacific Daylight Time April 30, 2026	Virtually online at www.virtualshareholdermeeting.com/ISRG2026	March 2, 2026

Voting Matters

Proposal	Board Recommendation
Proposal No. 1: Election of Directors	FOR each nominee
Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation	FOR
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Proposal No. 4: Approval of the Amendment and Restatement of the Amended and Restated Intuitive Surgical, Inc. 2010 Incentive Award Plan	FOR

Business Highlights
Intuitive is a global technology leader in minimally invasive care and the pioneer of robotic surgery. For over three decades, we have created products and services born of inspiration and intelligence—from robotic-assisted surgical and bronchoscopy systems to data generation that unlocks the potential to benefit care systems worldwide.

3.2M+
Procedures performed on Intuitive systems in 2025

3.0M+ Multiport | **55K+** SP | **140K+** Ion

20.4M+
Procedures performed on Intuitive systems to date[1]

19.9M+ Multiport | **130K+** SP | **325K+** Ion

1,900+
Intuitive systems placed in 2025

1,610+ Multiport | **100+** SP | **190+** Ion

12,000+
Intuitive systems in hospitals globally[1]

10,720+ Multiport | **370+** SP | **990+** Ion

4,000+
Peer-reviewed articles published in 2025[2]

48,000+
Peer-reviewed articles published to date[2]

19%
Total procedure growth YoY

13%
Total installed base growth

66.0%
GAAP gross profit margin

67.6%
Non-GAAP gross profit margin

$10.06B in revenue

Corporate Governance Highlights
Intuitive is committed to proactively establishing policies and practices that support strong corporate governance and financial transparency. Our key corporate governance practices are summarized below.

•Strong Board independence (8 out of 10 director nominees are independent)	•Lead independent director
•Executive Chair and CEO positions are separate	•100% of Board committee members are independent
•All directors stand for election annually for one-year terms	•Majority voting and director resignation policy in uncontested director elections
•Newly revised and comprehensive Code of Business Conduct and Ethics	•Proactive Board oversight of enterprise risks and risk management program
•Bylaws provide for proxy access for stockholders	•Single class of stock with equal voting rights
•Robust stock ownership requirements for directors and executive officers	•Stockholder right to call a special meeting
•Simple majority vote for charter and bylaw amendments	•Prohibition on transactions involving hedging, pledging, or short sales under our Insider Trading Policy
Stockholder Engagement

We value the opinions of our stockholders and remain committed to engaging with our investors in ongoing, constructive dialogue.
During 2025, we met with stockholders representing approximately 45%(1) of our outstanding shares, discussing a variety of topics including our business strategy, financial performance, corporate governance, executive compensation, and sustainability. Attendees included members of our senior management and, in some cases, members of our Board. Our Investor Relations and Legal team members regularly communicate stockholder feedback to senior management, relevant Committees, and the Board for consideration in decision-making. This constructive engagement on our business and strategy strengthens our leadership and effective corporate governance.

(1)Combined ownership of all stockholders that we met with in 2025, based on their reported holdings as of December 31, 2025.

DIRECTORS AND CORPORATE GOVERNANCE
General Information
The Board is composed of leaders with broad and diverse experience across different arenas, including management of large global entities, technology and innovation leadership, and healthcare experience, from clinician, surgical, and executive leadership perspectives. In these positions, they have also gained industry knowledge and significant management experience, including strategic and financial planning, public company financial reporting, regulatory and compliance, risk management, and leadership development. Many of the directors also have experience serving as executive officers or on boards of directors and board committees of other public companies across healthcare, technology, and more and have an in-depth understanding of corporate governance practices and trends. Other directors have significant clinical, academic, and research experience and bring unique perspectives to the Board.
The Governance and Nominating Committee of the Board and the Board believe the skills, qualities, attributes, and experiences of its current directors provide the Company with business acumen and a range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s stockholders. The Governance and Nominating Committee evaluates candidates recommended by stockholders using the same criteria as used for other candidates recommended by its members, other members of the Board, or other persons. The criteria are described in detail in the Nomination Process section below.
The Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. Any incumbent director who is not elected by a majority of votes cast shall be expected to offer to tender his or her resignation to the Board. However, the majority voting standard would not apply if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.
The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the ten nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for such nominee, if any, as may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director.
Board Size
The number of authorized directors constituting the full Board is currently set at eleven. Following the Annual Meeting of Stockholders, the number of authorized directors constituting the full Board will be reduced to ten. The Board evaluates the appropriateness of the size of the Board from time to time. In evaluating the size of the Board, the Board and the Governance and Nominating Committee consider a number of factors, including (i) resignations and retirements from the current Board; (ii) the availability of appropriate and qualified candidates; (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have a range of knowledge, experience, skills, expertise, perspectives, and backgrounds to ensure that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s business; and (iv) the goal of having an appropriate mix of inside and independent directors.
Nomination Process
The Governance and Nominating Committee identifies director nominees by reviewing the desired experience, mix, and diversity of skills, attributes, and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board.
The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be sent to our Corporate Secretary in writing at our principal executive offices as identified in this Proxy Statement. Such recommendations should comply with the notice and other requirements set forth in the Bylaws, including, but not limited to, stating the following information:
•The name and address of such nominating stockholder and the class or series and number of shares of securities of the Company that are, directly or indirectly, owned of record or beneficially owned by such stockholder.
•Whether the nominating stockholder intends to deliver a proxy statement and form of proxy to elect such nominee.
•Interests of the nominating stockholder required to be disclosed under the Bylaws.
•All information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required in a contested election (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).
•A description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among any nominating stockholder, on the one hand, and each proposed nominee, their respective affiliates, and associates, on the other hand.
•A completed and signed questionnaire, representation, and agreement as provided in the Bylaws.
The Company will also request such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by Board members, management, or other parties.
In addition, the Bylaws permit a stockholder, or group of up to 20 stockholders, owning 3% or more of the Company’s common stock continuously for at least three years to nominate, and include in the Company’s proxy materials for an annual meeting of stockholders, director candidates constituting up to 25% of the Board, provided that the stockholder (or group) and each nominee satisfy the requirements specified in the Bylaws. Notice of proxy access director nominations for the 2027 Annual Meeting of Stockholders must be delivered to the Corporate Secretary at the principal executive offices no earlier than December 31, 2026, and no later than January 30, 2027. The notice must set forth the information required by the Bylaws with respect to each proxy access director nomination that an eligible stockholder or stockholders intend to present at the 2027 Annual Meeting of Stockholders and must otherwise be in compliance with the Bylaws.
The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:
•The desired experience, mix of skills, and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board.
•The experience, knowledge, skills, effectiveness, and expertise of candidates, which may include experience in management, finance, marketing, and accounting, across a broad range of industries with particular emphasis on the healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological, or global field.
•Broad and deep business experience, professional experience, and an array of perspectives and backgrounds to understand, meet, and reflect the needs of our many stakeholders.
•Personal and professional integrity, character, and business judgment.
•Whether candidates are independent, including as determined by the independence requirements of the SEC and the Nasdaq Stock Market.
•An incumbent director’s past attendance at meetings and participation in and contributions to the activities of the Board.
The Governance and Nominating Committee assesses the effectiveness of its approach to consideration of Board candidates as part of its evaluation of the Board’s composition to ensure that the Board reflects the array of knowledge, experience, skills, expertise, perspectives, and backgrounds required for the Board to fulfill its duties.
With Gary S. Guthart, Ph.D. serving on the Board as the Executive Chair and David J. Rosa serving on the Board as the CEO, there are currently two Intuitive executives on the Board. Together, they represent over 50 years of leadership, innovation, and strategy development at the Company.

Nominees for Director
The names of the directors being nominated for election and their ages, as of March 2, 2026, are set forth below. The following biographies describe the principal occupations, positions, and directorships for at least the past five years of the nominees for director, as well as certain information regarding their individual experiences, qualifications, attributes, and skills that led the Board to conclude that they should serve on the Board. There are no family relationships among any of our director nominees or executive officers.

Craig H. Barratt, Ph.D.
Lead Independent Director

Dr. Craig Barratt brings to the Board over 30 years of executive experience with a proven track record of navigating significant shifts in the technology industry and managing complex transactions. He has spearheaded the innovation efforts at large technology corporations, leading the development of next-generation solutions, which enhances the Board’s oversight of the Company’s growth strategy and risk management related to emerging and digital technologies. Dr. Barratt further contributes to the Board a global perspective on innovation, product development, strategic planning, and business development.

Key Skills and Qualifications
Director Since: 2011
•Through his executive roles at Google and leading their Access platforms, Dr. Barratt developed expertise managing large-scale cloud solutions to drive service competitiveness and growth. Under his leadership, Google expanded its service accessibility, obtained critical regulatory approvals, and established robust data security and user trust governance frameworks.

•Dr. Barratt has extensive experience leading international technology and supply chains, having led the development of Qualcomm Atheros’s cutting-edge connectivity and networking solutions and product innovation.

•During his tenure as CEO of Atheros Communications, Dr. Barratt drove significant business growth in highly competitive markets and navigated complex financial transactions, positioning the company for a successful IPO and its subsequent $3.1 billion acquisition by Qualcomm.

Lead Independent Director Since: 2025
Chair: 2020-2025
Lead Independent Director: 2018-2020

Age: 63

Committees
•Governance and Nominating

Other Public Company Directorships

•Intel Corporation (Nasdaq: INTC) (since 2025, Chair effective May 2026)

Career Highlights
•Astera Labs (Nasdaq: ALAB) (since 2025)
•Intel Corporation (Nasdaq: INTC) – a global technology company
◦SVP and General Manager, Intel Connectivity Group (2019-2020)

•Barefoot Networks – a computer networking company (acquired by Intel)
◦President and CEO (2017-2019)

•Google (Nasdaq: GOOG) – a global technology company
◦SVP and CEO, Google Access (2014-2017)
◦VP (2013-2014)

•Qualcomm (Nasdaq: QCOM) – a leading developer and innovator of advanced wireless technologies, products, and services
◦President, Qualcomm Atheros (2011-2013)

•Atheros Communications – a public company and developer of semiconductor connectivity and networking chips (acquired by Qualcomm in 2011)
◦President and CEO (2003-2011)
◦VP, Technology (2002-2003)

•IONQ (NYSE: IONQ) (2021-2024)

•Atheros (acquired by Qualcomm in 2011) (2003-2011)

Education
•B.E., Electrical Engineering and B.S., Pure Mathematics and Physics, University of Sydney

•M.S. and Ph.D., Electrical Engineering, Stanford University

Joseph C. Beery
Independent Director

Joseph Beery is recognized for his expertise in strategic technology, cybersecurity, M&A integrations, and digital innovation. With nearly two decades in life sciences, he has led major R&D initiatives, driven by his passion for creating impact through health innovation. His experience building high-performing teams, best-in-class IT systems, and successful customer-focused growth strategies provides valuable insights to the Board’s oversight of corporate governance and strategy.

Key Skills and Qualifications

•Mr. Beery has gained experience in commercial scaling and M&A, having led several strategic transactions. He supported the U.S. Airways – America West Airlines merger, optimizing the company’s IT systems to unlock cost efficiencies of over $100 million. At Life Technologies, Mr. Beery led post-M&A integrations, including its merger with Thermo Fisher, where he unified legacy systems, managed a $950 million budget, and integrated a team of 3,300 employees.

•As Chief Information Officer for four multibillion-dollar enterprises, Mr. Beery led global digital and IT programs, responsible for building and implementing technology infrastructure. At Life Technologies, he developed and launched an eCommerce platform that drove $2 billion in new annual sales.

•At Thermo Fisher, Mr. Beery expanded cloud and IoT capabilities across scientific platforms, developing deep expertise in optimizing processes and systems for scientific research and therapy development.

•Following the post-merger establishment of Rady Children’s Health, Mr. Beery serves on the healthcare system’s expanded board, assisting with M&A processes and digital and technology initiatives.

Director Since: 2020

Age: 63

Committees
•Governance and Nominating

Other Directorships
•Rady Children’s Institute for Genomic Medicine; Rady Children’s Hospital (since 2019)
•Rady Children’s Health (since 2024)

Education
•B.S., Business Administration and Business Computer Systems, University of New Mexico

Career Highlights

•LunaPBC – a health research platform company
◦Chief Executive Officer (2021-2024)

•Thermo Fisher Scientific (NYSE: TMO) – a global life sciences company
◦SVP, Chief Information Officer (2014-2019)

•Life Technologies – a global biotech company (acquired by Thermo Fisher Scientific in 2014)
◦SVP, Chief Information Officer (2008-2014)

•U.S. Airways – a leading U.S. airline company (merged with American Airlines in 2015)
◦SVP, Chief Information Officer (2005-2008)

•America West Airlines – a U.S. airline company (merged with U.S. Airways in 2005)
◦SVP, Chief Information Officer (1999-2005)

•Motorola Solutions (NYSE: MSI) – a global technology company
◦Regional Director, Information Technology, Semiconductor Products (1995-1999)

Lewis Chew
Independent Director

Lewis Chew brings over 30 years of financial leadership across global organizations, technologies, and complex supply chains, providing the Board with deep insights and expertise into strategic business expansion and innovation leadership. Having served as Chief Financial Officer of two public companies and with his background as a former partner at a leading professional services firm, he supports the Board’s oversight of financial controls and reporting, capital allocation strategies, risk management, and M&A activities.

Mr. Chew is considered an “audit committee financial expert” as defined under applicable SEC rules.

Director Since: 2024	Key Skills and Qualifications

•Mr. Chew evaluated a wide array of strategic growth opportunities during his tenure as Chief Financial Officer of Dolby Laboratories that expanded the company’s portfolio of product offerings and their market presence.

•As the CFO of National Semiconductor, Mr. Chew played a significant role in elevating their business operations to gain market leadership in key technologies and drive operating margin improvements. This eventually led to their acquisition by Texas Instruments, who sought to expand their market presence and capacity in areas where National Semiconductor excelled.

•Having held senior financial leadership roles at two leading technology companies, Mr. Chew developed deep expertise in funding innovation initiatives, ensuring close alignment of financial strategy with business goals, assessing and managing risk, enabling digital transformation, building effective organizations and controls, and driving business models in support of shareholder value creation.

•Mr. Chew has strong financial experience acquired through his experience as a Partner at KPMG, a leading global public accounting firm, where he oversaw financial audits and advised public companies on complex accounting and audit-related matters.

Age: 63

Committees
•Audit (Chair)

Other Public Company Directorships
•Arista Networks (NYSE: ANET) (since 2021)
•Cadence Design Systems (Nasdaq: CDNS) (since 2020)

Education
•B.Sc., Accounting, Santa Clara University

Career Highlights

•Dolby Laboratories (NYSE: DLB) – a global leader in audio, visual and voice technologies
◦CFO (2012-2021)

•National Semiconductor Corporation – a global leader in Analog semiconductors (acquired by Texas Instruments in 2011)
◦CFO (2001-2011)

•KPMG – a global leader in audit, tax, and advisory services
◦Partner (1994-1997)

Gary S. Guthart, Ph.D.
Executive Chair of the Board

Dr. Gary Guthart is a leader in the field of robotic-assisted minimally invasive surgery, bringing three decades of experience in healthcare, engineering, and executive leadership. Dr. Guthart has played a significant role in the development of the Company’s products, organization, and values that define the Company’s culture. During his tenure, Intuitive has launched numerous innovations and operational projects that have helped customers and enabled profitable growth for the Company. Dr. Guthart provides the Board with valuable insights into the Company’s strategic priorities, financial performance, core strengths, and business opportunities.

Key Skills and Qualifications
Director Since: 2009
•With extensive experience and leadership at the Company, Dr. Guthart has a deep understanding of healthcare economics, patient safety, and fostering a culture of quality to enhance clinical and patient outcomes. Under his leadership, the Company has adopted several key data analytics systems, quality, and safety initiatives.

•Dr. Guthart led the strategic growth initiative that established the Company’s direct presence in Europe and Asia, strengthening the Company’s market position and enhancing its understanding of customer needs across key international markets.

•With over a decade of experience in executive management and business strategy, Dr. Guthart has overseen acquisitions that deepen and expand the Company’s integrated platform and its manufacturing line.

•Prior to joining the Company, he was part of the core team at SRI International, developing technologies that provided the foundation for the next generation of computer-enhanced surgery.

Executive Chair: Since 2025

Age: 60

Committees: None

Other Public Company Directorships
•Illumina, Inc (Nasdaq: ILMN) (since 2017)

Education
•B.S., Engineering, University of California, Berkley
•M.S., Ph.D., Engineering Science, California Institute of Technology

Career Highlights

•Intuitive (Nasdaq: ISRG)
◦Executive Chair (Since 2025)
◦CEO (2010-2025)
◦President and COO (2006-2010)
◦SVP, Product Operations (2002-2006)
◦VP, Engineering (1999-2002)
◦Control Systems Analyst (1996-1999)

•SRI International (formerly Stanford Research Institute) – a nonprofit scientific research organization
◦Applied Mathematics Researcher (1992-1996)

Sreelakshmi Kolli
Independent Director

With over two decades of technical experience and executive leadership in the medical device industry, Sreelakshmi Kolli has deep expertise in applying technology to drive business growth and value creation strategies. In her current role, she leads software, data, enterprise, cloud, and infrastructure engineering at a medical device company, focusing on building digital capabilities and enhancing customer experiences. Her contributions to the Board include her expertise in cybersecurity and product security management as well as her experience in expanding technology, machine learning, and artificial intelligence capabilities.

Key Skills and Qualifications

•As Chief Product and Digital Officer at Align Technology, Ms. Kolli defines and drives the company’s digital strategy– from ideation and innovation to engineering, launch, and operations. With a strong focus on patient and customer needs, Ms. Kolli has developed deep expertise in delivering impactful digital solutions and interfaces. In her time at Align Technology, Ms. Kolli has gained valuable experience overseeing the entire product lifecycle, managing product, cybersecurity, product security, and professional marketing teams.

•Ms. Kolli has gained global business transformation experience by leading the launch of a new platform at Align One, driving top-line growth, margin goals, and enhanced customer experience. As part of this large-scale change management initiative, she led a comprehensive training program to guide leadership and teams through the new capabilities.

•Through her executive and board experience, Ms. Kolli has developed deep insights into the biomedical industry, identifying opportunities to drive data-driven innovation and transforming the patient and caregiver experience. She also has a background in identifying growth opportunities across the technology sector, having served on the CXO Advisory Council of Sequoia Capital and Greylock Partners, as well as advisory boards for Index Ventures, Google Cloud, Salesforce, and Palo Alto Networks.

Director Since: 2023

Age: 51

Committees
•Audit

Other Public Company Directorships
•Zimmer Biomet (NYSE: ZBH) (since 2021)

Education
•B.S., Physics, Bharathidasan University
•M.S., Computer Applications, National Institute of Technology
•Stanford Executive Program, Stanford University Graduate School of Business

Career Highlights

•Align Technology (Nasdaq: ALGN) – a global medical device company
◦EVP, Chief Product and Digital Officer (since 2023)
◦EVP, Chief Digital Officer (2020-2023)
◦SVP, Global IT (2012-2020)
◦Sr. Director, Business Operations (2007-2012)
◦Director, Global IT Operations (2005-2007)
◦Manager, Software Engineering (2003-2005)

•Citadon – a software solutions provider
◦Technical lead (1999-2003)

•Accenture (NYSE: ACN) – a technology services company
◦Application lead (1997-1999)

Amy L. Ladd, M.D.
Independent Director
Dr. Amy Ladd is an accomplished researcher, physician, and surgeon with over three decades of experience as an orthopedic surgeon at Stanford University. Dr. Ladd brings valuable surgical and medical perspective to the Board, having had significant impact on the industry through her work and research. Dr. Ladd has also served on the Board of the American Academy of Orthopedic Surgeons and the Association of Bone and Joint Surgeons.

Key Skills and Qualifications

•Dr. Ladd has gained a deep understanding of surgical processes and musculoskeletal health through her extensive research in hand surgery, biomechanics, coordinated motion, and osteoarthritis. She has authored or co-authored more than 175 related articles, contributing to the development of new surgical systems and devices.

•With 30 patents and trademarks for innovation, Dr. Ladd brings hands-on expertise in research and identifying marketable opportunities that benefit medical providers and patients. She assists companies with setting product strategies and managing the product development process from the clinical trial to commercialization.

•Through her successful development of medical instruments, Dr. Ladd has a strong track record in navigating regulatory compliance for medical innovations and clinical trials, while upholding standards in patient care and safety.

Director Since: 2019

Age: 68

Committees
•Compensation

Other Public Company Directorships
•Allakos (acquired by Concentra Biosciences in 2025) (2022-2025)

Education
Career Highlights
•A.B., History, Dartmouth College

•Stanford University Medical Center – a leading private hospital
◦Elsbach-Richards Professor of Surgery (since 2017)
◦Professor of Orthopedic Surgery and Professor of Medicine (Immunology & Rheumatology) (since 2003)
◦Chief of the Children’s Hand Clinic at Lucile Salter Packard Children’s Hospital at Stanford (since 1991)

•Stanford University Medical Media Information Technologies – a division of Standard University focused on the intersection of healthcare, media, and technology
◦Head of Outreach Fellow (2001-2004)

•Palo Alto VA Medical Center – one of the largest integrated veterans healthcare systems
◦Chief, Hand and Upper Extremity Section, Department of Surgery (1990-1998)

•Brigham and Women’s Hospital – a world-class teaching hospital
◦Harvard Combined Hand Surgery Fellow (1989-1990)

•M.D., SUNY Upstate Medical University

Keith R. Leonard, Jr.
Independent Director

Keith Leonard brings to the Board more than 25 years of operational and leadership experience in the pharmaceutical industry, with proven expertise in R&D and commercialization. With a successful track record in leading transformational financial transactions and creating significant shareholder value, he has spearheaded innovation efforts at both emerging and well-established biotechnology companies. His experience leading strategic planning and business development and expansion efforts provide key perspectives to the Board.

Key Skills and Qualifications

•Mr. Leonard has extensive experience in drug discovery, development, and commercialization. During his tenure at KYTHERA Biopharmaceuticals, he oversaw the development, approval, and launch of KYBELLA, positioning the company for a $2.1 billion acquisition by Allergan.

•With previous executive roles in leading biopharmaceutical companies, Mr. Leonard brings expertise in global and strategic growth initiatives. As SVP and General Manager at Amgen Europe, he was responsible for overseeing the company’s commercial operations across 28 countries, achieving significant commercial growth in Europe and establishing the company as a market leader in anemia treatment.

•Mr. Leonard has operational experience across multiple business areas, including sales and marketing, engineering, operations, IT, and finance. During his 13-year career at Amgen, he led the creation and establishment of their rheumatology business. As CEO of Unity Biotechnology, he oversaw the company’s day-to-day operations, expanding it from an early- stage drug development company.

Director Since: 2016

Age: 64

Committees
•Audit

Other Public Company Directorships
•Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT) (since 2021)
•Unity Biotechnology, Inc. (2016 - 2025)
•Sienna Biopharmaceuticals (2016-2019)
•Anacor Pharmaceuticals (acquired by Pfizer in 2016) (2014-2016)

Career Highlights

Education
•Unity Biotechnology – a public biotechnology company
◦Chairman and CEO (2016-2020)

•KYTHERA Biopharmaceuticals – a public biopharmaceutical company (acquired by Allergan in 2015)
◦Co-Founder, President and CEO (2005-2015)

•Amgen (Nasdaq: AMGN) – a biotechnology company
◦SVP and General Manager, Amgen Europe (2001-2004)
◦VP, Rheumatology Business Unit (1999-2001)
◦Managing Director, European Logistics Center (1996-1998)
◦Head of Information Management, various leadership positions in sales, marketing, engineering, operations and finance (1991-1996)

•Civil Engineer Corps (CEC), US Navy – the engineering division of the Navy
◦Lieutenant (1984-1991)

•B.S., Engineering, University of California, Los Angeles
•B.A., History, University of Maryland
•M.S., Mechanical Engineering, University of California, Berkeley
•M.B.A., Anderson School of Management, University of California, Los Angeles

Jami Dover Nachtsheim
Independent Director

With a distinguished career in the global technology industry, Jami Dover Nachtsheim brings extensive experience overseeing customer engagement, driving operational transformation, and leading market expansion, sales, and marketing strategies. Ms. Nachtsheim played a key role in transforming Intel into a widely recognized technology brand. Her insights into the evolving innovation landscape provides valuable perspective to the Board.

Key Skills and Qualifications

•At Intel, Ms. Nachtsheim led the company’s worldwide marketing efforts and expanded the Intel Inside® campaign from print to TV and radio, which helped transform the company into a globally recognized brand.

•Ms. Nachtsheim has extensive global business and transformational strategy experience across the US, Europe, the Middle East, and Africa. As Director of Customer Service and Logistics for Intel in Europe, she oversaw customer engagement, sales and marketing efforts, IT, and warehousing, while building strategic customer relationships and enabling the expansion of the company’s presence in the region, which became Intel’s fastest-growing market at the time.

•Through her various board directorships with public biotechnology companies, she has built experience in growing technology-driven companies to create shareholder value.

Director Since: 2017

Age: 67

Committees
•Governance and Nominating (Chair)

Other Public Company Directorships
•Cerus Corporation (Nasdaq: CERS) (since 2019)
•Telesis Bio, Inc. (2021-2024)

•FEI Company (acquired by Thermo Fisher Scientific in 2016) (2010-2016)	Career Highlights

•Intel Corporation (Nasdaq: INTC) – a global technology company
◦Corporate VP, Sales and Marketing Group Director, Worldwide Marketing (1997-2000)
◦Director, Intel Inside® Program (1994-1997)
◦Director, Customer Service and Logistics, Europe (1990-1994)
◦Manager of Operations, ASIC Division (1986-1990)

•Affymetrix, Inc. (acquired by Thermo Fisher Scientific in 2016) (2009-2016)

Education
•B.S., Business Management, Arizona State University

Monica P. Reed, M.D.
Independent Director

Dr. Monica Reed is an accomplished healthcare executive with a strong track record in addressing evolving clinical and healthcare needs. She brings to the Board business agility and expertise in leading operational strategies that engage physicians, patients, researchers, and healthcare providers. Dr. Reed is also recognized for implementing human capital management strategies that improve efficiency, foster innovation, and promote collaboration in clinical environments.

Key Skills and Qualifications

•As President and CEO of UChicago Medicine AdventHealth, Dr. Reed manages the expansion and delivery of care for communities across Illinois and the Great Lakes Region, with responsibilities for 4 hospitals and over 50 sites of care.

•Previously, as Chief Medical Officer and a senior executive at a large health network, Dr. Reed has gained deep experience in strategic planning, operations, and organizational development. During her tenure as CEO of Celebration Health hospital, she oversaw the marketing and expansion strategy, managing $850 million in operating revenue.

•Dr. Reed has overseen advanced minimally invasive and robotic surgery facilities. As CEO of AdventHealth Celebration, Dr. Reed managed 9,000 surgeries and established a multi-disciplinary Global Robotics Institute, along with an in-house ‘Innovation Unit’ to foster improvements and innovation within and beyond the organization.

•During her tenure as Chief Learning Officer of AdventHealth, Dr. Reed oversaw employee and physician development programs across nine hospitals in Central Florida while improving efficiencies and integrating hospital and academic learning objectives within the organization.

Director Since: 2021

Age: 63

Committees
•Compensation (Chair)

Other Public Company Directorships
•Isleworth Healthcare Acquisition Corporation (2021-2022)

Education
•M.S., Consulting and Coaching for Change, Said Business School, University of Oxford
•M.D., Medicine, Loma Linda University, School of Medicine

Career Highlights
•Obstetrics and Gynecology Residency, White Memorial Medical Center

•UChicago Medicine AdventHealth – a Chicago-based healthcare network
◦President and CEO (since 2024)

•Reed Consulting Group – a healthcare consulting company
◦Founder (2018-2024)

•AdventHealth – a non-profit healthcare network
◦Chief Learning Officer (2017-2018)
◦Senior Executive Officer, Care Innovation (2016-2017)
◦CEO, AdventHealth Celebration (2006-2016)
◦Chief Medical Officer, Central Florida Region (2001-2006)
◦Attending Physician, ObGyn (1990-1998)

David J. Rosa
Chief Executive Officer and Director

David Rosa contributes to the Board with decades of medical device industry experience and enterprise-wide insight into the Company’s growth strategy and product innovation roadmap. Over his nearly 30-year tenure with Intuitive, he has held senior leadership roles across engineering, commercial operations, clinical and product development, marketing, and regulatory affairs, with more than a decade of service in executive leadership roles. His strong institutional knowledge and deep understanding of the Company’s business operations and overall industry dynamics strengthens the Board’s oversight of strategy, disciplined execution, and long-term value creation.

Key Skills and Qualifications

•As Chief Executive Officer, Mr. Rosa leads the Company’s global growth strategy and operations, setting capital allocation priorities and overseeing risk management to support innovation and commercialization of next-generation products. His leadership is anchored in fostering a high-performance culture, advancing patient outcomes, maintaining high regulatory and quality standards, and expanding access to minimally invasive care worldwide.

•Mr. Rosa brings comprehensive experience across medical device development, clinical operations, and R&D. His prior roles as Chief Scientific Officer, Chief Commercial Officer, and Senior Vice President of Emerging Procedures and Technology underpin a proven record of global commercial expansion, including leadership of international joint ventures and collaborations and large scale technology and manufacturing initiatives.

•As an engineer by training, Mr. Rosa offers deep technological expertise. He holds multiple patents, with direct contributions to the development of advanced procedural technologies, including trans-esophageal transducers.

Director Since: 2024

Age: 58

Committees: None

Other Company Directorships
•Kardium Inc. (since 2018)
•Arterys (acquired by Tempus AI in 2022) (2017-2022)

Education
•B.S., Mechanical Engineering, California Polytechnic University, San Luis Obispo
•M.S., Mechanical Engineering, Stanford University

Career Highlights

•Intuitive (Nasdaq: ISRG)
◦Chief Executive Officer (since 2025)
◦President (2023-2025)
◦Chief Strategy and Growth Officer (2022-2023)
◦EVP, Chief Business Officer (2019-2022)
◦EVP, Chief Commercial Officer (2015-2019)
◦EVP, Chief Scientific Officer (2014-2015)
◦SVP, Emerging Procedures and Technology and SVP, Scientific Affairs (2011-2014)

•Acuson Corporation – a provider of diagnostic medical ultrasound products
◦Mechanical Design Engineer (1989 – 1996)

Director Skills and Experience Matrix
Each of the Board’s nominees for director possesses core competencies that contribute to their service on the Board. In addition to those qualifications, our nominees for director collectively possess skill sets that are directly relevant to the Company’s business and strategic objectives. The following table summarizes the key skills and significant experience of each director nominee that the Board considered important in its decision to nominate or re-nominate that individual to the Board. Further details about each director nominee’s experience and qualifications are set forth in their individual biographies.

Skills Central to Intuitive’s Strategy
Board Member	Core Competencies (1)	Information Services and Technology	Cybersecurity	Digital and Artificial Intelligence	Healthcare Experience	Robotics Experience
Craig H. Barratt*	✓	✓		✓		✓
Joseph C. Beery*	✓	✓	✓	✓	✓
Lewis Chew	✓	✓	✓	✓
Gary S. Guthart, Ph.D.*	✓	✓	✓		✓	✓
Sreelakshmi Kolli	✓	✓	✓	✓	✓
Amy L. Ladd, M.D.	✓	✓			✓
Keith R. Leonard, Jr.*	✓	✓	✓		✓
Jami Dover Nachtsheim	✓	✓			✓
Monica P. Reed, M.D.*	✓				✓	✓
David J. Rosa*	✓				✓	✓

(1)Core Competencies include each of the following: public company, international, corporate governance, strategic planning, marketing, sales, business development, human resources, and senior leadership experience.
*Denotes experience as a former or current Chief Executive Officer.
Board Responsibilities and Corporate Governance Guidelines
The Board’s primary responsibility is to exercise its business judgment in the best interests of the Company and its stockholders. The Board selects the Chief Executive Officer (“CEO”) of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. The Board at least annually reviews the Company’s long-term strategy, long-term business plan, and annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, external auditors, and outside advisors.
With respect to the Board’s role in risk oversight of the Company, the Board discusses the Company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them. The Board reviews our long-term strategy, discusses and assesses any risk exposures and how to best manage them, and evaluates our holistic performance, including economic, environmental, and social factors.
The Governance and Nominating Committee oversees governance risks, including Board succession, and reviews and assesses our performance regarding sustainability and corporate citizenship matters. Each year, management reports to the Governance and Nominating Committee on sustainability priorities, progress, and future goals and objectives.
The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions. In addition, it is responsible for oversight of financial and cybersecurity risk assessment and risk management, including appropriate guidelines and procedures to govern the processes, principal financial and cybersecurity risk exposures, and the steps management has undertaken to address them.
The Compensation Committee oversees risks relating to human capital management, assisting the Board in carrying out its responsibilities with respect to employee incentive compensation plans and employee stock programs.
The Board has also adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. These guidelines serve as a framework for, among other things, the composition and selection of members of the Board, director orientation and continuing education, responsibilities of directors, conduct of Board meetings, structure and conduct of Board committees, succession planning, and oversight of risk management. The Company’s Corporate Governance Guidelines are available on its website at www.intuitive.com.
Board Leadership
The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Its commitment to independent oversight is demonstrated by the fact that all of its directors, except the Executive Chair of the Board and the CEO, are independent under the listing standards of the Nasdaq Stock Market. In addition, all of the members of the Board’s committees are independent under such standards. The Board also determined that Mark J. Rubash, who served as a director until his retirement in May 2025, was independent during the time he served. The Board acts independently of management and regularly holds independent director executive sessions of the Board without members of management present.
Dr. Guthart is the Executive Chair of the Board, and Mr. Rosa is the CEO and a member of the Board. The Board has determined that the separation of the roles of Chair of the Board and CEO is appropriate at this time, as it allows the CEO to focus primarily on management responsibilities and corporate strategy, while allowing the Chair to focus on leadership of the Board, providing feedback and advice to the CEO, and providing a channel of communication between the Board members and the CEO. The Chair of the Board presides over Board meetings and works with the CEO to develop agendas for Board meetings. The Chair advises the CEO and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the Lead Independent Director and independent Board committees, facilitates a performance evaluation process of the Board.
From 2018 to 2020 and since July 2025, Dr. Barratt has served as our Lead Independent Director. The Lead Independent Director is elected annually by a majority of the independent directors upon receiving a recommendation from the Governance and Nominating Committee. The Lead Independent Director’s responsibilities include, among others:
•Presiding at meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;
•Providing feedback from executive sessions of the independent directors to the Chair, the CEO, and other senior management;
•Consulting with the Chair as to an appropriate schedule of Board meetings;
•Approving meeting agendas for the Board; and
•Advising the Chair as to the quality, quantity, and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties.
Board Committees
The Board has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The Board and its committees set schedules to meet throughout the year and hold special meetings and act by written consent from time to time, as appropriate. Our independent directors also meet at regularly scheduled executive sessions without management present, generally following each regularly scheduled Board meeting, and the Lead Independent Director presides as the chair of these executive sessions. Executive sessions of each Board committee are overseen by the respective committee chair. The Board has delegated various responsibilities and authority to the Audit Committee, Compensation Committee, and Governance and Nominating Committee as described below. These committees regularly report on their activities and actions to the full Board. Each of these committees has a written charter approved by the Board, which are available on our website at www.intuitive.com. The Board from time to time may establish additional committees or subcommittees to address specific needs.
During 2025, the Board held five meetings, including four regular meetings and one special meeting. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period for which he or she has been a director and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

The following table reflects the current membership of each Board committee:

			Committee Membership
Name	Independent	Other Public Company Directorships (#)	Audit Committee	Governance and Nominating Committee	Compensation Committee
Craig H. Barratt, Ph.D.	✓	2		✓
Joseph C. Beery	✓	—		✓
Lewis Chew	✓	2	Chair
Gary S. Guthart, Ph.D.		1
Amal M. Johnson	✓	1			✓
Sreelakshmi Kolli	✓	1	✓
Amy L. Ladd, M.D.	✓	—			✓
Keith R. Leonard, Jr.	✓	1	✓
Jami Dover Nachtsheim	✓	1		Chair
Monica P. Reed, M.D.	✓	—			Chair
David J. Rosa		—
Audit Committee
Committee Members in 2025
•Lewis Chew (Chair)
•Sreelakshmi Kolli
•Keith R. Leonard, Jr.
2025 Committee Meetings: 9
The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee reviews and discusses with management and the independent registered public accounting firm the annual audited and quarterly financial statements (including the related disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the annual report on Form 10-K and the quarterly reports on Form 10-Q), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance, and independence of the registered public accounting firm, and prepares the Audit Committee Report included in the Proxy Statement in accordance with rules and regulations of the SEC. In addition, the Audit Committee regularly reviews and discusses policies with respect to financial and cybersecurity risk assessment and risk management, including appropriate guidelines and policies to govern the processes, as well as the Company’s major financial and cybersecurity risk exposures and the steps management has undertaken to identify and address them. The responsibilities and activities of the Audit Committee are described in further detail in the “Audit Committee Report” in this Proxy Statement and the Audit Committee’s charter, a copy of which can be found on the Company’s website at www.intuitive.com.
The Board has determined that all of the Audit Committee members meet the independence and experience requirements of the Nasdaq Stock Market and the SEC and that Mr. Chew is an “audit committee financial expert” as defined under applicable rules of the SEC.
Governance and Nominating Committee
Committee Members in 2025
•Craig H. Barratt, Ph.D.
•Joseph C. Beery
•Jami Dover Nachtsheim (Chair)
2025 Committee Meetings: 4

The Governance and Nominating Committee oversees matters relating to the corporate governance of the Company and the identification, evaluation, and nomination of members of the Board, the Lead Independent Director (if any), and committees thereof. The responsibilities of the Governance and Nominating Committee include making recommendations to the Board regarding the size and composition of the Board, developing criteria to identify and evaluate prospective director candidates, establishing procedures for the director nomination process, reviewing and making recommendations for committee memberships, and maintaining an orientation program for new and continuing education for existing directors. Its duties also include oversight of succession planning (in coordination with the Compensation Committee), periodic assessment of Board performance, director and officer insurance matters, Board indemnification, and reviewing and making recommendations regarding stockholder proposals. The responsibilities and activities of the Governance and Nominating Committee are described in further detail in the Governance and Nominating Committee’s charter, a copy of which can be found on the Company’s website at www.intuitive.com.
The Board has determined that all of the Governance and Nominating Committee members meet the independence requirements of the Nasdaq Stock Market and the SEC.
Compensation Committee
Committee Members in 2025
•Monica P. Reed, M.D. (Chair)
•Amal M. Johnson (1)
•Amy L. Ladd, M.D.

(1)Amal M. Johnson will step down from the Compensation Committee, and Joseph C. Beery, if elected, will join the Compensation Committee, effective after the 2026 Annual Meeting.
2025 Committee Meetings: 6
The Compensation Committee reviews and approves all compensation programs applicable to the Executive Chair of the Board, CEO, President, Executive Vice Presidents, and Senior Vice Presidents of the Company, including salaries, bonuses, and equity compensation. Furthermore, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluates the performance of the CEO in light of those goals and objectives, and sets the CEO’s compensation level. The Compensation Committee approves any new compensation plan or any material change to an existing compensation plan whether or not subject to stockholder approval and makes recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans subject to stockholder approval. The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation and inclusion of the Compensation Discussion and Analysis (“CD&A”) included in the annual proxy statements. The Compensation Committee reviews and makes recommendations to the Board regarding the compensation of members of the Board and Board committees. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The responsibilities and activities of the Compensation Committee are described in further detail in the Compensation Committee’s charter, a copy of which can be found on the Company’s website at www.intuitive.com.
The Compensation Committee directly engaged an independent national executive compensation consulting firm, Aon plc. (“Aon”), to provide analysis, advice, and guidance on compensation matters. Refer to the CD&A section of this Proxy Statement for a description of Aon’s and our CEO’s role in recommending compensation amounts.
The Board has determined that all of the Compensation Committee members meet the independence requirements of the Nasdaq Stock Market and the SEC. In addition, during 2025, none of the Compensation Committee members were present or former officers or employees of the Company, and none of the Company’s officers had an “interlock” relationship, as defined by the SEC.

Board Composition
The following table reflects the composition of our current Board. Five directors self-identify as women, and five directors self-identify as members of traditionally underrepresented racial/ethnic groups.

	Board Composition Matrix as of December 31, 2025
Total Number of Directors	11
	Female	Male
Part I: Gender Identity
Directors	5	6
Part II: Demographic Background
African American or Black	1	—
Asian	1	1
Hispanic or Latinx	—	1
White	2	4
Two or More Races or Ethnicities	1(1)	—

(1)Amal M. Johnson self-identifies as Middle Eastern and Asian.
Board Evaluation and Refreshment
On an annual basis, the Board uses an independent third-party advisor with experience in corporate governance matters to conduct a comprehensive Board self-evaluation. Each director is expected to participate and provide feedback on a range of topics. The evaluation assesses the effectiveness of our Board and each of the Board’s committees in fulfilling their responsibilities in accordance with applicable law, our Corporate Governance Guidelines, and committee charters.
The Board and Governance and Nominating Committee review and discuss the evaluation results and identify areas of improvement. The results are used to inform Board and committee composition and refreshment, including any need to evolve the composition and diversity of experience, skills, attributes, and other qualities of our Board to address the evolving needs of the Company. In the past six years, the Company has added five new directors to our Board, including four independent directors, expanding our Board’s expertise in digital and artificial intelligence, healthcare experience, and cybersecurity.
Attendance at the Annual Meeting
The Company encourages, but does not require, its Board members to attend each annual meeting of stockholders. All of the twelve then-serving members on the Board attended the 2025 Annual Meeting of Stockholders.
Insider Trading Policy & Hedging and Pledging Policies
We have adopted insider trading policies and procedures (“Insider Trading Policy”) governing the purchase, sale, and other dispositions by directors, officers, employees, and certain specified consultants and contractors of the company of securities of the Company and its significant collaborators, customers, partners, suppliers, competitors, and other companies about which insiders may learn confidential information during the course of performing their duties for the Company (“Restricted Companies”). The Insider Trading Policy is designed to promote compliance with insider trading laws, rules, and regulations, and applicable Nasdaq listing standards, as well as procedures designed to further the foregoing purposes. Our Insider Trading Policy provides that no employee, officer, or director may buy or sell put or call options, engage in short sales, or engage in hedging transactions, in each case with respect to Restricted Companies. In addition, our Insider Trading Policy provides that no employee, officer, or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities. Also, our Insider Trading Policy provides that directors, officers (as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) as well as employees at the level of Senior Vice President and above shall only execute trades in Company securities pursuant to a trading plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) under the

Exchange Act with the exception of certain exempt transactions. A copy of our Insider Trading Policy and Guidelines is attached as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 3, 2026.
Code of Business Conduct & Ethics
We maintain a comprehensive Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers, and employees. The Code is available in ten languages and serves as a foundation for our commitment to integrity, ethical decision-making, and compliance with applicable laws and regulations. In October 2025, we amended the Code to strengthen guidance in several key areas, including topics relating to positive patient outcomes, working with healthcare providers, product promotion, working with third parties, data privacy and protection, respecting human rights, and our responsibility to the environment and our community. To support adherence, we provide regular training and make the Code easily accessible to all employees. We encourage a speak-up culture through multiple reporting channels, including a compliance hotline, with an option to remain anonymous. The full text of our Code is available on our website at www.intuitive.com, and we intend to continue to disclose future amendments to our Code or waivers at the same location on our website. These enhancements underscore our dedication to fostering a culture of accountability, transparency, and ethical conduct across the organization.

CORPORATE IMPACT
The Company is committed to expanding and enhancing minimally invasive care and upholding our responsibilities under our governance values for the benefit of our customers, communities, and environment. Our corporate impact reporting priorities are integrated into our operations and designed to meet the goals of our core stakeholders, including patients, employees, customers, communities, and shareholders. These priorities reflect our mission‑driven approach and align with the Quintuple Aim: improving patient outcomes, enhancing the experience of patients and care teams, expanding access to care, and supporting efficiency and total cost reduction for healthcare systems.
Oversight of our corporate impact program is embedded in our governance framework, with oversight provided by the three Board committees: the Governance and Nominating Committee, the Audit Committee, and the Compensation Committee. These committees work with management to integrate corporate impact oversight into decision-making to help promote alignment with corporate goals, fostering long-term value for all stakeholders.
We align our Corporate Impact Report with globally recognized frameworks, including the Task Force on Climate-Related Financial Disclosures (TCFD) and the Carbon Disclosure Project (CDP). Our programs and initiatives are further outlined in this report. To read our latest report and learn more about our corporate impact initiatives, visit the 2025 Corporate Impact Report available on the “About — Investors” section of our website at https://isrg.intuitive.com.
Although we reference the 2025 Corporate Impact Report located on our website, this report and any other materials on our corporate website are not incorporated by reference into this Proxy Statement or any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act. While matters discussed herein or in our 2025 Corporate Impact Report and website materials may be significant, any significance should not be read as necessarily rising to the level of materiality used for the purposes of our compliance with the U.S. federal securities laws, even if we use the word “material” or “materiality” in such materials. Certain such disclosures may be informed by various corporate impact standards and frameworks (including standards for the measurement of underlying data) and the interests of various stakeholders. Much of this information is subject to assumptions, estimates, or third-party information that is still evolving and subject to change, and we cannot guarantee (and no language of “alignment” or similar should be taken to mean) that our approach will completely match the expectations of any particular stakeholder or framework. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability or quality of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. Similarly, we may face issues related to achievement of various corporate impact goals or initiatives, many of which may be forward-looking statements, which are subject to our forward-looking statement and other disclaimers that apply to this proxy statement.

COMPENSATION FOR DIRECTORS
We compensate our non-employee directors for their service on our Board with a combination of cash and equity awards. The compensation provided is commensurate with their role and involvement and consistent with competitive market practices. We provide a majority of the compensation in the form of equity to align the interests of our non-employee directors with the interests of our stockholders. We do not compensate our CEO for serving on our Board in addition to his regular employee compensation. Beginning in 2026, we compensate our Executive Chair of the Board with a combination of base salary for his services as an employee and an equity grant for his role as Chair of the Board; we do not compensate him with an additional cash retainer for serving on the Board.
The Compensation Committee, consisting solely of independent directors, has the primary responsibility for reviewing and considering any changes to our director compensation program. Our Board determines the form and amount of director compensation after reviewing the committee’s recommendation.
The Compensation Committee reviews total compensation of our non-employee directors every year and evaluates the appropriate level and form of compensation. In making its recommendations, the committee considers the amount of time our non-employee directors expend, as well as the skill level required of members of our Board in fulfilling their duties. It also considers the Company’s financial performance, general market conditions, and advice from its independent compensation consultant (Aon), including the independent analysis of our director compensation program, which is updated on a biennial basis. As part of this analysis, the compensation consultant reviews and analyzes competitive market practices in director compensation as represented by the companies in our compensation peer group. The analysis also examines how director compensation levels, practices, and design features compare to the constituent members of the compensation peer group, which is the same peer group used as a reference when setting executive compensation (refer to the “Competitive Positioning” portion of the CD&A section of this Proxy Statement). The committee also considers the extent to which our Board’s compensation practices align with the interests of our stockholders.
Our Board reviews the Compensation Committee’s recommendations and then determines the form and amount of compensation for our non-employee directors. There were no changes to the compensation program for our non-employee directors for 2025. Details on our 2025 director compensation program are provided below.
Annual Cash Compensation
We provide cash compensation through retainers for Board and committee service, as well as separate retainers to the chairs and members of our Board committees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of our Board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.
The non-employee directors received the following cash compensation during 2025, which amounts were unchanged from 2024:

Board or Committee Position	Cash Retainer ($)
General Annual Board Retainer	70,000
Additional Annual Retainer - Audit Committee Chair	25,000
Additional Annual Retainer - Compensation Committee Chair	20,000
Additional Annual Retainer - Governance and Nominating Committee Chair	15,000
Additional Annual Retainer - Audit Committee Member	12,500
Additional Annual Retainer - Compensation Committee Member	10,000
Additional Annual Retainer - Governance and Nominating Committee Member	7,500
Cash compensation is pro-rated for the time served by a director on the Board and any Board committees.
In January 2026, the Board approved changes to the 2026 cash compensation for our non-employee directors upon the recommendations of the Compensation Committee and Aon in order to maintain the competitiveness of our director compensation program with our peers. Effective May 1, 2026, the additional annual retainers for the Audit Committee Chair, Compensation Committee Chair, and the Governance and Nominating Committee Chair will be increased to $30,000, $25,000, and $20,000, respectively; and the additional annual retainers for the Audit Committee members, Compensation Committee members, and Governance and Nominating Committee members were increased to $15,000, $12,500, and $10,000, respectively.

Equity Compensation
Non-employee directors receive grants solely in the form of RSUs, which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) the next annual meeting of stockholders following the grant date, subject to continued service through such vesting date.
During 2025, the non-employee directors received equity compensation granted at the 2025 Annual Meeting of Stockholders with the following target values, which overall target equity compensation amounts were unchanged from 2024:

Directors	2025 RSU Value ($) (1)
Chair of the Board	395,000
Members of the Board	280,000

(1)The number of RSUs granted is determined by taking the RSU Value and dividing by the 60 trading-day average closing price of the Company’s common stock reported by Nasdaq through the last trading day of the month prior to the date of grant.
New non-employee directors receive a pro-rated equity grant based on the number of months remaining between appointment date and the expected date of the next annual grant.
In January 2026, the Board approved two changes to the 2026 equity compensation for our directors upon the recommendations of the Compensation Committee and Aon as a result of the creation of the Lead Independent Director role in 2025. The annual equity target value for the Lead Independent Director will be $325,000, solely in the form of RSUs. Beginning for 2026, Dr. Guthart, who began serving as Executive Chair of the Board in 2025, will receive an equity grant for his services as Chair of the Board. The annual equity target value for the Chair of the Board will decrease from $395,000 to $280,000, as Dr. Guthart will also receive a base salary for his services as an employee. There are no other changes for 2026, and the equity compensation program for our directors is otherwise consistent with the program described above for 2025.
The aggregate grant date fair value of total equity compensation (consisting of RSUs and any other equity compensation) to any non-employee director in any calendar year in respect of such director’s service as a member of our Board or any Board committee during such year shall not exceed $750,000. Our Board has determined that imposing such a limit is in the best interests of the Company and its stockholders.
We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company.
Director Stock Ownership Guidelines
Our stock ownership policy requires non-employee directors to own shares of our common stock having a total value equal to five times (5x) their annual cash retainer for serving as a member of our Board, not including any meeting fees, incentive awards, or committee, chair, or other similar retainers (the “Director Minimum Ownership Requirement”). These mandatory ownership guidelines are intended to create a clear standard that encourages our directors to remain invested in the performance of the Company and the Company’s common stock. Each non-employee director has five years from the date that he or she is appointed to come into compliance with the guidelines. All of our non-employee directors met the guidelines as of December 31, 2025. Shares that count toward satisfaction of the Director Minimum Ownership Requirement, as determined by the Compensation Committee, include: (i) shares owned outright by the director or by his or her spouse or children sharing the same household; (ii) shares held in trust for the benefit of the director or for the benefit of his or her spouse or children sharing the same household; (iii) shares held through a fund or other entity as to which the director has control; (iv) common stock, stock units, or other stock equivalents obtained through the exercise of stock options or vesting of Company equity awards; and (v) shares of common stock that would be deliverable upon settlement of outstanding restricted stock and restricted stock unit awards, in each case, that vest solely based on the passage of time or where the performance goals have been achieved. Shares that count toward satisfaction of the Director Minimum Ownership Requirement do not include (i) shares of common stock subject to outstanding and unexercised stock options or warrants, whether vested or unvested and whether exercisable or unexercisable; (ii) performance-based vesting restricted stock and restricted stock unit awards or other performance-based incentive awards to the extent applicable performance goals have not been achieved; and (iii) all other forms of derivative securities.

Director Compensation Table
The following Director Compensation Table sets forth summary information concerning the compensation paid to the Company’s non-employee directors for the year ended December 31, 2025, for services to the Company. For additional information on the compensation paid to Dr. Guthart and Mr. Rosa for their service as executive officers of the Company, see the “Compensation of Named Executive Officers—2025 Summary Compensation Table” below.

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Total ($)
Craig H. Barratt, Ph.D.	77,500	387,885	465,385
Joseph C. Beery	77,500	274,623	352,123
Lewis Chew	95,000	274,623	369,623
Amal M. Johnson	85,000	274,623	359,623
Sreelakshmi Kolli	82,500	274,623	357,123
Amy L. Ladd, M.D.	80,000	274,623	354,623
Keith R. Leonard, Jr.	82,500	274,623	357,123
Jami Dover Nachtsheim	85,000	274,623	359,623
Monica P. Reed, M.D.	85,000	274,623	359,623
Mark J. Rubash (2)	27,500	—	27,500

(1)While the number of award shares granted to directors pursuant to the target equity compensation values are based on 60-day trading-day average closing prices, as noted above, the amounts in these columns represent the grant date fair value of RSUs granted to non-employee directors in 2025, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) and, accordingly, will not equal the target equity compensation values. Each non-employee director received one grant of RSUs in 2025, and the aggregate grant date fair value of the award is reflected in the table above. The grant date fair value of each award was $517.18 per share, which is equal to the closing price of the Company’s common stock on May 1, 2025 (the grant date).
(2)Mr. Rubash retired from the Board on May 1, 2025.
The table below sets forth the aggregate number of shares of the Company’s common stock subject to options outstanding and exercisable as well as the number of outstanding RSUs held by non-employee directors as of December 31, 2025.

Name	Number of Shares of Common Stock Underlying Options Outstanding (1)	Number of Shares of Common Stock Subject to Outstanding RSUs
Craig H. Barratt, Ph.D.	20,697	750
Joseph C. Beery	7,126	531
Lewis Chew	—	531
Amal M. Johnson	12,472	531
Sreelakshmi Kolli	722	531
Amy L. Ladd, M.D.	—	531
Keith R. Leonard, Jr.	9,484	531
Jami Dover Nachtsheim	14,707	531
Monica P. Reed, M.D.	4,828	531

(1)All stock options are vested and exercisable.

EXECUTIVE OFFICERS OF THE COMPANY
The Company’s executive officers and their ages, as of March 2, 2026, are as follows:

Name	Age	Position
David J. Rosa	58	Chief Executive Officer
Mark P. Brosius (1)	59	Senior Vice President and Chief Manufacturing and Supply Chain Officer
Henry L. Charlton	56	Executive Vice President and Chief Commercial and Marketing Officer
Iman Jeddi, Ph.D.	46	Senior Vice President and General Manager, da Vinci Platforms & Product Operations
Gary H. Loeb	56	Executive Vice President and Chief Legal and Compliance Officer
Jamie E. Samath	55	Executive Vice President, Chief Financial Officer and Enterprise Technology Leader
Patricia L. Wadors	61	Senior Vice President, Chief Human Resources Officer

(1)Effective March 23, 2026, Mr. Brosius will be promoted to Executive Vice President and Chief Manufacturing and Supply Chain Officer.
The principal occupations and positions for at least the past five years of the executive officers named above, other than Mr. Rosa, are as follows:

Mark P. Brosius joined Intuitive in December 2012 as Director of Equipment Engineering. In August 2014, Mr. Brosius was promoted to Senior Director of Production Instrument Engineering. In June 2015, he was promoted to Senior Director of New Product Introduction. In January 2017, Mr. Brosius was promoted to the position of Vice President of Operations, Surgical Instruments & Accessories. In February 2020, he was promoted to Senior Vice President of Operations. In May 2023, Mr. Brosius was promoted to Chief Manufacturing and Supply Chain Officer. Prior to joining Intuitive, Mr. Brosius was President and Chief Technical Officer of Harbor Fluid Products from 2002 to 2011. Mr. Brosius earned a B.S. in Mechanical Engineering from Stanford University and completed graduate studies in Finance at the University of California, Berkeley. He also holds an honorary degree in Engineering Management from California Polytechnic University at San Luis Obispo.

Henry L. Charlton joined Intuitive in November 2003 and has held commercial leadership positions in the U.S. and Europe, among other locations. In January 2015, Mr. Charlton was promoted to Senior Vice President, Sales, U.S. and, in January 2018, was promoted to Senior Vice President and General Manager, U.S. In January 2019, Mr. Charlton took on additional responsibility as Senior Vice President and General Manager, U.S. and E.U. In January 2022, Mr. Charlton transitioned to Senior Vice President and Chief Commercial Officer. In May 2023, Mr. Charlton transitioned to Senior Vice President and Chief Commercial and Marketing Officer. In January 2025, Mr. Charlton was promoted to the role of Executive Vice President and Chief Commercial and Marketing Officer. Prior to joining Intuitive, Mr. Charlton was Vice President of Eastern U.S. Sales at Tidal Software. He also worked at Securant Technologies, Legato Systems, and U.S. Surgical Corporation. Mr. Charlton earned his B.A. in History and English from the University of Pittsburgh.

Iman Jeddi, Ph.D. joined Intuitive in January 2013 as Director of Product Quality Assurance. In April 2015, Dr. Jeddi was promoted to the role of Vice President, Product Quality Assurance. In September 2017, Dr. Jeddi assumed the role of Vice President System Manufacturing & Sustaining Engineering. In February 2021, Dr. Jeddi assumed the role of Vice President and General Manager, Single Port Platforms. In February 2022, Dr. Jeddi was promoted to Senior Vice President & General Manager of Single Port Platforms. In May 2025, Dr. Jeddi was promoted to Senior Vice President & General Manager, da Vinci Platforms & Product Operations. Dr. Jeddi has more than 20 years of experience in the medical device industry, including five years at Abbott Laboratories, where she held various engineering and operations roles. Dr. Jeddi earned a B.S. in Mechanical Engineering from the University of British Columbia, an M.S. in Medical Engineering from the University of Washington, and a Ph.D. in Biomedical Engineering from the University of California, Davis.

Gary H. Loeb joined Intuitive in September 2022 as Senior Vice President, General Counsel and Chief Compliance Officer. In January 2025, Mr. Loeb was promoted to the role of Executive Vice President and Chief Legal and Compliance Officer. Prior to joining Intuitive, Mr. Loeb served as general counsel for several public and private medical diagnostic and therapeutic firms, including Mammoth Biosciences from July 2021 to September 2022, Sangamo Therapeutics from July 2019 to July 2021, and Achaogen from November 2016 to June 2019. Prior to his roles as general counsel, Mr. Loeb spent 11 years leading intellectual property and litigation at Genentech, most recently as VP, Intellectual Property. Prior to Genentech, Mr. Loeb was an associate at law firms in Los Angeles and San Francisco. Mr. Loeb earned a B.S. in Biological Sciences and a B.A. in English from Stanford University and holds a J.D. from Columbia Law School.

Jamie E. Samath joined Intuitive in April 2013 as Vice President and Corporate Controller. In October 2013, Mr. Samath was appointed to the position of Principal Accounting Officer. In August 2019, Mr. Samath was promoted to the position of Senior Vice President, Finance. In January 2022, Mr. Samath was promoted to the position of Senior Vice President, Chief Financial Officer. In July 2024, Mr. Samath transitioned to the position of Senior Vice President, Chief Financial Officer and Head of Business Technology. In January 2025, Mr. Samath was promoted to the role of Executive Vice President, Chief Financial Officer and Enterprise Technology Leader (previously titled Head of Business Technology). Prior to joining Intuitive, Mr. Samath was the Vice President Finance, Corporate Controller, and Principal Accounting Officer at Atmel Corporation, a semiconductor company, and served in various finance roles at National Semiconductor Corporation. Since April 2025, Mr. Samath has served on the Board of Directors of KLA Corporation, a capital equipment manufacturer. Mr. Samath received his B.A. in Business Studies from London Metropolitan University and is a Certified Public Accountant (inactive).

Patricia L. Wadors joined Intuitive in October 2024 as Chief Human Resources Officer. Prior to joining Intuitive, Ms. Wadors served as Chief People Officer at UKG, a workforce management technology company, from April 2022 to September 2024, and as Chief People Officer at Procore Technologies, a construction management software company, from November 2020 to April 2022. Prior to her roles as Chief Human Resources Officer and Chief People Officer, she held multiple leadership roles at ServiceNow, LinkedIn, Plantronics, and Yahoo!. Since August 2022, Ms. Wadors has served on the Board of Directors of Moloco, an AI advertising solutions company. Ms. Wadors also served on the Board of Directors of Accolade, a healthcare and benefits navigation company, from February 2020 to March 2025, when it was acquired by Transcarent, an AI-powered healthcare platform. Ms. Wadors earned a B.S. in Business Administration with a concentration in Human Resources Management from Ramapo College of New Jersey.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the 2026 Annual Meeting of Stockholders and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2025.
Members of the Compensation Committee

Monica P. Reed, M.D. (Chair)	Amal M. Johnson	Amy L. Ladd, M.D.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains our executive compensation program, including the philosophy, objectives, and policies and practices that contributed to our executive compensation actions and decisions for our 2025 named executive officers (our “NEOs”), who are listed below.

Name	Position During 2025
David J. Rosa (1)	Chief Executive Officer
Gary S. Guthart, Ph.D. (2)	Executive Chair of the Board of Directors
Jamie E. Samath	Executive Vice President, Chief Financial Officer and Enterprise Technology Leader
Henry L. Charlton	Executive Vice President and Chief Commercial and Marketing Officer
Gary H. Loeb	Executive Vice President and Chief Legal and Compliance Officer
Mark P. Brosius	Senior Vice President and Chief Manufacturing and Supply Chain Officer

(1)Mr. Rosa served as our President during 2025 prior to July 1, 2025, when Mr. Rosa was promoted to Chief Executive Officer.
(2)Dr. Guthart served as our Chief Executive Officer during 2025 through June 30, 2025, following which Dr. Guthart transitioned to the position of Executive Chair of the Board.

Executive Summary
The primary objective of our executive compensation program is to attract and retain a passionate team of executives who drive innovation that enables physicians and healthcare providers to improve the quality of and access to minimally invasive care. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to provide a level of fairness within our programs to drive alignment of all employees, including our NEOs. This approach recognizes that, as a company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our NEOs with our objective of creating sustainable long-term value for our stockholders.
In 2025, the Board oversaw an orderly CEO transition supported by thoughtful succession planning activities that have taken place over the last several years. The transition factored prominently into the Compensation Committee’s compensation decisions as outlined in further detail below.
2025 Financial Highlights
During 2025, we continued to grow the number of procedures performed worldwide using our products. In the U.S., the procedure growth was largely attributable to strong growth in general surgery procedures, most notably cholecystectomy, hernia repair, appendectomy, and colorectal procedures, and gynecologic procedures. OUS procedure growth was driven by growth in general surgery procedures, most notably colorectal and hernia repair procedures; urologic procedures, most notably prostatectomy and partial nephrectomy procedures; and gynecologic procedures.

Measure (Amounts in millions of USD, except procedures and system placements)	2025	2024	Percentage Change
Revenue	$10,064.7	$8,352.1	21%
Total procedures (da Vinci and Ion)	3,297,100	2,778,500	19%
Da Vinci surgical system placements	1,721	1,526	13%
Ion system placements	195	271	(28)%
Income from operations	$2,945.5	$2,348.9	25%
Non-GAAP income from operations (*)	$3,760.4	$3,066.7	23%
Net income attributable to Intuitive Surgical, Inc.	$2,856.0	$2,322.6	23%
Non-GAAP net income attributable to Intuitive Surgical, Inc. (*)	$3,240.2	$2,655.9	22%
Cash, cash equivalents, and investments	$9,034.1	$8,832.4	2%
Repurchases and retirement of common stock	$2,300.9	$—	—%

(*)Non-GAAP Financial Measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See the section “Non-GAAP Financial Measures” in this Proxy Statement for more information about these non-GAAP financial measures and for a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures.
Recent Operational Highlights
•Instruments and accessories revenue increased by 19% to $6.02 billion for the year ended December 31, 2025, compared to $5.08 billion for the year ended December 31, 2024. Systems revenue increased by 26% to $2.47 billion for the year ended December 31, 2025, compared to $1.97 billion for the year ended December 31, 2024. Service revenue increased by 20% to $1.57 billion for the year ended December 31, 2025, compared to $1.31 billion for the year ended December 31, 2024.
•Worldwide procedures (da Vinci and Ion combined) grew approximately 19% compared with 2024. Da Vinci procedures grew approximately 18%, and Ion procedures grew approximately 51%.
•U.S. da Vinci procedures increased approximately 15% for the year ended December 31, 2025, as compared to the prior year. The 2025 U.S. procedure increase was driven by strong growth in general surgery procedures, most notably cholecystectomy, hernia repair, appendectomy, and colorectal procedures, and gynecologic procedures. The number of U.S. da Vinci bariatric procedures performed declined in the high-single digits in 2025 compared to 2024.
•Outside of U.S. (“OUS”) da Vinci procedures grew approximately 23% for the year ended December 31, 2025, as compared to the prior year. 2025 OUS procedure growth was driven by growth in general surgery procedures, most notably colorectal and hernia repair procedures; urologic procedures, most notably prostatectomy and partial nephrectomy procedures; and gynecologic procedures. Geographically, the 2025 OUS da Vinci procedure growth was driven by several markets with particular strength in South Korea and India.
•As of December 31, 2025, we had a da Vinci surgical system installed base of approximately 11,106 systems, an increase of 12% compared to the installed base of approximately 9,902 systems as of December 31, 2024.
•As of December 31, 2025, we had an Ion system installed base of approximately 995 systems, an increase of 24% compared to the installed base of approximately 805 systems as of December 31, 2024.
~~•~~In January 2026, we obtained FDA clearance for the use of our da Vinci 5 surgical system in selected thoracoscopically-assisted cardiac surgical procedures using non-force feedback instruments, including mitral valve repair and replacement, tricuspid valve repair, IMA mobilization for cardiac revascularization, patent foramen ovale closure, atrial septal defect repair, left atrial appendage closure/occlusion, atrial myxoma excision, and epicardial pacing lead placement procedures.
•In December 2025, we obtained FDA clearance for the use of our da Vinci SP surgical system in cholecystectomy, inguinal hernia repair, appendectomy, and nipple sparing mastectomy (NSM) procedures. In May 2025, we obtained FDA clearance for the use of our da Vinci SP surgical system in transanal local excision/resection for select procedures.
•In October 2025, we obtained FDA clearance for software advancements for the Ion endoluminal system. This software release introduces artificial intelligence across Ion’s entire navigational workflow, while also integrating new advanced imaging capabilities to support accurate and efficient lung biopsies.
•In September 2025, we obtained regulatory clearance in Japan for our Vessel Sealer Curved for use with our da Vinci 5, da Vinci X, and da Vinci Xi surgical systems for grasping and blunt dissection of tissue, as well as bipolar coagulation and mechanical transection of blood vessels (veins and arteries) up to 7mm in diameter, lymphatic vessels, and tissue bundles that fit within the instrument’s jaws. In June 2025, we obtained FDA clearance for the same instrument.
•In July 2025, we obtained European certification in accordance with the EU MDR for our da Vinci 5 surgical system for adult and pediatric use in minimally invasive endoscopic procedures across abdominopelvic and thoracoscopic surgical procedures, including urologic, gynecologic, and general laparoscopic procedures, excluding the use of force feedback. In June 2025, we obtained regulatory clearance in Japan for the da Vinci 5 surgical system for use in all surgical specialties and procedures indicated for da Vinci Xi, except for cardiac indications.
•In June 2025, we obtained regulatory clearances in South Korea and Japan for our SP SureForm 45 stapler and our SP SureForm 45 curved-tip stapler for use with our da Vinci SP surgical system. In March 2025, we obtained FDA clearance for our SP SureForm 45 stapler and our SP SureForm 45 curved-tip stapler for use with our da Vinci SP surgical system.
•In February 2025, we obtained European certification in accordance with the EU MDR to extend the number of uses of our catheter instrument used with our Ion endoluminal system from five to eight uses.

The charts below show our total revenue and the number of da Vinci procedures, system placements, and installed base in 2023, 2024, and 2025.

2025 Executive Compensation Highlights
Consistent with our business results, the Compensation Committee took the following actions with respect to the 2025 compensation of our NEOs:
•New Compensation Arrangements. Effective July 1, 2025, the Board appointed Mr. Rosa as Chief Executive Officer. In connection with this transition, Dr. Guthart assumed a full-time role as Executive Chair of the Board, providing support and counsel to Mr. Rosa and the Board to facilitate a smooth leadership transition. As CEO, Mr. Rosa will receive an annual base salary of $925,000 and will be eligible for an annual performance-based cash incentive with a target opportunity equal to 150% of eligible earnings. In addition, Mr. Rosa received grants (on the same terms as our annual equity awards) of RSUs with a target grant value of $4,000,000 and PSUs with a target grant value of $4,000,000, which have metrics consistent with the 2025 annual grant of PSUs. These long-term incentives function as multi-year retention vehicles and reinforce alignment with our mission to advance minimally invasive care for healthcare teams and their patients worldwide. Together, these compensation elements reflect the scope of Mr. Rosa’s new responsibilities and provide a competitive and market-appropriate total compensation package.
•Base Salary. Other than in the case of Mr. Rosa and Dr. Guthart, base salaries were increased in the range of approximately 3% to 13% for our NEOs, which is consistent with the broader company-wide approach to base pay changes. Mr. Rosa’s base salary was increased by 22% in connection with his promotion to Chief Executive Officer, while Dr. Guthart’s base salary was decreased by 31% in connection with his transition from Chief Executive Officer to Executive Chair. These base salary changes took into consideration the changes in responsibilities for each NEO, including any promotions, the competitive market for executive talent, Company performance, and the other factors described in the section entitled “Executive Compensation Elements” below.
•Annual Performance-Based Cash Bonuses. The 2025 Corporate Incentive Program (the “CIP”), our annual performance-based cash incentive program, for our NEOs was funded at 115.2% and will be paid out in March 2026. The CIP was funded based on our actual level of achievement as measured against a pre-established adjusted operating income goal and pre-established strategic Company performance goals. See the section entitled “Annual Performance Based Cash Bonuses” below for a detailed discussion of the CIP.
•Equity Awards. The Company maintains a performance equity award program to reward the creation of long-term value for the Company and more closely align executives with shareholder interests. Under the performance equity award program in 2025, executives, including the NEOs, were granted performance share unit awards (“PSUs”) as one-half of their equity mix (50%) with the remainder of their equity award value granted in the form of RSUs. The amount of each award was based on several factors, including managing the Company’s burn rate, reducing our equity overhang in the long run, maintaining our ability to compete for outstanding talent, maintaining our corporate compensation philosophies, and the NEO’s experience and performance.
Pay for Performance
We believe our executive compensation program is closely aligned with stockholders’ interests. While base salary and an annual performance-based cash bonus opportunity incentivize the achievement of short-term goals, our equity awards in the form of RSUs are typically subject to a 4-year vesting requirement, while PSUs are typically subject to a 3-year cliff-vesting requirement and satisfaction of performance or market conditions. We rely on these long-term equity awards to attract, motivate, and retain an outstanding executive team and to ensure a strong connection between our executive compensation program and the long-term interests of our stockholders. Prior to 2024, our executive compensation program also included equity awards in the form of stock options, which were subject to either a 4-year or 3.5-year vesting requirement and a 7-year or 10-year term when granted.
At this phase in our growth cycle, a majority of the annual total direct compensation of our executive officers is directly tied, through the use of RSUs and PSUs (and, prior to 2024, stock options), to the growth in the value of our common stock for long-term shareholder alignment. To illustrate this point, the following chart displays the historical relationship between the annual total direct compensation of our CEO and the changes in stockholder value as reflected by the percentage change in value of the market price of our common stock.

Our CEO’s annual total direct compensation shown in the graph above consisted of base salary earned, annual performance-based cash bonus earned, the grant date fair value of equity awards (including RSUs, stock options, and PSUs, as applicable) granted during the year, and all other compensation earned, as shown in the “2025 Summary Compensation Table” below. For 2025, due to the timing of the transition of the CEO, one-half of Dr. Guthart’s annual total direct compensation and one-half of Mr. Rosa’s annual total direct compensation are included in the CEO’s annual total direct compensation. Our stock return is calculated based on the closing market price of our common stock on the date of the year end. The stock return is indexed to 2021, such that it represents the stock price percentage change over the 2021 year-end price of $363.30 per share, and our CEO’s annual total direct compensation is similarly indexed to his 2021 annual total direct compensation.
Results of Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2025 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2024 compensation of our then NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2024 compensation of our then NEOs, with over 93% of the votes cast in favor of the proposal. Based on the results of this Say-on-Pay vote, the Compensation Committee determined not to make significant changes to our compensation program following the 2025 Annual Meeting of Stockholders.
We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation philosophy, specifically our efforts to attract, retain, and motivate our executive officers, including our NEOs.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs. Our policy is to hold Say-on-Pay votes on the compensation of our NEOs on an annual basis, which is consistent with our stockholders’ preference (as demonstrated by the results of the stockholder advisory vote on the frequency of Say-on-Pay votes conducted at our 2023 Annual Meeting of Stockholders).

Executive Compensation Policies and Practices
The Compensation Committee has adopted and is committed to maintaining a comprehensive governance framework for executive compensation that aligns with long-term stockholder interests. This framework includes the following:

Independence	The Compensation Committee is comprised solely of independent directors.
Independent Adviser	The Compensation Committee engages an independent compensation consultant, Aon, to provide analysis, advice, and guidance on compensation matters.
Annual Executive Compensation Review	The Compensation Committee reviews an annual compensation analysis prepared by Aon, which includes approval of our executive compensation strategy and philosophy and our compensation peer group.
Succession Planning	We review the risks associated with key executive officer positions and, together with the Governance and Nominating Committee, endeavor to ensure adequate succession plans are in place.
Stock Ownership Guidelines	We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board.
Clawback Policy (formerly “Policy for Recovery of Erroneously Awarded Compensation”)
We have a Clawback Policy that complies with the SEC and Nasdaq listing standards and provides that the Company shall recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation of our current and former executive officers in the event that the Company is required to prepare an accounting restatement. The policy also provides the Company with discretion to recover time-based and performance-based awards. In addition, our 2010 Plan provides for the ability of the administrator to provide for recovery of any awards granted thereunder, including any proceeds or gains received in respect thereof, in the event of certain terminations of the holder for “cause” or to otherwise comply with any clawback policy adopted by the Company.

Compensation At-Risk	Our executive compensation program is designed such that a significant portion of compensation is “at risk” based on corporate performance, including equity-based compensation, to align the interests of our executive officers and stockholders.
Performance-Based Awards
Performance-based stock awards are not earned unless the Company attains specified performance objectives over a multi-year period, tying executive pay to the achievement of critical objectives and to sustained value creation for our stakeholders.

No Employment Agreements	We do not have employment agreements with any of our executive officers. All executive officers are employed “at will.”
No Executive Retirement Plans	We do not provide executive pensions or other supplemental executive retirement health or insurance benefits.
Executive Perquisites	We generally do not provide any perquisites or other personal benefits to our executive officers that are not otherwise available on the same basis to other full-time employees.
No Special Health or Welfare Benefits	Our executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same scaled basis as our other full-time, salaried employees.
No Tax Reimbursements	We do not provide any tax reimbursement payments (including “gross-ups”) on any element of executive compensation.
“Double-Trigger” Change-in-Control Arrangements
The change-in-control payments and benefits pursuant to the Company’s Change-in-Control Plan are based on a “double-trigger” arrangement (i.e., they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid).

No Repricing	All of the Company’s equity plans expressly prohibit stock option repricing without stockholder approval.
No Buyout of Underwater Options	All of the Company’s active equity plans expressly prohibit the Company from buying out stock options whose exercise price exceeds the fair market value of our common stock, often referred to as underwater options, for cash.
No Liberal Recycling of Shares	All of the Company’s active equity plans prohibit the liberal recycling of shares or underlying awards granted under these plans.
No Automatic “Single Trigger” Vesting of Equity Awards	None of the Company’s outstanding equity awards provide for automatic acceleration of vesting of equity awards upon a change in control of the Company.

Executive Compensation Philosophy
Goal of Executive Compensation Program
The primary objective of our executive compensation program is to attract and retain a passionate team of executives who will provide leadership to advance the Quintuple Aim: better outcomes, better patient experience, better care team experience, improve patient access, and lower total cost to treat. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders.
We employ a “team-based” approach to compensating our executives, which is predicated on two principles:
•Each executive, including our NEOs, must demonstrate exceptional performance to remain a part of our executive team. We believe that executives who underperform should be removed from our executive team and have their compensation adjusted accordingly or be dismissed from the Company.
•Executives, including our NEOs, must contribute as members of the team to our overall success rather than merely achieve specific objectives within their respective area of responsibility.
As a result of this team-based approach, the Compensation Committee carefully considers the relative compensation levels among all members of the executive team. Accordingly, our executive compensation program is designed to be internally consistent and equitable to further the Company’s success. As reflected in the discussion below, the differences in the amounts awarded to each of our executives, including our NEOs, relate primarily to the experience, responsibilities, and performance of each individual executive and differing market practices for compensation in each executive’s job function.
Compensation Mix
We are focused on a total compensation program that directly links to performance. We provide competitive cash compensation through base salary, which is fixed pay, and cash performance incentives. Our equity compensation program provides for awards in the form of RSUs and PSUs (and, prior to 2024, stock options). We believe long-term equity awards are effective compensation elements for attracting innovative and passionate executives that reward stockholder value creation and for providing critical retention value for our executives. By ensuring that our executives have a significant portion of their potential compensation tied to long-term stock price performance, we are able to closely align the interest of our executives with the interests of our stockholders. The Compensation Committee’s decision to award a mix of RSUs and PSUs reflects our commitment to balancing retention with performance accountability. PSUs are explicitly structured to tie compensation to performance by delivering value only when key long-term performance goals are achieved.
In 2025, the majority of the total target direct compensation (base salary, target annual bonus, and the grant date fair value of equity awards) of Dr. Guthart, our former CEO, Mr. Rosa, our current CEO, and our other NEOs is long-term equity-based compensation with a mix of 50% PSUs and 50% RSUs. Linking most of our NEOs’ total target direct compensation to long-term equity emphasizes variable pay, which is consistent with the Company’s pay-for-performance philosophy. This approach aligns executive rewards with shareholder interests by tying compensation to sustained company performance and long-term value creation, reinforcing our commitment to building shareholder value. The charts below illustrate the mix of our NEOs’ total target direct compensation.

2025 CEO Target Compensation Mix

6% Fixed
8% Variable short-term
6% Base salary
8% Cash Bonus (Performance -based)
43% PSUs (Time-based and performance-based)
43% RSUs (Time-based)
86% Variable long-term

2025 Other NEOs Target Compensation Mix

9% Fixed
9% Variable short-term
9% Base salary
9% Cash Bonus (Performance -based)
41% PSUs (Time-based and performance-based)
41% RSUs (Time-based)
82% Variable long-term

The target compensation mix for the CEO and other NEOs above reflects the annual target direct compensation for our NEOs as of April 1, 2025. As a result, the 2025 CEO target compensation mix reflects Dr. Guthart’s CEO compensation as of April 1, 2025, and the 2025 other NEOs target compensation mix includes Mr. Rosa’s compensation as of April 1, 2025, prior to his promotion to CEO. For comparability purposes, the 2025 CEO target compensation mix does not reflect the impact of Dr. Guthart’s transition to Executive Chair of the Board, which included a base salary decrease and a target cash bonus decrease, and the 2025 other NEOs target compensation mix does not reflect the impact of Mr. Rosa’s promotion to Chief Executive Officer of the Company in July 2025, which included a base salary increase, a target cash bonus increase, and the grant of additional equity awards.
Executive Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executives, including our NEOs (other than the CEO), and administers our various equity plans.
The Compensation Committee annually reviews the performance of the CEO to determine whether to make any changes to his compensation. Following its approval, the Compensation Committee presents such changes to the independent members of our Board for review and ratification. In 2025, the Compensation Committee also reviewed and approved the updated compensation for Dr. Guthart in conjunction with his transition to Executive Chair. Following its approval, the Compensation Committee presented the changes to the independent members of our Board for review and ratification.
Role of Executive Officers
In Q1 2025, Dr. Guthart made recommendations to the Compensation Committee regarding the base salary, annual performance-based cash bonus award, and equity awards for the executive officers at the time, other than himself. At the Compensation Committee’s request, Dr. Guthart reviewed with the Compensation Committee the individual performance of each of the other executive officers, including each of our other NEOs. The Compensation Committee gave considerable weight to Dr. Guthart’s evaluations and determined whether the recommended changes in each executive officer’s compensation, if any, were appropriate.
The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. In addition, the CEO participates in

Compensation Committee meetings, providing input from our executive team on organizational structure, executive development, and financial analysis.
Role of Compensation Consultant
In 2025, the Compensation Committee directly retained the services of Aon to assist it in fulfilling its duties and responsibilities. Aon does not provide services to the Company or its management outside of the services provided to the Compensation Committee unless directed by the Compensation Committee.
The Compensation Committee annually reviews the performance of Aon. As part of this annual review, the Compensation Committee considers the independence of the consultant in accordance with SEC and Nasdaq rules and has concluded that the work that Aon performed for the Compensation Committee in 2025 has not raised any conflict of interest.
Competitive Positioning
The Compensation Committee reviews competitive market data each year as part of its process for determining executive compensation. While the Compensation Committee does not establish compensation levels based solely on this information, competitive data serves as an important reference point to ensure our programs remain aligned with market practices and support our ability to attract, motivate, and retain key talent. Generally, the Compensation Committee reviews our executive compensation relative to our established competitive market (based on an analysis of the compensation policies and practices of a select group of peer companies that is approved annually by the Compensation Committee) every year. With support from its independent compensation consultant, Aon, the Compensation Committee reviews peer company compensation levels, market trends in program design, and competitive data for each element of pay, which includes base salary, annual incentive opportunities, and long-term incentive awards. This annual review helps the Compensation Committee assess both the competitiveness and overall structure of our programs and ensures ongoing alignment with our compensation philosophy. Aon provides updated benchmarking for the approved peer group each year, including compensation data at the 25th, 50th, and 75th percentiles. The Compensation Committee uses this information to understand the external market for executive talent and to help assess the cost, competitiveness, and overall positioning of our programs. Consistent with prior disclosures, the Compensation Committee considers this data along with individual performance, internal equity, and the Company’s overall business needs when making compensation decisions. Reflecting the long-term nature of our business and our commitment to strong alignment with shareholders, the Compensation Committee continues to place greater emphasis on equity compensation relative to cash. As a reference point for our NEOs, the Compensation Committee targets the total direct compensation values, which includes base salary, target annual bonus, and the estimated grant date fair value of equity awards, between the 50th and 75th percentiles of our peers, based on the compensation peer group established by the Compensation Committee in consultation with Aon.
The Compensation Committee engaged Aon to assist with reviewing our compensation peer group and assessing the competitiveness of our executive compensation program for 2025. In evaluating and determining whether to make changes to the compensation peer group, the Compensation Committee considered the following selection criteria, as of July 24, 2024:
•Location of the Company (U.S.-based);
•Ownership structure of the company (publicly-traded);
•Company’s industry (medical device, medical supplies, life sciences tools, and services and technology);
•Revenues (approximately 0.5x to 3x the Company’s last four quarters’ revenue); and
•Market capitalization (approximately 0.3x to 3x the Company’s market capitalization).

After considering the analysis performed by Aon, in July 2024, the Compensation Committee selected the following direct compensation peer group for use in 2025:

Adobe Inc.	Edwards Lifesciences Corporation	ServiceNow, Inc.
Agilent Technologies, Inc.	IDEXX Laboratories, Inc.	Stryker Corporation
Align Technology, Inc.	Illumina, Inc.	Synopsys, Inc.
Arista Networks Inc.	Intuit Inc.	Vertex Pharmaceuticals Incorporated
Becton, Dickinson and Company	Mettler-Toledo International Inc.	Workday, Inc.
Block, Inc. (formerly ‘Square, Inc.’)	Palo Alto Networks, Inc.	Zimmer Biomet Holdings, Inc.
Boston Scientific Corporation	Regeneron Pharmaceuticals, Inc.
DexCom, Inc.	ResMed Inc.
Four companies (Palo Alto Networks, Inc., Regeneron Pharmaceuticals, Inc., Synopsys, Inc., and Vertex Pharmaceuticals Incorporated) were added to the peer group. One company (VMWare, Inc.) was removed from the peer group due to its acquisition in November 2023. At time of approval, the Company was positioned within such peer group at the 47th percentile for revenue and the 88th percentile for market capitalization.

Executive Compensation Elements
The following table lists the elements of the 2025 target direct compensation for our executive compensation program. A mix of fixed and variable compensation elements is used to drive Company performance by applying specific measures that correlate to the creation of stockholder value and aligning our financial and strategic Company goals.

	Fixed	Variable Short-Term	Variable Long-Term (1)		Other
	Base Salary	Annual Performance-based Cash Bonus	RSUs	PSUs	Benefits
Attract, Reward, and Retain
Primary Purpose	Provide competitive, fixed cash compensation	Provide focus on annual financial goals and motivate team performance	Create ownership and align with long-term stockholder interests and company performance		Encourage wellness and financial savings
Performance Measures		Adjusted operating income and strategic corporate objectives		Adjusted operating margin and procedure metrics (2)
Performance Period / Vesting Period	Ongoing: Annual review	1-year performance period	4-year vesting ratably	3-year cliff vesting	Ongoing

(1)50% of our NEOs’ equity award mix consists of PSUs, and the remaining 50% consists of RSUs. Additionally, all of our NEOs still hold unvested and outstanding stock options, which will continue to reward the creation of long-term value for the Company and align executives with shareholder interests.
(2)Refer to the “Long-Term Incentive Compensation” subsection of the “Executive Compensation” section of the Proxy for a description of these performance measures.
Base Salary
In January 2025, the Compensation Committee reviewed the base salaries of our executive officers, including our NEOs, for possible adjustments. After taking into consideration our “team-based” approach to compensation, as well as competitive market data provided by Aon, the Compensation Committee set the base salaries of our NEOs as follows:

	Base Salary ($)
Named Executive Officer	As of April 1, 2025	As of April 1, 2024	Percentage Change
David J. Rosa	825,000	760,000	8.6%
Gary S. Guthart, Ph.D.	1,050,000	1,015,000	3.4%
Jamie E. Samath (1)	683,000	605,000	12.9%
Henry L. Charlton (2)	670,000	600,000	11.7%
Gary H. Loeb (3)	615,000	N/A	N/A
Mark P. Brosius (4)	540,800	N/A	N/A

(1)Mr. Samath’s base salary was increased to $683,000 on January 1, 2025, in connection with his promotion to Executive Vice President and broadening of scope to Enterprise Technology Leader.
(2)Mr. Charlton’s base salary was increased to $670,000 on January 1, 2025, in connection with his promotion to Executive Vice President.
(3)Mr. Loeb’s base salary was increased to $615,000 on January 1, 2025, in connection with his promotion to Executive Vice President. Mr. Loeb’s base salary as of April 1, 2024, is not included, as Mr. Loeb was not an NEO in 2024.
(4)Mr. Brosius’s base salary will be increased to $620,800 on March 23, 2026, in connection with his promotion to Executive Vice President. Mr. Brosius’s base salary as of April 1, 2024, is not included, as Mr. Brosius was not an NEO in 2024.
Mr. Rosa’s base salary was increased to $925,000 on July 1, 2025, in connection with his promotion to Chief Executive Officer, and Dr. Guthart’s base salary was decreased to $700,000 on July 1, 2025, in connection with his transition to Executive Chair of the Board. These changes were subsequently ratified by the independent members of the Board.
The base salaries earned by our NEOs during 2025 are set forth in the “2025 Summary Compensation Table” below.

Annual Performance-Based Cash Bonuses
Under our CIP, we use annual performance-based cash bonuses to motivate and reward our executive officers, including our NEOs, to achieve or exceed our short-term financial and operational objectives while making progress towards our long-term growth and other goals. Consistent with our executive compensation philosophy, these annual performance-based cash bonuses constitute a smaller portion of the target total direct compensation opportunity of our executive officers than their long-term equity awards.
At the end of each year, the Compensation Committee determines the amount of the bonus award to be paid to each executive officer by comparing our actual results to the performance goals established for the year. The Compensation Committee may, in its discretion, reduce or increase the amount of any individual award based on an executive officer’s overall performance and respective contribution to the achievement of our performance goals.
Target Annual Cash Bonus Opportunities
Given our emphasis on long-term stockholder value creation over annual operating results, while the target annual cash bonus opportunities for which our executive officers are eligible under the CIP are aligned with the competitive market, the maximum annual cash bonus opportunities are relatively low compared to the competitive market. In April 2025, the target and maximum annual cash bonus opportunities (expressed as a percentage of base salary) under the CIP for our NEOs were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Maximum Annual Cash Bonus Opportunity (as a percentage of base salary) (1)
David J. Rosa (2)	125%	156.25%
Gary S. Guthart, Ph.D.	150%	187.5%
Jamie E. Samath (3)	100%	125%
Henry L. Charlton (3)	100%	125%
Gary H. Loeb	100%	125%
Mark P. Brosius (4)	75%	93.75%

(1)The maximum annual cash bonus opportunity (as a percentage of base salary) is calculated at 125% of the percentages of the target annual cash bonus opportunity set forth above; however, the Compensation Committee may award higher amounts based on individual performance.
(2)In January 2025, the target and maximum annual cash bonus opportunities for 2025 (expressed as a percentage of base salary) under the CIP were changed for Mr. Rosa as part of CEO succession planning and in line with the market established by our compensation peer group; the target was set to 125% and the maximum was set to 156.25%.
(3)In January 2025, the target and maximum annual cash bonus opportunities for 2025 (expressed as a percentage of base salary) under the CIP were changed for Messrs. Samath and Charlton in connection with their promotions to Executive Vice President; their respective target annual cash bonus opportunities were set to 100% and their respective maximum annual cash bonus opportunities were set to 125%.
(4)On March 24, 2026, the target and maximum annual cash bonus opportunities for 2026 (expressed as a percentage of base salary) under the CIP will be changed for Mr. Brosius in connection with his promotion to Executive Vice President; his target annual cash bonus opportunity will be set to 100% and his maximum annual cash bonus opportunity will be set to 150%.
Mr. Rosa’s target and maximum annual cash bonus opportunities (as a percentage of base salary) increased to 150% and 187.5%, respectively, on July 1, 2025, in connection with his promotion to Chief Executive Officer, which are consistent with the levels that were in place for Dr. Guthart. His annual cash bonus will be prorated between his previous target percentage set forth in the table above and his new target percentage.
In connection with his transition to Executive Chair of the Board on July 1, 2025, Dr. Guthart will no longer be eligible to receive a bonus under the CIP. His annual cash bonus for 2025 will be prorated for his time as Chief Executive Officer using his previous target percentage set forth above.
In January 2026, under the 2026 CIP, the maximum annual cash bonus opportunity (as a percentage of base salary) was increased from 125% to 150% and, therefore, will be calculated at 150% of the percentages of the target annual cash bonus opportunity set forth above.
Annual Cash Bonus Plan Formula and Funding
For 2025, the CIP for each executive officer, including our NEOs, was designed to be funded through an incentive pool based on our achievement of an adjusted operating income (“AOI”) goal, as set forth in our annual operating plan, and several pre-established strategic Company performance objectives (the “Company Performance Goals”). The amount of the incentive pool that is paid out as annual cash bonuses for each executive officer was determined by an equal weighting of achievement of the AOI goal (50%) and aggregate achievement of the Company Performance Goals (50%).
In January 2026, under the 2026 CIP, the Compensation Committee approved a revised weighting of these performance measures for all Company employees, including our NEOs, of achievement of the AOI goal at 35% and aggregate achievement of the Company Performance Goals at 65%.
“AOI” is an operational metric used for the purposes of measuring the CIP payout and is defined as operating income, excluding CIP expense, share-based compensation and long-term incentive plan expenses, non-cash amortization of intangible assets, litigation charges, gain on a sale of a business, contributions to the Intuitive Foundation, and other adjustments, primarily related to inventory cost accounting and operating expense hedging.
The Company Performance Goals are established at the corporate level by the executive team and the CEO and then reviewed and approved by our Board annually at the beginning of the year. For 2025, the Company Performance Goals fell into five categories: Customer Adoption & Support; Innovation; Operational Excellence; Quality & Regulatory; and Key Financial Metrics. Given their relationship to our annual operating plan and business strategy and because the Company Performance Goals and their specific target levels are highly confidential, we do not publicly disclose them. We believe their disclosure would provide our competitors, customers, and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.
The Company Performance Goals are designed to focus on the short-term objectives that we believe ultimately drive the long-term success of the Company. There is a risk that payments with respect to any specific goal will not be made at all or will be made at less than 100% of the target level. The achievement of the goals may be affected by several factors including, but not limited to, the impact of changes in healthcare legislation and policy, global and regional conditions, credit markets and the related impact on healthcare spending, timing and success of product development and market acceptance of developed products, changes in trade agreements and/or tariffs imposed on cross-border commerce, competitive dynamics, and regulatory approvals, clearances, and restrictions. Because several of these factors are not entirely within the control of our executives and given the “stretch” nature of the goal-setting process, we believe that it would be relatively difficult to fully achieve the Company Performance Goals in any year. The challenge of the goals and uncertainty in the environment ensures that any payments under the CIP are truly performance-based, which is consistent with the plan’s objectives.
The following table outlines the 2025 CIP incentive pool funding level that would be attained based on the AOI goal and the Company Performance Goals at the threshold (0%), target (100%), and maximum (125%) achievement levels. Where achievement is obtained between any two levels, the CIP funding level is determined using linear interpolation.

		CIP Funding Level
CIP Goal	Performance Weighting (%)	Threshold (0%) (1)	Target (100%)	Maximum (125%)
AOI Achievement Amount Required (in $ billions)	50%	$3.210	$3.368	$3.710
Aggregate Percent Achievement of Company Performance Goals Required	50%	—%	100%	125%

(1)If the AOI threshold is not achieved, the incentive pool for our NEOs will not be funded, and our NEOs will not be eligible to receive any bonus under the CIP. If the incentive pool is funded, there is no threshold for the Company Performance Goals achievement, and the funding level will be based on actual Company Performance Goals achievement with a maximum payout of 125%.
2025 Bonus Decisions
Based on our 2025 performance outlined below, the CIP was funded at 115.2% of the target level for our NEOs. The annual cash bonus payments made to our other NEOs were approved by the Compensation Committee or, in the case of Dr. Guthart and Mr. Rosa, ratified by the independent members of the Board. The 2025 annual cash bonus payment amounts for our NEOs are set forth in the “2025 Summary Compensation Table.”

	Performance Weighting (%)	Actual Achievement	CIP Funding Level Achieved
Actual AOI Achievement (in $ billions)	50%	$3.969	125.0%
Actual Company Performance Goals Achievement	50%	105.3%	105.3%
Actual CIP Funding			115.2%

Each of the five categories included as part of the company performance goals are described in the table and accompanying footnotes below, including the goal category weighting, actual results, as well as the overall achievement percentage resulting from the level of achievement of the performance goals.

Company Performance Goals Category	Category Weighting (%)	Actual Results	Overall Achievement
Customer Adoption & Support (1)	22.5%	110.8%	24.9%
Innovation (2)	40.0%	103.5%	41.4%
Operational Excellence (3)	19.5%	101.7%	19.8%
Quality & Regulatory (4)	13.0%	102.7%	13.4%
Key Financial Metrics (5)	5.0%	115.7%	5.8%
Total			105.3%

(1)2025 goals within this category included: grow worldwide da Vinci procedures and installed base, grow Ion procedures and installed base, grow advanced technology revenue, and establish da Vinci 5 surgical system and digital validation references.
(2)2025 goals within this category included: execute da Vinci 5 surgical system broad launch, regional expansion and new indications for the da Vinci SP surgical system, regional expansion for the Ion endoluminal system, scale our da Vinci 5 surgical system digital capabilities, and achieve specified milestones in certain R&D projects.
(3)2025 goals within this category included: execute on multiple cost reduction initiatives, execute on scheduled facility openings and line transfers, and implement certain information technology system enhancements.
(4)2025 goals within this category included: improve complaint rates and execute on our quality improvement plan.
(5)2025 goals within this category included: achieve gross margin and operating cost measures.
Long-Term Incentive Compensation
Our long-term incentive compensation consists of equity awards in the form of RSUs and PSUs. Prior to 2024, equity awards in the form of stock options were also granted. We grant these equity awards to ensure that our executive officers, including our NEOs, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meet our overall goals of alignment with long-term performance, stockholder value creation, and retention of our executive officers. The Compensation Committee also believes that the granting of equity awards with multi-year performance or service vesting requirements creates a performance and retention incentive and encourages our executive officers to focus on our long-term business objectives and driving long-term stock price performance. We further believe using this equity incentive compensation mix rewards each executive officer for their contributions to the future success of the Company and incentivizes them to work towards the Company’s long-term critical performance goals, including through the use of stretch company-based goals with respect to the PSUs.
For 2025, executives, including the named executive officers, were generally granted PSUs as one-half of their equity mix, with the remainder of their equity award value granted in the form of RSUs. RSUs and PSUs are generally granted once per year in February, other than in connection with new hires and promotions, with a 50%/50% mix. The RSUs vest 25% annually over a four-year period, while the PSUs are eligible to vest as 0-125% of the target number of PSUs after a three-year period based on the achievement of the applicable performance objectives.
Stock option awards were generally granted bi-annually in February and August, other than in connection with new hires and promotions. For currently outstanding unvested stock options, the February stock option grants vest 1/8 upon completion of six months of service and 1/48 per month thereafter, through a four-year period, while the August stock option grants vest 7/48 upon completion of one month of service and 1/48 per month thereafter, through a 3.5-year period.
Individual grant awards are determined by the Compensation Committee after considering various factors, including a competitive market analysis prepared by our compensation consultant, the current value of our common stock, the overall available stock pool under our active equity plans, and the individual performance of each NEO. The Compensation Committee also considers the CEO’s recommendations for the other NEOs when approving equity awards. The Compensation Committee determines and presents its equity award recommendation for the CEO to the independent members of the Board for their ratification.
The Compensation Committee has implemented a performance equity award program in the form of PSUs to reward the creation of long-term value for the Company and more closely align executives with shareholder interests. As of December 31, 2025, we had three types of active PSUs: the 2025 PSUs, the 2024 PSUs, and the 2023 PSUs.

All active PSUs are eligible to be earned over an approximately three-year performance period based on actual performance as determined by the Compensation Committee and continued service. The PSUs generally vest on the three-year anniversary of the grant date, subject to continued service through such date. The PSUs have an overall payout range of 75% of target to 125% of target, as determined by the Compensation Committee.
For the 2025 PSU program (granted in 2025), one-third of the PSUs are eligible to be earned based on the Company’s adjusted operating margin percentage relative to the selected peer group over the performance period, while the remaining two-thirds of the PSUs are eligible to be earned based on the achievement of specified da Vinci and Ion procedure growth targets based on multi-year periods within the overall performance period. The Compensation Committee replaced the relative TSR metric utilized in the 2024 and 2023 PSU programs with a relative adjusted operating margin percentage metric after gaining valuable insight from shareholders as part of our ongoing shareholder engagement process, with the intention to incentivize management to drive strong execution performance that balances growth and profitability.
For purposes of the 2025 PSUs, adjusted operating margin percentage is measured by (i) income from operations, as determined in accordance with GAAP, adjusted to add back share-based compensation expense, intangible assets amortization expense, and litigation charges (or subtract litigation recoveries) and, solely with respect to the Company, add back Company donations to the Intuitive Foundation, divided by (ii) revenue, as determined in accordance with GAAP, expressed as a percentage. Adjusted operating margin percentage is measured relative to the following selected peer group companies: Abbott Laboratories, Alcon Inc., Align Technology, Inc., Baxter International Inc., Becton, Dickinson and Company, Boston Scientific Corporation, Danaher Corporation, DENTSPLY SIRONA Inc., DexCom, Inc., Edwards Lifesciences Corporation, GE HealthCare Technologies Inc., Hologic, Inc., Illumina, Inc., Inspire Medical Systems, Inc., Medtronic plc, PROCEPT BioRobotics Corporation, ResMed Inc., Solventum Corporation, Stryker Corporation, and Zimmer Biomet Holdings, Inc.
For each metric, no shares will be earned if the actual performance is below the threshold attainment level. We believe that the design of our PSU programs provides a strong long-term focus on both operational and stock-based performance of the Company with the opportunity to reward stretch performance up to a maximum of 125% to minimize excessive risk taking in the plan design.
The below table outlines the metrics by which the 2025 PSUs are eligible to be earned as well as the earned/vested PSU payout achievement factor for the achievement of threshold, target, or maximum performance.

		% Earned/Vested
2025 PSU Program Metrics	Weighting	Threshold	Target	Maximum
2024 vs. 2026 Procedure Count Growth (1)	33.3%	75%	100%	125%
2024 vs. 2027 Procedure Count Growth (2)	33.3%	75%	100%	125%
Relative Adjusted Operating Margin Percentage (3)	33.3%	75%	100%	125%

(1)Calculated as the combined da Vinci and Ion procedure count for the year ended December 31, 2026, less the combined da Vinci and Ion procedure count for the year ended December 31, 2024.
(2)Calculated as the combined da Vinci and Ion procedure count for the year ended December 31, 2027, less the combined da Vinci and Ion procedure count for the year ended December 31, 2024.
(3)Calculated as the Company’s adjusted operating margin percentage relative to the adjusted operating margin percentage of companies within the selected peer group. The adjusted operating margin for each company will be determined by calculating the average adjusted operating margin over the period beginning January 1, 2025, and ending December 31, 2027, based on the three immediately prior trailing twelve-month periods and as reported in such company’s public filings with the SEC (that have been filed prior to February 15, 2028). The relative adjusted operating margin percentage will be determined by ranking the Company and the peer group companies from highest to lowest according to their respective adjusted operating margin percentages. The Company’s threshold, target, and maximum relative adjusted operating margin percentage performance metrics have been set as the 50th, 67th, and greater than or equal to the 75th percentiles, respectively.
PSU Performance
For the 2023 PSU program (granted in 2023), as of February 20, 2026, each of the performance periods have been completed. The Company previously achieved procedure count growth (combined da Vinci and Ion procedure count for the year ended December 31, 2024, less the combined da Vinci and Ion procedure count for the year ended December 31, 2022) of approximately 880,600 procedures, which exceeded the maximum attainment level, resulting in one-third of the 2023 PSUs being attained at the maximum level. The Company achieved procedure count growth (combined da Vinci and Ion procedure count for the year ended December 31, 2025, less the combined da Vinci and Ion procedure count for the year ended December 31, 2022) of approximately 1,399,516 procedures, which exceeded the maximum attainment level, resulting in one-third of the 2023 PSUs being attained at the maximum level. Finally, the Company achieved a relative TSR at the 94th percentile for the three-year performance period ending February 20, 2026, which exceeded the maximum attainment level of greater than or equal to the 75th percentile, resulting in one-third of the 2023 PSUs being attained at the maximum level. The overall final attainment level for the 2023 PSU program was 125%.
For the 2024 PSU program (granted in 2024), the Company achieved procedure count growth (combined da Vinci and Ion procedure count for the year ended December 31, 2025, less the combined da Vinci and Ion procedure count for the year ended December 31, 2023) of approximately 957,363 procedures, which exceeded the maximum attainment level, resulting in one-third of the 2024 PSUs being attained at the maximum level.
Given the relationship of procedure counts to our annual operating plan and business strategy and because the Company’s performance goals and their specific target levels are highly confidential, we do not publicly disclose the procedure count goals. We believe their disclosure would provide our competitors, customers, and other third parties with significant insights regarding our confidential business strategies, which could cause us substantial competitive harm.
Equity Award Grants
In 2026, the Compensation Committee authorized the following equity awards for our NEOs:

	Shares of Company Common Stock Underlying RSUs Granted			Target Shares of Company Common Stock Subject to PSUs Granted
Named Executive Officer	2026	2025	2024	2026	2025	2024
David J. Rosa (1)	13,441	16,795	15,263	13,441	16,795	15,263
Gary S. Guthart, Ph.D. (2)	—	13,732	19,841	—	13,732	19,841
Jamie E. Samath	6,720	5,951	7,631	6,720	5,951	7,631
Henry L. Charlton	4,032	4,120	6,868	4,032	4,120	6,868
Gary H. Loeb (3)	3,584	3,662	N/A	3,584	3,662	N/A
Mark P. Brosius (3)	4,928	3,891	N/A	4,928	3,891	N/A

(1)    The equity awards granted to Mr. Rosa in 2025 include additional equity grants of RSUs and PSUs on July 10, 2025, in connection with his promotion to Chief Executive Officer of the Company in July 2025.
(2)     Beginning in 2026, Dr. Guthart will not receive annual equity award grants as an employee but rather will be granted equity awards for his services as Chair of the Board, as disclosed under “Compensation for Directors — Equity Compensation.”
(3)    The equity awards granted to Mr. Loeb and Mr. Brosius in 2024 are not included, as Mr. Loeb and Mr. Brosius were not NEOs in 2024.
The terms of the 2026 PSUs granted to our NEOs are similar to the terms of the 2025 PSU Program described above.
NEO Equity Award Grants as a Percentage of Total Equity Award Grants
Equity is an important part of our compensation package to employees company-wide and allows us to attract and retain critical talent in a very competitive labor market. The total equity awards granted to our NEOs remain at a small percentage relative to the total equity awards granted to our employees company-wide for the last ten years.

For 2016 through 2025, the percentage of NEO equity award grants relative to total equity award grants were as follows:

NEO Grants % of Total
6%
5%
4%
3%
2%
1%
0%
4.6%
4.6%
4.3%
3.0%
3.8%
3.4%
3.5%
4.3%
4.4%
5.3%
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

In 2025, we had six NEOs, in accordance with SEC rules, compared to five NEOs in all other years, which accounts for the increase in NEO equity award grants relative to total equity award grants.
Equity Award Grant Policies
The Compensation Committee reviews and approves annual equity award grants to our executive officers, including our NEOs, and our CEO’s equity awards are ratified by the independent members of the full Board. From 2020 to 2023, RSUs and PSUs were granted on the last trading day of February each year. Beginning in 2024, the grant date of RSUs and PSUs changed to be on February 26 of each year. The number of RSUs granted is determined by taking the target grant value and dividing by the 60 trading-day average closing price of the Company’s common stock reported by Nasdaq through the last trading day of the month prior to the date of grant.
Prior to 2024, the Company granted stock options to our executive officers. From 2020 to 2022, these stock options were granted bi-annually on the last business day of February and on the same date in August or, if that date was not a business day, the next business day. In 2023, the Company changed the timing of these stock option grants to the last trading day of February and August 10 or, if that date was not a trading day, the next trading day.
We do not time the granting of equity awards with any favorable or unfavorable news released by the Company. We do not take material nonpublic information into account when determining the timing and terms of equity awards or for the purpose of affecting the value of executive compensation. Initial equity award grants are consistently granted on the tenth day of the month. Proximity of any awards to an earnings announcement or other market events is coincidental.
Welfare and Other Employee Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees, including our NEOs, who satisfy certain eligibility requirements, including requirements relating to age and length of service. We match 200%

of employee contributions up to $2,000 per calendar year per participant, including our named executive officers. All matching employer contributions are fully vested when made.
In addition, we provide all of our employees who work 20 hours or more per week, including our NEOs, a variety of health and welfare benefits. These benefits include medical, dental, and vision benefits, healthcare and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
Our employee benefits programs are intended to be affordable and competitive in relation to the market. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
We do not provide perquisites to our executive officers, including our NEOs, except in limited situations where we believe it is appropriate to assist an individual in the performance of specific duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In 2025, we began to provide certain security arrangements consisting of personal security services and residential security services to facilitate our executive officers’ and their families’ safety.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of specific duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to periodic review by the Compensation Committee.
Post-Employment Compensation
Our Board has adopted a change-in-control plan (the “Change-in-Control Plan”). Under the Change-in-Control Plan, all eligible employees of the Company who have been employed at least six months prior to the date of their separation from service, including our NEOs, are eligible to receive certain payments and benefits in the event of a termination of employment without cause or an involuntary separation from service within 12 months after a change in control of the Company.
We believe the Change-in-Control Plan is beneficial to our stockholders, because it minimizes the uncertainty presented to our valuable workforce in the case of a change in control of the Company. In addition, we provide the Change-in-Control Plan to encourage our employees to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. In the case of our executives, the Change-in-Control Plan is intended to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company, particularly when the services of the executives may not be required by the acquiring entity. In such a situation, we believe that these protections are necessary to encourage retention of the executives through the conclusion of the transaction and to ensure a smooth management transition. The payments and benefits provided under the Change-in-Control Plan have been designed to provide our eligible employees, including our NEOs, with consistent treatment that is competitive with current market practices.
A description of the terms and conditions of the Change-in-Control Plan, as well as information about the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2025, are set forth in “Potential Payments Upon Termination or Change in Control” below.
Our Board has also adopted a cash severance policy for NEOs (the “2.99x Policy”) under which the Company will not enter into or adopt any new employment agreement or severance agreement with any NEOs or establish any new severance plan or policy covering any such NEOs that provides for cash severance payments in connection with the termination of such NEOs’ employment exceeding 2.99 times the sum of such NEOs’ base salary plus target annual bonus award opportunity under the Company’s annual bonus plan, without seeking stockholder ratification of such agreement, plan, arrangement, or policy. Certain customary items are excluded from the calculation of cash severance payments under the 2.99x Policy.

Other Compensation Policies
Stock Ownership Guidelines
We believe that stock ownership by our executives and the members of our Board is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. In accordance with our stock ownership guidelines in effect since January 29, 2015, and last amended on October 26, 2023, these guidelines require (i) our CEO to maintain a minimum level of stock ownership equal to six times (6x) his annual base salary and (ii) our President, if applicable, and each of our Executive Vice Presidents to maintain a minimum level of stock ownership equal to three times (3x) their respective annual base salary (the “Officer Minimum Ownership Requirement”).
For purposes of determining stock ownership levels, the following forms of equity interests are included: (i) shares owned outright by the CEO, President, or Executive Vice President or by his or her spouse or children sharing the same household; (ii) shares held in trust for the benefit of the CEO, President, or Executive Vice President or for the benefit of his or her spouse or children sharing the same household; (iii) shares held through a fund or other entity as to which the CEO, President, or Executive Vice President has control; (iv) common stock, stock units, or other stock equivalents obtained through the exercise of stock options or vesting of Company equity awards; and (v) shares of common stock underlying outstanding restricted stock and restricted stock unit awards, in each case, that vest solely based on the passage of time or where the performance goals have been achieved. Shares that count toward satisfaction of the Officer Minimum Ownership Requirement shall not include: (i) shares of common stock subject to outstanding and unexercised stock options or warrants, whether vested or unvested and whether exercisable or unexercisable; (ii) shares of common stock subject to performance-based vesting restricted stock and restricted stock unit awards or other performance-based incentive awards to the extent the applicable performance goals have not been achieved; and (iii) all other forms of derivative securities.
These stock ownership guidelines are intended to create a clear standard that encourages these executives to remain invested in the performance of the Company and our stock price. Each individual subject to the Officer Minimum Ownership Requirement has five years from the date they become subject to the stock ownership guidelines to achieve compliance with the guidelines. Each of the individuals subject to the Officer Minimum Ownership Requirement met the guidelines as of December 31, 2025.
Clawback Policy
Our Clawback Policy (the “Policy”) is intended to comply with SEC and Nasdaq listing standards and maintain a culture of focused, diligent, and responsible management that discourages conduct detrimental to the growth of the Company. Accordingly, as set forth in the Policy, the Company is required to recover certain erroneously paid incentive-based compensation, including cash incentive or performance-vesting equity compensation, of its current and former executive officers in the event the Company is required to prepare a qualifying accounting restatement. The policy provides that such erroneously paid incentive-based compensation may also be recovered from other compensation payable by the Company (including any awards, whether time- or performance-vesting). On January 29, 2026, the Board amended the Policy to provide that, in the event of a qualifying accounting restatement where the Compensation Committee determines that a current or former executive officer’s fraudulent or willful misconduct contributed to such restatement, the Compensation Committee shall have the discretion to require such officer to repay or forfeit any time-based or performance-based equity awards granted, earned, or vested during the applicable three-year period prior to the restatement as defined in the Policy.
In addition, our 2010 Plan provides for the ability of the administrator to provide, in the terms of awards or by separate agreement, for recovery of any awards (whether time- or performance-vesting) granted thereunder, including any proceeds or gains received in respect thereof, in the event of certain terminations of the holder for “cause” or to otherwise comply with any clawback policy adopted by the Company.
Tax and Accounting Considerations
Deductibility of Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for certain executive officers, including our Chief Executive Officer, Chief Financial Officer, and each of the next three highest compensated executive officers for the taxable year.

While the Compensation Committee considers the deductibility of compensation along with other factors when making compensation decisions, it believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Nonqualified Deferred Compensation
The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
“Golden Parachute” Payments
Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2025, and we have not agreed and are not otherwise obligated to provide any executive officer, including any NEO, with such a “gross-up” or other reimbursement.
Accounting for Share-Based Compensation
We follow ASC 718 for our share-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including RSUs, PSUs, and stock options based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Compensation Risk Considerations
The Compensation Committee considers, in establishing and reviewing our employee compensation programs, whether each of these programs encourages unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of our Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:
•Base salaries are fixed in amount and, thus, do not encourage risk taking.
•While annual performance-based awards focus on achievement of short-term goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a reasonable portion of employees’ target total direct compensation opportunities. Performance-based awards are based on various departmental and Company-wide metrics; funding for the awards is capped at the Company level, and the distribution of the funds to executive officers and other employees is at the discretion of the Compensation Committee.
•Long-term equity awards are important to help further align employees’ interests with those of our stockholders. A portion of the equity mix for executives, including the named executive officers, is made in the form of PSUs, which provide a strong long-term focus on both operational and, for certain grants, stock-based performance of the Company without encouraging significant risk-taking in order to achieve such performance goals. The ultimate value of the awards is tied to the Company’s stock price and, since awards are staggered and subject to long-term vesting schedules, they help ensure our executive officers have significant value tied to our long-term stock price performance. As described above in the Compensation Discussion and Analysis, we have established procedures related to the timing and approval of equity awards.
Because of the above, we believe that our employee compensation programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success.

Compensation of Named Executive Officers
2025 Summary Compensation Table
The following Summary Compensation Table sets forth summary information concerning the compensation provided to our NEOs in the years ended December 31, 2025, 2024, and 2023, for services to our Company in all capacities.

Name and Principal Position During 2025	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
David J. Rosa	2025	858,750	18,674,872	—	1,373,859	89,999	20,997,480
Chief Executive Officer	2024	745,000	11,969,151	—	1,046,167	2,000	13,762,318
	2023	676,676	8,128,162	2,805,960	860,120	93,038	12,563,956
Gary S. Guthart, Ph.D.	2025	866,250	15,954,662	—	886,156	387,869	18,094,937
Executive Chair of the Board of Directors	2024	1,006,250	15,559,188	—	1,628,994	2,000	18,196,432
	2023	955,000	7,385,307	2,442,064	1,610,743	56,267	12,449,381
Jamie E. Samath	2025	683,000	6,914,229	—	786,816	12,000	8,396,045
Executive Vice President, Chief Financial Officer and Enterprise Technology Leader	2024	595,000	5,984,187	—	452,570	2,000	7,033,757
	2023	555,000	3,021,376	999,019	386,278	66,692	5,028,365
Henry L. Charlton	2025	670,000	4,786,863	—	771,840	12,000	6,240,703
Executive Vice President and Chief Commercial and Marketing Officer	2024	596,250	5,385,855	—	484,315	2,000	6,468,420
	2023	580,000	3,021,376	999,019	423,807	72,389	5,096,591
Gary H. Loeb	2025	615,000	4,254,731	—	708,480	12,000	5,590,211
Executive Vice President and Chief Legal and Compliance Officer

Mark P. Brosius	2025	534,350	4,520,797	—	462,243	22,000	5,539,390
Senior Vice President and Chief Manufacturing and Supply Chain Officer

(1)The amounts reported in these columns represent the grant date fair values of the RSUs, PSUs, and stock options granted to the NEOs in the applicable year, determined in accordance with ASC 718. See Note 10 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 3, 2026, for a discussion of all assumptions made by us in determining the grant date fair value of these equity awards.
(2)PSUs granted to NEOs are eligible to be earned over an approximately three-year performance period and have an overall payout range of 75% to 125% of target, as determined by the Compensation Committee. For the 2023 PSUs and 2024 PSUs, one-third of the PSUs are eligible to be earned based on the Company’s TSR relative to the Peer Group Index over the three-year performance period (the “market condition component”) while the remaining two-thirds of the PSUs are eligible to be earned based on the achievement of specified procedure growth targets for periods within the overall performance period (the “performance condition component”). The market condition component of the fair value of the 2023 PSUs and 2024 PSUs is determined as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables to estimate the probability of meeting the performance objectives established for the award, including the expected volatility of our stock price relative to the S&P Health Care Equipment Select Industry Index at the end of the three-year performance period and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period; accordingly, the maximum grant date fair values are the same as their target grant date fair values. The performance condition component of the fair value of the 2023 PSUs and 2024 PSUs is determined based on the fair market value of our common stock on the grant date. For each metric, no shares will be earned if the actual performance is below the threshold attainment level.
For the 2025 PSUs, one-third of the PSUs are eligible to be earned based on the Company’s relative adjusted operating margin percentage relative to the selected peer group over the three-year performance period, while the remaining two-thirds of the PSUs are eligible to be earned based on the achievement of specified procedure growth targets for periods within the overall performance period. As each of the components are performance conditions, the fair value of the 2025 PSUs is determined based on the closing stock price on the grant date. For each metric, no shares will be earned if the actual performance is below the threshold attainment level.
In 2025, there were two 2025 PSU grants, one in February to all of our NEOs and one in July to Mr. Rosa related to his promotion to Chief Executive Officer of the Company. The grant date fair values were $1,772,998, $2,659,498, $1,152,565, $798,198, $709,316, and $753,466 for Mr. Rosa, Dr. Guthart, Mr. Samath, Mr. Charlton, Mr. Loeb, and Mr. Brosius, respectively, for the February grant, and $1,339,323 for Mr. Rosa’s July grant. The maximum grant date fair values were $4,431,770, $6,647,292, $2,880,687, $1,994,042, $1,772,563, and $1,883,666 for Mr. Rosa, Dr. Guthart, Mr. Samath, Mr. Charlton, Mr. Loeb, and Mr. Brosius, respectively, for the February grant, and $3,349,623 for Mr. Rosa’s July grant.

(3)Represents the annual bonus earned in the designated year under the CIP paid in March of the following year. See the “Compensation Discussion and Analysis” section above for a more detailed discussion.
(4)In 2025, this category included $75,038 of personal security services, $10,000 of residential security services, and $2,961 of tax gross-ups for taxable personal security services for Mr. Rosa; $112,723 of personal security services, $272,232 of residential security services, and $914 of tax gross-ups for taxable personal security services for Dr. Guthart; $20,000 of residential security services for Mr. Brosius; and $10,000 of residential security services for each other NEO. Costs of security relating to travel for business purposes are not included. In addition, this category included matching contributions paid by us pursuant to our 401(k) plan in the amount of $2,000 for all NEOs.
2025 Grants of Plan-Based Awards Table
The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2025:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: # of Shares of Stock or Units (3)	Grant Date Fair Value of Options and Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Rosa	2/26/2025				6,866	9,155	11,444		5,318,414
	2/26/2025							9,155	5,318,414
	7/10/2025				5,730	7,640	9,550		4,019,022
	7/10/2025							7,640	4,019,022
	Cash Incentive	—	1,189,063	1,486,328
Gary S. Guthart, Ph.D.	2/26/2025				10,299	13,732	17,165		7,977,331
	2/26/2025							13,732	7,977,331
	Cash Incentive	—	774,375	967,969
Jamie E. Samath	2/26/2025				4,463	5,951	7,439		3,457,114
	2/26/2025							5,951	3,457,114
	Cash Incentive	—	683,000	853,750
Henry L. Charlton	2/26/2025				3,090	4,120	5,150		2,393,432
	2/26/2025							4,120	2,393,432
	Cash Incentive	—	670,000	837,500
Gary H. Loeb	2/26/2025				2,747	3,662	4,578		2,127,366
	2/26/2025							3,662	2,127,366
	Cash Incentive	—	615,000	768,750
Mark P. Brosius	2/26/2025				2,918	3,891	4,864		2,260,399
	2/26/2025							3,891	2,260,399
	Cash Incentive	—	400,763	500,953

(1)For 2025, Mr. Rosa had a bonus target of 125% from January 1, 2025 to June 30, 2025, and 150% from July 1, 2025 to December 31, 2025, an increase that was based on his promotion to Chief Executive Officer. Dr. Guthart had a bonus target of 150% of base salary from January 1, 2025 to June 30, 2025, and 0% from July 1, 2025 to December 31, 2025, a decrease that was based on his transition to Executive Chair of the Board. Messrs. Samath, Charlton, and Loeb each had a bonus target of 100% of base salary. Mr. Brosius had a bonus target of 75% of base salary. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below the targeted bonus amount. The goals for 2025 were approved by the Compensation Committee in January 2025. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board in January 2026 upon reviewing results for 2025. The maximum bonus or performance payout is calculated at 125% of the target. Refer to the “Compensation Discussion and Analysis” section above for detailed discussion of the CIP.
(2)Amounts represent threshold, target, and maximum opportunities for the 2025 PSUs, which are eligible to be earned over an approximately three-year performance period and have an overall payout range of 75% of target to 125% of target, as determined by the Compensation Committee. One-third of the 2025 PSUs are eligible to be earned based on the Company’s relative adjusted operating margin percentage compared to the selected peer group over the performance period, while the remaining two-thirds of the 2025 PSUs are eligible to be earned based on the achievement of specified combined da Vinci and Ion procedure growth targets based on multi-year periods within the overall performance period. For each metric, no shares will be earned if the actual performance is below the threshold attainment level.
(3)The RSU grants vest in 1/4th increments on each anniversary of the grant date, over a four-year period, subject to continued employment through the applicable vesting date.
(4)The amounts shown represent the fair value per share as of the grant date of such award determined pursuant to ASC 718, multiplied by the number of shares. See Note 10 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 3, 2026, for a discussion of the assumptions made by us in determining the value of the equity awards. The grant date fair value for the RSUs and PSUs was determined based on the fair market value of our common stock on the grant date.

Outstanding Equity Awards as of December 31, 2025
The following table summarizes the outstanding stock options, RSUs, and PSUs that were held by our NEOs as of December 31, 2025:

		Option Awards				Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Unexercisable) (*)	Option Exercise Price ($/share)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#) (1)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)(4)(5)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)
David J. Rosa	8/15/2017	27,000	—	109.49	8/15/2027
	2/15/2018	18,750	—	139.52	2/15/2028
	8/15/2018	18,750	—	174.26	8/15/2028
	2/15/2019	13,500	—	182.83	2/15/2029
	8/15/2019	13,500	—	166.62	8/15/2029
	2/28/2020	13,530	—	177.99	2/28/2030
	8/28/2020	13,530	—	242.34	8/28/2030
	2/26/2021	10,263	—	245.60	2/26/2031
	8/26/2021	10,263	—	347.42	8/26/2031
	2/28/2022	8,647	376	290.33	2/28/2029
	2/28/2022					1,503	851,239
	8/29/2022	8,647	367	208.90	8/28/2029
	2/28/2023	6,105	2,514	229.39	2/27/2030
	2/28/2023					9,575	5,422,897	4,788	2,711,732
	2/28/2023					2,872	1,626,586
	6/12/2023	10,186	6,111	313.64	6/11/2030
	6/12/2023					6,034	3,417,416	3,018	1,709,274
	6/12/2023					2,716	1,538,234
	8/10/2023	6,105	2,514	304.67	8/9/2030
	2/26/2024					6,360	3,602,050	12,718	7,202,966
	2/26/2024					11,447	6,483,123
	2/26/2025							11,443	6,480,857
	2/26/2025					9,155	5,185,026
	7/10/2025							9,548	5,407,605
	7/10/2025					7,640	4,326,990
Gary S. Guthart, Ph.D.	8/15/2018	25,500	—	174.26	8/15/2028
	2/15/2019	22,500	—	182.83	2/15/2029
	8/15/2019	22,500	—	166.62	8/15/2029
	2/28/2020	23,196	—	177.99	2/28/2030
	8/28/2020	23,193	—	242.34	8/28/2030
	2/26/2021	18,183	—	245.60	2/26/2031
	8/26/2021	18,183	—	347.42	8/26/2031
	2/28/2022	14,411	627	290.33	2/28/2029
	2/28/2022					2,506	1,419,298
	8/29/2022	14,411	627	208.90	8/28/2029
	2/28/2023	11,192	4,609	229.39	2/27/2030
	2/28/2023					17,556	9,943,016	8,778	4,971,508
	2/28/2023					5,266	2,982,452
	8/10/2023	11,193	4,608	304.67	8/9/2030
	2/26/2024					8,267	4,682,098	16,533	9,363,630
	2/26/2024					14,880	8,427,437
	2/26/2025							17,164	9,721,003
	2/26/2025					13,732	7,777,256

Jamie E. Samath	2/28/2022	752	188	290.33	2/28/2029
	2/28/2022					752	425,903
	8/29/2022	752	188	208.90	8/28/2029
	2/28/2023	1,078	1,885	229.39	2/27/2030
	2/28/2023					7,182	4,067,598	3,591	2,033,799
	2/28/2023					2,154	1,219,939
	8/10/2023	1,077	1,885	304.67	8/9/2030
	2/26/2024					3,180	1,801,025	6,358	3,600,917
	2/26/2024					5,723	3,241,278
	2/26/2025							7,438	4,212,586
	2/26/2025					5,951	3,370,408
Henry L. Charlton	8/26/2021	1,929	—	347.42	8/26/2031
	2/28/2022	4,323	188	290.33	2/28/2029
	2/28/2022					752	425,903
	8/29/2022	4,323	188	208.90	8/28/2029
	2/28/2023	4,579	1,885	229.39	2/27/2030
	2/28/2023					7,182	4,067,598	3,591	2,033,799
	2/28/2023					2,154	1,219,939
	8/10/2023	4,579	1,885	304.67	8/9/2030
	2/26/2024					2,861	1,620,356	5,723	3,241,278
	2/26/2024					5,151	2,917,320
	2/26/2025							5,149	2,916,188
	2/26/2025					4,120	2,333,403
Gary H. Loeb	10/10/2022	5,673	2,177	186.55	10/9/2029
	10/10/2022					2,612	1,479,332
	2/28/2023	1,338	551	229.39	2/27/2030
	2/28/2023					2,098	1,188,223	1,050	594,678
	2/28/2023					629	356,240
	8/10/2023	1,338	551	304.67	8/9/2030
	2/26/2024					2,543	1,440,253	5,086	2,880,507
	2/26/2024					4,578	2,592,796
	2/26/2025							4,577	2,592,230
	2/26/2025					3,662	2,074,010
Mark P. Brosius	8/15/2017	4,500	—	109.49	8/15/2027
	2/15/2018	5,250	—	139.52	2/15/2028
	8/15/2018	5,250	—	174.26	8/15/2028
	2/15/2019	4,416	—	182.83	2/15/2029
	8/15/2019	4,413	—	166.62	8/15/2029
	2/28/2020	5,799	—	177.99	2/28/2030
	8/28/2020	5,799	—	242.34	8/28/2030
	2/26/2021	5,133	—	245.60	2/26/2031
	8/26/2021	5,133	—	347.42	8/26/2031
	2/28/2022	5,044	219	290.33	2/28/2029
	2/28/2022					877	496,698
	8/29/2022	5,044	219	208.90	8/28/2029
	2/28/2023	3,561	1,467	229.39	2/27/2030
	2/28/2023					5,585	3,163,121	2,793	1,581,843
	2/28/2023					1,676	949,219
	8/10/2023	3,562	1,466	304.67	8/9/2030
	2/26/2024					2,702	1,530,305	5,405	3,061,176
	2/26/2024					4,865	2,755,341
	2/26/2025							4,863	2,754,209
	2/26/2025					3,891	2,203,707

(*)All of the listed unexercisable options, except the August 2022, February 2023, June 2023, and August 2023 grants vest as to 6/48ths of the underlying option shares upon completion of six months of service following the date of grant and 1/48th per month thereafter, contingent upon continued employment. The June 2023 grants vest as to 25% of the underlying option shares on the completion of one year of service following the date of grant and 1/48 per month thereafter, contingent upon continued employment. The August 2022 and August 2023 options vest as to 7/48ths of the underlying option shares upon completion of one month of service following the date of the grant and 1/48th per month thereafter, contingent upon continued employment. The February 2023 grants vest as to 6/48ths of the underlying option shares on August 10 and 1/48th per month thereafter, contingent upon continued employment. All options granted prior to 2022 have a ten-year term, while all options granted in 2022 onwards have a seven-year term.
(1)    All of the listed RSUs, except the February 2023 grants and Mr. Rosa’s June 2023 and July 2025 grants, vest in 1/4th increments annually over a four-year period from the date of grant, subject to continued employment through the applicable vesting date. The February 2023 grants vest in 1/4th increments on each anniversary of February 10, 2023, over a four-year period, subject to continued employment through the applicable vesting date. Mr. Rosa’s June 2023 grant vests in 1/4th increments on each anniversary of June 10, 2023, over a four-year period, subject to his continued employment through the applicable vesting date. Mr. Rosa’s July 2025 grant vests in 1/4th increments on each anniversary of July 10, 2025, over a four-year period, subject to his continued employment through the applicable vesting date.
(2)    The dollar amounts shown are determined by multiplying the number of unvested units by $566.36 (the closing price of the Company’s common stock on December 31, 2025, the last trading day of the Company’s fiscal year).
(3)    All of the listed PSUs vest on the three-year anniversary of the grant date (except for Mr. Rosa’s June 2023 grant, which vests on February 28, 2026, and Mr. Rosa’s July 2025 grant, which vests on February 26, 2028) based on actual performance of the applicable performance goals as determined by the Compensation Committee and continued service through such date. As described in the CD&A above, in each case, the PSUs have an overall payout range of 75% of target to 125% of target for the number of PSUs that are eligible to be earned and vest. For the 2023 PSUs and 2024 PSUs, one-third of the PSUs are eligible to be earned based on the Company’s TSR relative to the Peer Group Index over the performance period, while the remaining two-thirds of the PSUs are eligible to be earned based on the achievement of specified procedure growth targets for periods within the overall performance period. For the 2025 PSUs, one-third of the PSUs are eligible to be earned based on the Company’s relative adjusted operating margin percentage relative to the selected peer group over the performance period, while the remaining two-thirds of the PSUs are eligible to be earned based on the achievement of specified procedure growth targets within the overall performance period. For each metric, no shares will be earned if the actual performance is below the threshold attainment level.
(4)    For the 2023 PSUs, the number of PSUs shown that have not vested reflects the fact that two of the three performance period achievements were attained as of December 31, 2025, each at the maximum performance level. Consequently, 2/3rds of the unvested PSUs represent 125% of the target number of PSUs eligible to be earned and have been moved to the “Shares or Units of Stock That Have Not Vested” column.
(5)    For the 2024 PSUs, the number of PSUs shown that have not vested reflects the fact that one of the three performance period achievements was attained as of December 31, 2025, at the maximum performance level. Consequently, 1/3rd of the unvested PSUs represent 125% of the target number of PSUs eligible to be earned and have been moved to the “Shares or Units of Stock That Have Not Vested” column.
(6)    For the remaining unvested PSUs eligible to be earned, as our previous year’s performance for PSUs has exceeded the target level, the number of PSUs shown has been determined based on the next higher performance measure that exceeded the previous year’s performance, which is the maximum performance level for all PSUs. Consequently, the remaining 1/3rd of the unvested 2023 PSUs, 2/3rds of the unvested 2024 PSUs, and all of the unvested 2025 PSUs represent 125% of the target number of PSUs eligible to be earned and remain in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested” column.
Option Exercises and Stock Vested During 2025
The following table summarizes the stock options exercised and vesting of RSUs during the year ended December 31, 2025, and the value realized upon exercise of stock options and vesting of stock awards by our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
David J. Rosa	56,200	27,076,576	17,343	9,809,074
Gary S. Guthart, Ph.D.	105,393	44,367,860	25,661	14,597,171
Jamie E. Samath	2,335	678,331	8,777	5,000,712
Henry L. Charlton	9,000	3,150,448	8,586	4,891,128
Gary H. Loeb	2,600	1,032,824	4,454	2,218,841
Mark P. Brosius	4,500	2,104,750	8,577	4,876,249

(1)The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.
(2)The dollar amounts shown above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change in Control
The following table shows potential payments to the NEOs upon a change in control of the Company and subsequent involuntary separation from service within 12 months after the change in control, in accordance with the Change-in-Control Plan. Under this plan, all eligible employees of the Company who have been employed at least six months prior to the separation from service date, including executive officers, are entitled to the following severance payments and benefits in the event of a termination of employment without cause or an involuntary separation from service within 12 months after a change in control of the Company:
•A lump-sum cash payment in the amount equal to the sum of six months of such eligible employee’s base compensation (defined in the Change-in-Control Plan as base salary and target bonus) plus an additional one month of base compensation for every year of such eligible employee’s service with the Company, such severance not to exceed 12 months;
•Six months of COBRA premiums, provided that such eligible employee elects continued coverage under COBRA; and
•100% vesting of all outstanding unvested equity awards that the eligible employee then holds.
Under the PSU award agreements, in the event of a change in control where the PSUs are assumed or otherwise continued by an acquirer, the PSUs will be deemed achieved at the greater of target or actual achievement (measured as of date of the change in control), and such deemed PSUs will remain outstanding and eligible to vest on the third anniversary of the grant date. In the event the participant’s employment is terminated without cause or as a result of an involuntary termination within the twelve-month period following such change in control, each such outstanding PSU shall vest in full as of the date of such termination. In the event of a change in control where the PSUs are not assumed or otherwise continued by an acquirer, the PSUs will be deemed achieved at the greater of target or actual achievement (measured as of the date of the change in control), and such deemed PSUs will accelerate and vest as of such date of the change in control.
The amounts shown for NEOs below assume that a change in control occurred on December 31, 2025, and that the PSUs were not assumed or otherwise continued by an acquirer and are estimates of the amounts that would be paid to the NEOs upon such a change in control.

Name	Total Value of PSU Acceleration ($) (1)
David J. Rosa	34,067,687
Gary S. Guthart, Ph.D.	37,068,262
Jamie E. Samath	15,026,097
Henry L. Charlton	13,386,485
Gary H. Loeb	8,258,662
Mark P. Brosius	11,625,672

(1)For purposes of the 2023 PSUs, as of December 31, 2025, performance achievement (measured as if a change in control occurred December 31, 2025) would result in a deemed achievement of the PSUs at 125%, reflecting actual achievement as of such date. For the purposes of the 2024 PSUs, as of December 31, 2025, performance achievement (measured as if a change in control occurred December 31, 2025) would result in a deemed achievement of the PSUs at 123.3%, reflecting actual achievement as of such date. For the purposes of the 2025 PSUs, as of December 31, 2025, performance achievement (measured as if a change in control occurred December 31, 2025) would result in a deemed achievement of the PSUs at 106.7%, reflecting actual achievement as of such date. The total value of PSU acceleration is determined by multiplying the deemed earned number of shares underlying the PSUs by the closing market price on December 31, 2025, of $566.36.
The amounts shown for all NEOs below assume that a qualifying termination of employment was effective December 31, 2025, under the Change-in-Control Plan and are estimates of the amounts that would be paid to the NEOs upon such a termination of employment. The terms and conditions of the Change-in-Control Plan (including the definitions of the key plan terms) are set forth in the plan document.

Name	Base Compensation and Target Bonus ($) (1)	COBRA Premiums ($)	Total Value of Equity Acceleration ($) (2)	Total Potential Payment ($)
David J. Rosa	1,815,000	16,740	57,366,480	59,198,220
Gary S. Guthart, Ph.D.	2,625,000	10,850	60,830,865	63,466,715
Jamie E. Samath	1,366,000	16,740	24,531,196	25,913,936
Henry L. Charlton	1,340,000	16,740	21,530,621	22,887,361
Gary H. Loeb	922,500	10,850	15,917,749	16,851,099
Mark P. Brosius	946,400	16,740	19,047,344	20,010,484

(1)Amounts shown are the target payments the executive officers would have received as of December 31, 2025. Amounts of the parachute payment cut-back, as described below, if any, would be calculated upon actual termination of employment.
(2)Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the market value of the option shares for which vesting is accelerated over the exercise price for those option shares, using $566.36 per share for the market value, which is the closing market price of a share of our common stock on December 31, 2025, the last trading day of 2025. The dollar amounts of RSUs are determined by multiplying the number of shares subject to the RSUs for which vesting is accelerated by $566.36. For purposes of the 2023 PSUs, as of December 31, 2025, performance achievement (measured as if a change in control occurred December 31, 2025) would result in a deemed achievement of the PSUs at 125%, reflecting actual achievement as of such date. For the purposes of the 2024 PSUs, as of December 31, 2025, performance achievement (measured as if a change in control occurred December 31, 2025) would result in a deemed achievement of the PSUs at 123.3%, reflecting actual achievement as of such date. For the purposes of the 2025 PSUs, as of December 31, 2025, performance achievement (measured as if a change in control occurred December 31, 2025) would result in a deemed achievement of the PSUs at 106.7%, reflecting actual achievement as of such date. As a result, the total value of PSU acceleration was determined by multiplying the deemed earned number of shares underlying the PSUs by the closing market price on December 31, 2025, of $566.36.
For purposes of the Change-in-Control Plan, an involuntary separation from service of a NEO generally means, (i) without the executive’s express written consent, the assignment to the executive of any duties or the significant reduction of the executive’s duties, authority, or responsibilities, which is inconsistent with the executive’s duties, authority, or responsibilities in effect immediately prior to such assignment, or the removal of the executive from such duties, authority, or responsibilities; (ii) a reduction by the Company in the base compensation of the executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced; (iv) the relocation of the executive to a facility or a location more than 25 miles from the executive’s then present location without the executive’s express written consent; (v) any purported termination of the executive by the Company, which is not effected for disability or for cause, or any purported termination for which the grounds relied upon are not valid; (vi) the failure of the Company to obtain the assumption of the agreement by any successors contemplated in the Change-in-Control Plan; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the executive. In order for an executive to terminate employment in an involuntary separation from service, he or she must provide notice to the Company of the existence of a condition listed above, within 30 days of the initial existence of the condition, and the Company shall have 30 days following receipt of such notice to remedy such condition and not make any payments hereunder in connection with such termination of employment.
The payments and benefits pursuant to the Change-in-Control Plan are subject to a NEO’s timely execution and non-revocation of a release of claims. Further, the Change-in-Control Plan specifically includes a so-called parachute payment “best pay” provision, where payments and benefits will either be made to the executive in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.
Pay Ratio

Annual total compensation of the CEO for 2025	$18,275,861
Annual total compensation of the median employee for 2025	$124,131
Ratio of annual total compensation of the CEO to the annual total compensation of the median employee for 2025	147:1
As a result of the CEO transition in 2025, and as permitted by SEC rules, the total compensation for Dr. Guthart, who was serving as the CEO on the determination date of the median employee, has been annualized for the purposes of the pay ratio calculation as if he had served as CEO for the full year. Dr. Guthart’s annualized total compensation for 2025 is based on the following:
Salary: Dr. Guthart’s annualized salary, which is based on his CEO base salary that would have been in effect had he served as CEO for the entire year.
Non-Equity Incentive Plan Compensation: Dr. Guthart’s annualized cash bonus opportunity, which was calculated by multiplying the annualized salary referenced above by the actual 2025 CIP funding of 115.2% and the CEO target annual cash bonus opportunity of 150%, to reflect the amount that he would have received had he served as CEO for the entire year.
Equity Awards: The full value of the equity awards granted to Dr. Guthart, which were all granted prior to June 30, 2025, when he served as CEO. Dr. Guthart would not have been expected to receive any additional equity awards during 2025.
All Other Compensation: The full value of all other compensation that Dr. Guthart received during 2025, as these amounts were not impacted by Dr. Guthart’s transition from CEO to Executive Chair of the Board.
There were no changes to the Company’s employee population or employee compensation arrangements during 2025 that would result in a significant change in the ratio of the annual total compensation of the CEO to that of the median employee. Therefore, as permitted under SEC rules, the Company chose the same median employee for 2025 as for 2024. In determining the median employee for 2024, the Company chose December 31, 2024, as the date for establishing the employee population used in identifying the median employee and used 2024 as the measurement period. The Company identified the median employee using a consistently applied compensation measure that consists of annual base salary or wages, target annual performance-based cash bonuses, target commissions, and long-term equity awards based on their grant date fair values. Permanent employees who joined in 2024 and permanent employees who were on leave during 2024 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 31, 2024, were captured. No cost-of-living adjustments were made.

Pay Versus Performance
Pay Versus Performance Table
The following table sets forth information concerning the compensation provided to our NEOs and certain measures of Company performance in the years ended December 31, 2025, 2024, 2023, 2022, and 2021, for services to our Company in all capacities. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Mr. Rosa ($)	Compensation Actually Paid to Mr. Rosa ($) (1)	Summary Compensation Table Total for Dr. Guthart ($)	Compensation Actually Paid to Dr. Guthart ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ Millions)	Adjusted Operating Income ($ Millions) (3)
							Total Shareholder Return ($)	Peer Group Index Total Shareholder Return ($) (2)
2025	20,997,480	26,375,695	18,094,937	23,848,582	6,441,587	8,237,412	287.42	102.99	2,876.6	3,969.4
2024	N/A	N/A	18,196,432	42,632,556	8,365,417	20,293,706	264.89	103.67	2,337.5	3,228.0
2023	N/A	N/A	12,449,381	22,725,057	6,881,776	11,584,663	171.21	98.68	1,817.3	2,483.8
2022	N/A	N/A	10,345,077	1,606,523	4,985,938	1,158,257	134.66	104.93	1,344.4	2,198.1
2021	N/A	N/A	8,059,409	17,458,020	4,462,961	9,386,652	182.34	137.24	1,728.1	2,380.1

(1)Amounts represent compensation actually paid (“CAP”) to our CEO, who was our Principal Executive Officer or “PEO” for each of the years shown, and the average CAP to our remaining NEOs or “Non-PEO NEOs” for the relevant year, as determined under SEC rules, which includes the individuals indicated below for each year:

Year	PEO	Non-PEO NEOs
2025	David J. Rosa / Gary S. Guthart, Ph.D.	Jamie E. Samath, Henry L. Charlton, Gary H. Loeb, and Mark P. Brosius
2024	Gary S. Guthart, Ph.D.	Jamie E. Samath, David J. Rosa, Henry L. Charlton, and Brian E. Miller, Ph.D.
2023	Gary S. Guthart, Ph.D.	Jamie E. Samath, David J. Rosa, Bob DeSantis, and Henry L. Charlton
2022	Gary S. Guthart, Ph.D.	Jamie E. Samath, David J. Rosa, Bob DeSantis, and Marshall L. Mohr
2021	Gary S. Guthart, Ph.D.	Marshall L. Mohr, David J. Rosa, Bob DeSantis, and Myriam J. Curet, M.D., F.A.C.S.
Amounts represent the Summary Compensation Table Total Compensation for the applicable year adjusted as follows:

Applicable Year	2025
	PEO - Mr. Rosa	PEO - Dr. Guthart	Average non-PEO NEOs
Deduction for ASC 718 Fair Value as of Grant Date Reported under the Stock Awards and Option Awards Columns in the Summary Compensation Table	(18,674,872)	(15,954,662)	(5,119,155)
Increase based on ASC 718 Fair Value of Awards Granted during the Year that Remain Unvested as of Year-End (“YE”)	19,658,118	16,073,089	5,157,179
Increase based on ASC 718 Fair Value of Awards Granted during the Year that Vested during the Year as of Vesting Date	—	—	—
Increase based on ASC 718 Fair Value of Outstanding Unvested Prior Year Awards as of YE Compared to Valuation as of Prior YE	3,441,646	4,062,433	1,372,515
Increase based on ASC 718 Fair Value of Prior Year Awards that Vested during the Year as of Vesting Date Compared to Valuation as of Prior YE	953,323	1,572,785	385,285
Deduction of ASC 718 Fair Value of Prior Year Awards as of Prior YE that were Forfeited during the Year	—	—	—
Total Adjustments	5,378,215	5,753,645	1,795,824
The fair values of RSUs, PSUs, and stock options included in the CAP to our PEO and the Average CAP to our NEOs are calculated at the required measurement dates, consistent with the approach used to value the awards at the grant date as described in our Annual Report on Form 10-K for the year ended December 31, 2025. Any changes to the RSU fair values from the grant date (for current year awards granted) and from prior year-end (for prior year awards granted) are based on our updated stock price at the respective measurement dates. Any changes to the PSU fair values from the grant date (for current year awards granted) and from prior year-end (for prior year awards granted) are based on our updated stock price at the respective measurement dates and actual and projected performance attainment levels. Changes to the stock option fair values are based on the updated stock price at the respective measurement dates, in addition to updated expected option term, implied volatility of our stock over the updated expected option term, and risk-free rate assumptions. For all years presented, the meaningful increases or decreases in the year-end RSU, PSU, and stock option fair values from the fair values on the grant date were primarily driven by changes in the stock price.
(2)For the relevant year, represents the cumulative TSR of the S&P Health Care Equipment Select Industry Index.
(3)AOI is an operating metric defined in the “Annual Cash Bonus Plan Formula and Funding” subsection of the “Executive Compensation” section and is calculated as operating income, excluding CIP expense, share-based compensation and long-term incentive plan expenses, non-cash amortization of intangible assets, litigation charges, gain on a sale of a business, contributions to the Intuitive Foundation, and other adjustments, primarily related to inventory cost accounting and operating expense hedging. The Company selected AOI as its Company-Selected Measure due to it being an important financial performance measure that helps link CAP to the Company’s NEOs to the Company’s performance for the most recently completed year. Specifically, AOI is used to evaluate NEO performance under the CIP, a short-term cash incentive plan that is funded based on the Company’s achievement of an AOI goal as well as several Company Performance Goals.
2025 Pay Versus Performance Graphs
The graphs below compare (i) the relationship between PEO and average NEO CAP with our TSR, (ii) the relationship between PEO and average NEO CAP and net income, (iii) the relationship between PEO and average NEO CAP and AOI, and (iv) the relationship between our TSR and the Peer Group Index TSR, in each case, for the years ended December 31, 2025, 2024, 2023, 2022, and 2021. TSR amounts reported in the graph assume an initial fixed investment of $100.
Description of Relationship Between PEO and Average NEO Compensation Actually Paid and Our TSR
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other NEOs, each as set forth in the Table above, and our cumulative TSR over the period from 2021 through 2025.

Description of Relationship Between PEO and Average NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other NEOs, and our net income during years 2021 through 2025, each as set forth in the table above.

Description of Relationship Between PEO and Average NEO Compensation Actually Paid and AOI
The following chart sets forth the relationship between CAP to our PEO, the average of CAP to our other NEOs, and the AOI during years 2021 through 2025, each as set forth in the table above.

Description of Relationship Between Our TSR and Peer Group Index TSR
The following chart compares our cumulative TSR over the period from 2021 through 2025 to that of the Peer Group Index over the same time period.

2025 Pay Versus Performance Tabular List
As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the performance measures that we believe represent the most important financial performance measures used by us to link CAP to our NEOs for the year ended December 31, 2025. The measures in this table are not ranked.

Performance measure	Performance measure description
AOI	Refer to the “Annual Cash Bonus Plan Formula and Funding” subsection of the “Executive Compensation” section for a definition of this measure.
Relative TSR	Refer to the “Long-Term Incentive Compensation” subsection of the “Executive Compensation” section for a definition of this measure.
Da Vinci and Ion procedure growth	Refer to the “Long-Term Incentive Compensation” subsection of the “Executive Compensation” section for a description of this measure.
Adjusted Operating Margin	Refer to the “Long-Term Incentive Compensation” subsection of the “Executive Compensation” section for a description of this measure.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board has determined that the following current directors are “independent” under current Nasdaq rules: Craig H. Barratt, Ph.D., Joseph C. Beery, Lewis Chew, Amal M. Johnson, Sreelakshmi Kolli, Amy L. Ladd, M.D., Keith R. Leonard, Jr., Jami Dover Nachtsheim, and Monica P. Reed, M.D.
The Company has adopted a written policy for approval of transactions between the Company and its related parties, such as directors, director nominees, executive officers, greater than five percent beneficial owners, and each of their respective immediate family members, as well as any firm, corporation, or other entity in which such persons are employed, serve as general partner, principal, or similar position or in which such persons own a five percent or greater beneficial ownership interest, where the amount involved in the transaction exceeds or is expected to exceed $120,000 on an annual aggregate basis in a single calendar year and in which the related party had, has, or will have a direct or indirect material interest. The policy provides that the Audit Committee review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, it takes into account:
•Whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party.
•Whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
•Whether the transaction arose in the ordinary course of business.
•Whether there are business reasons for the Company to enter into the related party transaction.
•Whether the transaction would impair the independence of an outside director.
•Whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.
•Any other information that would be material to investors given the nature and context of the specific transaction.
No member of the Audit Committee may participate in the approval of a related party transaction for which he or she is a related party.
In addition, each of the following types of related party transactions are deemed to be approved under the policy:
•Compensation to an executive officer or director of the Company required to be disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K; or compensation to an executive officer, provided that such compensation would have been reported pursuant to Item 402 of Regulation S-K as compensation earned for services to the Company if the executive was a “named executive officer” and such compensation has been approved, or recommended to the Board for approval, by the Compensation Committee of the Board.
•The following transactions that are in the Company’s ordinary course of business and where the financial interest of the related party arises only in the following indirect manners:
a)from the related party’s position as a director of another corporation or organization that is a party to the transaction;
b)from the direct or indirect ownership by the related party (or parties, in the aggregate) of less than a 10% equity interest in another person (other than a partnership), which is a party to the transaction; or
c)from the related party’s position as a limited partner in a partnership in which the related party (or parties, in the aggregate) has or have an interest of less than 10%, and the related party is not a general partner of and does not have another position in the partnership.
•Transactions that are in the Company’s ordinary course of business and where the interest of the related party arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.
A summary of all material related party transactions, if any, is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Audit Committee and will be subject to ratification by the Audit Committee at the next regularly scheduled meeting. If ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul any such transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The information in the following table sets forth the ownership of our common stock, as of December 31, 2025, by: (i) any person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our NEOs named in the Compensation Discussion and Analysis section; (iii) each of our current directors and director nominees; and (iv) all current executive officers and directors as a group. As of December 31, 2025, 355,052,975 shares of our common stock were issued and outstanding.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of December 31, 2025, through the exercise of any stock options, warrants, or other rights or upon vesting of RSUs and PSUs. Shares of our common stock that a person (or group of persons) has the right to acquire within 60 days of December 31, 2025, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person (or group of persons). Unless otherwise noted below, the address for each beneficial owner listed is c/o Intuitive Surgical, Inc., 1020 Kifer Rd., Sunnyvale, California 94086.
The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable or RSUs and PSU vesting within 60 days after December 31, 2025; however, unless otherwise indicated, these shares do not include any options, RSUs, or PSUs awarded after December 31, 2025:

	Beneficial Ownership
Beneficial Owner	Number of Shares		Percent of Total
The Vanguard Group	33,613,298	(1)	9.5%
BlackRock, Inc.	30,516,154	(2)	8.6%
Gary S. Guthart, Ph.D.	1,512,213	(3)	*
David J. Rosa	439,066	(4)	*
Mark P. Brosius	75,464	(5)	*
Craig H. Barratt, Ph.D.	47,895	(6)	*
Henry L. Charlton	37,616	(7)	*
Jamie E. Samath	26,297	(8)	*
Amal M. Johnson	25,486	(9)	*
Jami Dover Nachtsheim	21,078	(10)	*
Gary H. Loeb	17,989	(11)	*
Joseph C. Beery	10,236	(12)	*
Keith R. Leonard Jr.	10,223	(13)	*
Monica P. Reed, M.D.	7,173	(14)	*
Sreelakshmi Kolli	1,701	(15)	*
Lewis Chew	783	(16)	*
Amy L. Ladd, M.D.	739	(17)	*
All executive officers and directors as a group (17 persons)	2,260,608	(18)	0.6%

(*)Represents less than 0.5% of the issued and outstanding shares.
(1)Based on information provided by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd, Malvern, PA 19355, in a Schedule 13F-HR filed with the SEC on January 29, 2026, reporting information as of December 31, 2025, Vanguard reported that it held, directly or through one or more of its subsidiaries, (i) no voting power with respect to 31,350,614 of these shares of common stock, (ii) shared voting power with respect to 2,262,015 of these shares of common stock, and (iii) sole voting power with respect to 669 of these shares of common stock.
(2)Based on information provided by BlackRock, Inc. (“BlackRock”), 50 Hudson Yards, New York, NY 10001, in a Schedule 13F-HR filed with the SEC on February 12, 2026, reporting information as of December 31, 2025, BlackRock reported that it held directly or through one or more of its subsidiaries, (i) no voting power with respect to 2,752,718 of these shares of common stock and (ii) sole voting power with respect to 27,763,436 of these shares of common stock.
(3)Includes 1,231,890 shares held by G Guthart & D Guthart TTE Guthart Family Trust U/A DDTD 11-9-2000, 2,694 shares directly owned, 17,120 shares held by G Guthart & D Guthart TTEE Joseph Clay Guthart 2020 Irrev TR U/A DTD 10-30-20, 17,120 shares held by G Guthart & D Guthart TTEE Mia Hannah Guthart 2020 Irrev TR U/A DTD 10-30-20, 207,033 shares of common stock issuable pursuant to options exercisable within 60 days of December 31, 2025, and 13,532 RSUs and 22,824 PSUs vesting within 60 days of December 31, 2025.

(4)Includes 228,802 shares directly owned, 180,925 shares issuable pursuant to options exercisable within 60 days of December 31, 2025, and 9,044 RSUs and 20,295 PSUs vesting within 60 days of December 31, 2025.
(5)Includes 131 shares directly owned, 63,761 shares issuable pursuant to options exercisable within 60 days of December 31, 2025, and 4,310 RSUs and 7,262 PSUs vesting within 60 days of December 31, 2025.
(6)Includes 27,198 shares held by the Barratt-Oakley Trust dated November 29, 2004, of which Dr. Barratt is a trustee and has voting and investment authority over the shares held by the trust, and 20,697 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(7)Includes 3,056 shares directly owned, 20,647 shares issuable pursuant to options exercisable within 60 days of December 31, 2025, and 4,576 RSUs and 9,337 PSUs vesting within 60 days of December 31, 2025.
(8)Includes 7,162 shares directly owned, 4,573 shares issuable pursuant to options exercisable within 60 days of December 31, 2025, and 5,225 RSUs and 9,337 PSUs vesting within 60 days of December 31, 2025.
(9)Includes 13,014 shares directly owned and 12,472 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(10)Includes 6,371 shares directly owned and 14,707 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(11)Includes 3,561 shares directly owned, 8,942 shares issuable pursuant to options exercisable within 60 days of December 31, 2025, and 2,757 RSUs and 2,729 PSUs vesting within 60 days of December 31, 2025.
(12)Includes 3,110 shares directly owned and 7,126 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(13)Includes 739 shares directly owned and 9,484 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(14)Includes 2,345 shares directly owned and 4,828 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(15)Includes 979 shares directly owned and 722 shares issuable pursuant to options exercisable within 60 days of December 31, 2025.
(16)Includes 783 shares directly owned.
(17)Includes 739 shares directly owned.
(18)Includes 555,917 shares issuable pursuant to options exercisable within 60 days of December 31, 2025, and 39,444 RSUs and 71,784 PSUs vesting within 60 days of December 31, 2025. Includes shares beneficially owned by Iman Jeddi and Patricia L. Wadors, who are also executive officers of the Company.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4, and 5) with the SEC. Executive officers, directors, and greater-than-10% beneficial owners are required to furnish us with copies of all of these forms that they file.
Based solely on our review of the Section 16(a) reports that have been filed by or on behalf of our officers, directors, and persons who own more than 10% of a registered class of our equity securities, and on written representations from our officers and directors, we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the year ended December 31, 2025.

Equity Compensation Plan Information
The following table contains information as of December 31, 2025, for two categories of equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants, and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)
Equity compensation plans approved by security holders	10,364,857	$210.56	26,945,475
Equity compensation plans not approved by security holders (3)	101,870	$84.21	—
Total	10,466,727	$208.18	26,945,475

(1)Amounts include outstanding options to purchase 5,315,666 shares of common stock, 4,732,603 outstanding RSUs, and 316,588 outstanding PSUs (measured at actual performance for completed performance periods or target performance for open performance periods) under our Amended and Restated 2010 Incentive Award Plan and outstanding options to purchase 101,870 shares of common stock under our Amended and Restated 2009 Employment Commencement Incentive Plan.
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price.
(3)Represents options under the Amended and Restated 2009 Employment Commencement Incentive Plan, adopted by the Board in October 2009 and first used in 2010. Options are granted at an exercise price not less than the fair market value of the stock on the date of grant and have a term not to exceed ten years. This plan expired in October 2019 and, therefore, there are no shares reserved for future grant. However, awards granted prior to the plan’s expiration continue to remain outstanding until their original expiration date.
(4)Number of securities includes 4,890,624 shares remaining available for future issuance under the 2000 Employee Stock Purchase Plan (of which 216,035 shares were issued with respect to the purchase period in effect as of December 31, 2025, which purchase period ended on January 30, 2026).
Material Features of the Amended and Restated 2009 Employment Commencement Incentive Plan
In October 2009, the Board adopted our Amended and Restated 2009 Employment Commencement Incentive Plan (the “2009 Plan”) pursuant to Rule 5635(c)(4) of the Nasdaq Global Select Market, which was subsequently amended by the Board in February 2011, July 2011, February 2012, July 2012, January 2013, May 2013, December 2013, and April 2015.
Awards granted under the 2009 Plan are intended to constitute “employment inducement awards” under Nasdaq Listing Rule 5635(c)(4) and, therefore, the 2009 Plan is intended to be exempt from the Nasdaq Listing Rules regarding stockholder approval of stock option and stock purchase plans. As of December 31, 2025, a total of 101,870 shares of our common stock are reserved for issuance pursuant to outstanding options under the 2009 Plan. This plan expired in October 2019 and, therefore, there are no shares reserved for future grant. However, awards granted prior to the plan’s expiration continue to remain outstanding until their original expiration date. Prior to expiration, the 2009 Plan provided for the grant of non-qualified stock options, RSUs, restricted stock awards, dividend equivalents, and stock appreciation rights. These awards were granted to individuals who were then new employees or were commencing employment with us or one of our subsidiaries following a bona fide period of non-employment with us and for whom such awards were granted as a material inducement to commencing employment with us or one of our subsidiaries.
The 2009 Plan is administered by the Compensation Committee or another committee of the Board. The plan administrator has broad discretion to take action under the 2009 Plan, as well as make adjustments to the terms and conditions of existing awards, in the event of certain transactions and events affecting our common stock, including a change in control, stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders, known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2009 Plan and outstanding awards.
The Board may amend, suspend, or terminate the 2009 Plan at any time, provided that no such action may impair any rights under any outstanding awards without the consent of the participant.

AUDIT COMMITTEE REPORT
The following report of the audit committee shall not be deemed to be “soliciting material” nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.
The Audit Committee of our Board of Directors (our “Board”) is composed of “independent” directors, as determined in accordance with the Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act. The Audit Committee has certain duties and powers as described in its written charter adopted by our Board. A copy of the charter can be found on the Company’s website at www.intuitive.com.
As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements, the assessment of the independent registered public accounting firm’s qualifications and independence, and the performance of the persons performing the internal audit duties for our Company and the independent registered public accounting firm. The Company has a full-time Internal Audit department, which reports to the Audit Committee. The Internal Audit department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s internal controls related to, for example, the reliability and integrity of the Company’s financial reporting process and the safeguarding of the Company’s assets. Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls, and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for 2025.
The Audit Committee has:
•Reviewed and discussed our audited financial statements with management and PwC, the independent auditors.
•Discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC“).
•Received from PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and discussed with the auditors their independence.
In addition, the Audit Committee has met separately with management and with PwC.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Members of the Audit Committee

Lewis Chew (Chair)	Sreelakshmi Kolli	Keith R. Leonard, Jr.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The Audit Committee of the Board has appointed PwC, an independent registered public accounting firm, to audit the Company’s consolidated financial statements and the internal control over financial reporting for the year ending December 31, 2026. The Company is submitting the selection of PwC for ratification by the stockholders at the Annual Meeting. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
The following table sets forth the fees for services rendered by our auditors, PwC, for the years ended December 31, 2025, and 2024, respectively. All of the services described in the following fee table were approved by the Audit Committee.

	2025	2024
Audit Fees	$6,006,521	$5,652,492
Audit-Related Fees	22,246	44,795
Tax Fees	422,190	150,000
All Other Fees	22,000	2,000
Total	$6,472,957	$5,849,287
Audit Fees. This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of our financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.
Audit-Related Fees. This category typically consists of other technical, financial reporting, compliance, and due diligence services.
Tax Fees. This category consists of services for tax compliance, tax advice, and tax planning.
All Other Fees. This category consists of all other services that are not reported above. The services for the fees disclosed include annual subscriptions to accounting literature and workforce analytics and human resources benchmarking platforms.
Pre-Approval Policies and Procedures
All audit services, audit-related services, tax services, and other services were pre-approved by our Audit Committee, which concluded that the provision of such services was compatible with the maintenance of PwC’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis and, unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

OVERVIEW OF PROPOSALS
This Proxy Statement contains four proposals requiring stockholder action. Proposal No. 1 requests the election of ten directors to the Board of Directors. Proposal No. 2 requests an advisory approval of the compensation of our Named Executive Officers. Proposal No. 3 requests the ratification of the appointment of the independent registered public accounting firm. Proposal No. 4 requests the approval of the amendment and restatement of the Amended and Restated 2010 Incentive Award Plan. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors (the “Board”) has eleven authorized seats and, immediately following the 2026 Annual Meeting of Stockholders, the Board intends to reduce the size of the Board to ten. Craig H. Barratt, Ph.D., Joseph C. Beery, Lewis Chew, Gary S. Guthart, Ph.D., Sreelakshmi Kolli, Amy L. Ladd, M.D., Keith R. Leonard, Jr., Jami Dover Nachtsheim, Monica P. Reed, M.D., and David J. Rosa have been nominated by the Board for election at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to serve a one-year term expiring at the 2027 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. Refer to the “Directors and Corporate Governance” section above for the nominees’ biographies.
The Company’s Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. However, the majority voting standard would not apply if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting would be elected.
The majority voting standard will apply to the election taking place at the Annual Meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the ten nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who may be designated by the Board to fill the vacancy.
Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked to vote against one or more nominees or to abstain from voting. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may designate. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
Vote Required
A majority of the votes cast is required to elect each of the director nominees. This means that to be elected a nominee must receive more “for” votes than “against” votes.
Recommendation of the Board

The Board recommends that stockholders vote FOR the election of Craig H. Barratt, Ph.D., Joseph C. Beery, Lewis Chew, Gary S. Guthart, Ph.D., Sreelakshmi Kolli, Amy L. Ladd, M.D., Keith R. Leonard, Jr., Jami Dover Nachtsheim, Monica P. Reed, M.D., and David J. Rosa.

PROPOSAL NO. 2
ADVISORY APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The primary objective of our executive compensation program is to attract and retain a passionate team of executives who will provide leadership to make healthcare interventions, including surgery, more effective, less invasive, and easier on clinicians, care teams, patients, and their families. The Company accomplishes this goal in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The Company believes the compensation program for the Named Executive Officers (“NEOs”) is strongly aligned with the long-term interests of its stockholders and was instrumental in helping the Company achieve its financial performance in 2025.
At the Company’s 2025 Annual Meeting of Stockholders, our stockholders approved the compensation of our NEOs, with over 93% of the votes cast in favor of the proposal. The Compensation Committee, a committee of the Board of Directors (the “Board”), continues to apply the same principles and philosophy it has used in previous years in determining executive compensation. It will continue to consider stockholder concerns and feedback in the future. The Compensation Committee is continuously working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. Refer to the Compensation Discussion and Analysis (“CD&A”) section above for a more detailed discussion.
Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the CD&A section, which discusses the Company’s compensation policies and practices and the 2025 compensation for the Company’s NEOs. The Compensation Committee and the Board believe that the Company’s compensation policies and practices are effective in achieving the Company’s goals and are consistent with stockholder interests.
The Company has determined to hold a separate stockholder vote on the compensation of our NEOs every year. Therefore, as a matter of good corporate governance and in accordance with Section 14A of the Exchange Act, we are including in this Proxy Statement a separate stockholder vote on the approval of the NEOs’ compensation, which vote is non-binding. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Executive Compensation section of this Proxy Statement, including the CD&A section and the related compensation tables and other narrative executive compensation disclosures contained therein.
The following resolution will be submitted for a stockholder vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”):
“RESOLVED, that the stockholders of Intuitive approve, on an advisory basis, the compensation of Intuitive’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion of this Proxy Statement.”
Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent that there is any significant vote against the NEOs’ compensation as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. Unless the Compensation Committee or the Board modifies the Company’s determination regarding the frequency of future advisory stockholder votes on the compensation of the NEOs, the next advisory stockholder vote will be held at the 2027 Annual Meeting of Stockholders.
The Board, therefore, recommends that you indicate your support for the Company’s compensation policies and practices as reflected in the compensation of the NEOs, as outlined above.
Vote Required
Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present virtually online or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

The Board recommends that stockholders vote, on an advisory basis, FOR the approval of the NEOs’ compensation described in the CD&A, compensation tables, and narrative discussion of this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s independent registered public accounting firm and auditor for the year ended December 31, 2025, was PricewaterhouseCoopers LLP (“PwC”). PwC has audited our financial statements for each of our fiscal years since the year ended December 31, 2014. At the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), the stockholders are being asked to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026. In the event of a negative vote on such ratification, the Audit Committee, a committee of the Board of Directors (the “Board”), will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of PwC are expected to be present at the Annual Meeting and available to respond to appropriate questions.
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present virtually online or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
Recommendation of the Board

The Board recommends a vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED INTUITIVE SURGICAL, INC.
2010 INCENTIVE AWARD PLAN
General
We are asking you to approve the amendment and restatement of the Amended and Restated Intuitive Surgical, Inc. 2010 Incentive Award Plan (the “Amended 2010 Plan”), which, among other things, (i) increases the shares of common stock reserved for issuance under the Amended 2010 Plan, as previously amended and restated effective March 3, 2025 (the “2010 Plan”), by 5,000,000 shares from 120,350,000 shares, thereby increasing the total number of shares reserved for issuance to 125,350,000, (ii) extends the term of the Amended 2010 Plan to January 29, 2036 (the tenth anniversary of the effective date of the Amended 2010 Plan), and (iii) specifies the treatment of awards in connection with a change in control.
The Board of Directors (the “Board”) has unanimously adopted, on January 29, 2026, subject to stockholder approval, the Amended 2010 Plan for employees and other service providers of the Company and its subsidiaries. The Amended 2010 Plan will become effective if approved by the affirmative vote of a majority of the shares present virtually online or represented by proxy at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) and entitled to vote on the proposal. If the Amended 2010 Plan is not approved by our stockholders, it will not become effective, the 2010 Plan will continue in effect, and we may continue to grant awards under the 2010 Plan, subject to its terms, conditions, and limitations, using the shares available for issuance thereunder.
Introduction
We designed the 2010 Plan with the intent to conform to best practices in equity compensation plans. The 2010 Plan was initially approved by stockholders on April 21, 2010, and replaced our previously expiring 2000 Equity Incentive Plan. The 2010 Plan adopted many features designed to address stockholders’ concerns related to equity incentive plans, such as prohibiting repricing, eliminating “evergreen” share replenishment features, granting only non-discounted options, and disallowing transfer of options to third parties. In the years following its adoption, the 2010 Plan has been amended and restated, most recently in 2025, to, among other things, increase the number of shares of common stock reserved for issuance.
To continue to align the long-term interests of our employees with those of our stockholders and to attract and retain the highest quality of talent in a highly competitive labor market, we have determined to amend and restate the 2010 Plan to further increase the number of shares of common stock reserved for issuance by 5,000,000 shares and also include several features that we believe are consistent with sound corporate governance practices and/or maintaining our flexibility to grant awards to our key service providers (as described above). Our request is approximately 1.4% of the total shares of common stock outstanding as of the record date. The Compensation Committee, a committee of the Board, and the Board have approved and are asking you to approve the Amended 2010 Plan. Non-approval of the Amended 2010 Plan may compel the Company to increase the cash component of employee compensation, because the Company would need to replace components of compensation previously delivered in equity awards to such persons.
The Company believes that long-term equity awards are an extremely important way to attract and retain a passionate team and align employees’ interests with the Company’s stockholders. Over the past several years, the Company’s investment in the expansion of minimally invasive care, including the development of systems and associated instruments and accessories, regulatory approvals and compliance, system applications, training clinicians and their care teams, and otherwise expanding the market for its products, has resulted in strong growth in the Company’s revenue and earnings. Over the period from 2015 through 2025, the Company’s annual revenue grew from $2.4 billion to $10.1 billion; net income grew from $0.59 billion to $2.88 billion, while the Company’s cash and investments grew from $3.3 billion as of December 31, 2015 to $9.0 billion as of December 31, 2025. From January 1, 2016 through December 31, 2025, the Company has also repurchased 42.7 million shares of its outstanding common stock. The Company’s success has resulted in a significant increase in stockholder value as the Company’s market capitalization grew from $20.4 billion at December 31, 2015 to $201.1 billion at December 31, 2025, an increase of approximately 885%.

The Board believes that the Company’s success is due to its highly talented employee base and that future success depends on the ability to attract and retain high-caliber employees. The total equity awards granted to our NEOs has remained at a small percentage relative to the total equity awards granted to our employees company-wide for the last ten years. In 2025, the total equity awards granted to our NEOs was approximately 5.3% of the total equity awards granted to our employees company-wide; see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” for more information on the equity awards granted to our NEOs in 2025. The Company’s engineering operations are primarily located in Silicon Valley, where it must compete with many technology companies, including high profile start-ups, for a limited pool of talented people. We also compete with other large medical device companies for a limited pool of exceptional sales and service personnel globally. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company to obtain the high-quality employees it needs.
The 2009 Employment Commencement Incentive Plan (“New Hire Plan”) and the 2010 Plan are our only active employee equity plans (other than our 2000 Employee Stock Purchase Plan). The New Hire Plan expired in October 2019 and, therefore, while awards granted prior to the plan’s expiration continue to remain outstanding until their original expiration date, no additional awards may be granted under the New Hire Plan. As of February 27, 2026, the Compensation Committee anticipates that the 5,000,000 additional shares requested under the Amended 2010 Plan, plus 17,943,268 shares available for issuance under the 2010 Plan prior to the amendment and restatement, will enable the Company to fund its equity compensation program for employees through the date of our 2027 Annual Meeting of Stockholders, accommodating anticipated grants relating to the hiring, retention, and promotion of employees.
The Compensation Committee (which administers our equity plans) recognizes its responsibility to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain, and reward employees whose contributions are critical to the long-term success of the Company. The Company stresses a team approach and environment, believes that all employees should be driving a common set of goals, and believes that our employees’ interests should be aligned with the interests of our stockholders. Accordingly, all U.S. employees and nearly all non-U.S. employees are granted long-term equity awards.
In addition to the increase in the shares of common stock reserved for issuance, the Amended Plan also extends the term of the plan to January 29, 2036, and specifies the treatment of awards in connection with a change in control.
Burn Rate and Overhang
In administering our equity program, we consider both our “burn rate” and our “overhang.”
We define “burn rate” as the number of equity awards granted in the year, net of cancellations, divided by the sum of the undiluted weighted-average shares of our common stock outstanding during the year plus the number of stock options, RSUs, and PSUs (measured at actual performance for any completed performance periods or target performance for any open performance periods) that have been issued and are outstanding. The “burn rate” measures the potential dilutive effect of our annual equity award grants. We granted 1,746,918 RSUs and 101,227 PSUs in 2025; and 48,555 stock options, 280,892 RSUs, and 6,958 PSUs (measured at target performance) were forfeited or canceled in 2025. As of December 31, 2025, the number of weighted-average shares outstanding was 355,052,975, and the total number of stock options, RSUs, and PSUs (measured at actual performance for any completed performance periods or target performance for any open performance periods) outstanding were 5,417,623, 4,743,592, and 316,588, respectively. For 2025, our burn rate was 0.4%. Our three-year average burn rate from 2023 through 2025 was 0.7%.
We define “overhang” as the shares subject to equity awards outstanding but not exercised or settled, plus shares available to be granted (the “available equity award shares”), divided by the total shares of common stock outstanding. The overhang measures the potential dilutive effect of outstanding equity awards and available equity award shares.

The following table shows the details of shares available to grant as of February 27, 2026, and December 31, 2025, including overhang calculations, and assumes stockholders approve the Amended 2010 Plan:

	February 27, 2026	December 31, 2025
2010 Plan	17,943,268	22,053,660
Proposed shares under the Amended 2010 Plan	5,000,000	—
Total estimated shares available to grant	22,943,268	22,053,660
Options, RSUs, and PSUs (based on maximum performance for open performance periods) outstanding	10,740,518	10,543,745
Total overhang	33,683,786	32,597,405

Shares outstanding	354,983,312	355,052,975
Total overhang percentage	9.5%	9.2%
We believe that our burn rate and equity overhang are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes.
The following table summarizes significant ranges of outstanding and exercisable options as of February 27, 2026:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value (in millions)(1)	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value (in millions)(1)
$63.63 - $109.49	630,940	1.0	$89.44		630,940		$89.44
$115.84 - $166.62	653,001	2.8	$154.71		653,001		$154.71
$168.45 - $177.99	666,262	3.3	$175.59		666,262		$175.59
$179.13 - $208.90	773,911	3.3	$195.50		761,670		$195.35
$224.75 - $235.20	524,565	4.0	$229.43		380,229		$229.45
$237.85 - $245.60	620,583	4.7	$244.01		616,646		$244.01
$249.83 - $304.67	954,819	3.9	$296.65		797,426		$295.44
$313.64 - $340.27	20,424	4.3	$317.41		14,023		$317.30
$341.16 - $341.16	936	5.5	$341.16		936		$341.16
$347.42 - $347.42	318,755	5.5	$347.42		318,734		$347.42
Total	5,164,196	3.4	$212.68	$1,502	4,839,867	3.4	$209.11	$1,425

(1)The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $503.51 as of February 27, 2026, which would have been received by the option holders had all in-the-money option holders exercised their options as of that date.

Summary
A summary of the principal provisions of the Amended 2010 Plan is set forth below. The summary is qualified by reference to the full text of the Amended 2010 Plan, which is included as Exhibit A to this Proxy Statement.
General
•The Amended 2010 Plan has a ten-year term expiring January 29, 2036.
•The Amended 2010 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance share awards, dividend equivalents, performance bonus awards, and other performance-based awards to eligible individuals.
•120,350,000 shares of common stock were previously authorized for issuance pursuant to awards under the 2010 Plan, and we are proposing to increase the number of shares under the Amended 2010 Plan by 5,000,000.
•The number of shares of common stock requested under the Amended 2010 Plan represents approximately 1.4% of the total outstanding shares of common stock as of December 31, 2025.
•On February 27, 2026, the closing price of our common stock on the Nasdaq Global Select Market was $503.51 per share.
•The Amended 2010 Plan specifies the treatment of awards in connection with a change in control as set forth under the “Effect of Certain Corporate Transactions” section below.
Administration
The Amended 2010 Plan is administered by the Compensation Committee of the Board. The Compensation Committee may delegate to a committee of one or more members of the Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, subject to certain other limitations. Unless otherwise determined by the Board, the Compensation Committee will consist solely of two or more members of the Board, each of whom is a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of the Nasdaq Stock Market (or other principal securities market on which shares of our common stock are traded).
The Compensation Committee has general authority to administer the Amended 2010 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities. However, the full Board will conduct the general administration of the Amended 2010 Plan with respect to any awards to non-employee members of the Board.
Eligibility
Persons eligible to participate in the Amended 2010 Plan include our current nine non-employee members of the Board and approximately 16,555 employees of the Company and its subsidiaries and affiliates (including our executive officers), as determined by the Compensation Committee. While consultants are also eligible to participate in the Amended 2010 Plan, except on rare occasion, the Company does not grant awards to consultants (with only one consultant currently participating).
Limitations on Awards and Shares Available
The aggregate number of shares of common stock that may be issued or transferred pursuant to the 2010 Plan is 120,350,000 shares of common stock. If the Amended 2010 Plan is approved by the stockholders, such aggregate number of shares will be 125,350,000. Any shares that are subject to awards of options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share granted. Any shares that are subject to awards other than stock options or SARs that are settled in shares of common stock (“Full Value Awards”) shall be counted against this limit as 2.3 shares for everyone one (1) share granted. The shares of common stock covered by the Amended 2010 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.
To the extent that an award terminates, or expires for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the

Amended 2010 Plan, provided that for each share subject to a Full Value Award that so terminated, expired, or settled in cash, 2.3 shares shall again become issuable under the Amended 2010 Plan. However, shares that are (i) tendered by the holder or withheld by us in satisfaction of an option exercise price or tax withholding obligations with respect to any award, (ii) subject to a stock appreciation right that are not issued in connection with a stock settlement of such right, or (iii) purchased on the open market with the cash proceeds from an option exercise will not be available for grant under the Amended 2010 Plan. Under the Amended 2010 Plan, any shares repurchased by the Company at the same price paid by the participant so that such shares are returned to the Company will again be available for awards. Additionally, the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates (“substitute awards”) will not be counted against shares available for issuance under the Amended 2010 Plan.
The maximum aggregate number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended 2010 Plan during any calendar year is 750,000. The maximum aggregate amount of cash that may be paid with respect to one or more awards payable in cash that may be granted to any one person pursuant to the Amended 2010 Plan during any calendar year is $2,000,000. The aggregate grant date fair value of awards granted under the Amended 2010 Plan to any non-employee director in any calendar year in respect of such director’s service as a member of our Board or any Board committee during such year shall not exceed $750,000.
Subject to the terms of the Amended 2010 Plan, no award (or portion thereof) granted under the Amended 2010 Plan shall vest earlier than the first anniversary of the date the award is granted, and no award agreement shall reduce or eliminate such minimum vesting requirement. However, notwithstanding the foregoing, the minimum vesting requirement shall not apply to (a) any substitute awards, (b) any awards delivered in lieu of fully-vested cash-based awards (or other fully-vested cash awards or payments), (c) any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of stockholders to the next annual meeting of stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, or (d) any other awards granted by the administrator from time to time that result in the issuance of an aggregate of up to 5% of the aggregate number of shares available for issuance under the Amended 2010 Plan as of the effective date. In addition, the administrator may provide that such one-year vesting restrictions may lapse or be waived upon the holder’s termination of service and/or in connection with a change in control.
Awards
The Amended 2010 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, SARs, restricted stock awards, restricted stock units, performance share awards, dividend equivalents, performance bonus awards, and other performance-based awards to eligible individuals. Certain awards under the Amended 2010 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended 2010 Plan are or will be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Amended 2010 Plan, except as set forth below under “New Plan Benefits.” See the “2025 Summary Compensation Table” and “2025 Grants of Plan-Based Awards Table” in this Proxy Statement for information on prior awards to our NEOs identified in those tables.
Stock Options. Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the Amended 2010 Plan. The option exercise price of all stock options granted pursuant to the Amended 2010 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond ten years after the date of grant. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of Company stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.
Stock Appreciation Rights. Stock appreciation rights may also be granted under the Amended 2010 Plan. Stock appreciation rights typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price per share, which will be no less than 100% of the fair market value of our common stock on the date of grant. SARs may be exercised as determined by the Compensation Committee, but in no event may a SAR have a term extending beyond ten years after the date of grant. Upon exercise of a SAR, payment may be made in cash or check or other property acceptable to the Compensation Committee.
Restricted Stock and Restricted Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remains forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Holders of restricted stock will have voting rights and will have the right to receive dividends; however, dividends may not be paid until the applicable shares of restricted stock vest. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant if the plan administrator permits such a deferral.
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed, or expires, as determined by the plan administrator. The Amended 2010 Plan requires that any dividend equivalents be paid only to the extent the underlying award vests.
Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. Performance awards may include any of the awards enumerated in this summary or other incentive awards paid in cash or stock.
The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares (including in the case of payment of the exercise price of an award, shares issuable pursuant to the exercise of the award) or shares held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences, in each case, having a fair market value on the date of delivery equal to the aggregate payments required; or (3) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to us upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method that would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.
No Repricing
In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) shall the administrator (i) authorize the amendment of any outstanding stock option or SAR to reduce its price per share, or (ii) cancel any option or SAR in exchange for cash or another award when the stock option or SAR price per share exceeds the fair market value of the underlying shares.
Transferability
Generally, awards granted under the Amended 2010 Plan will not be transferable by a participant other than by will or the laws of descent and distribution or, subject to the consent of the Compensation Committee, pursuant to a domestic relations order. Generally, stock options and SARs will be exercisable during a participant’s lifetime only by him or her, unless it has been disposed of pursuant to a domestic relations order; after the death of a participant, any exercisable portion of an option or SAR may be exercised by his personal representative or by any person empowered to do so under the deceased participant’s will or under the then applicable laws of descent and distribution. However, the Compensation Committee has the authority to permit a participant to transfer an award other than an incentive stock option to a permitted transferee, subject to the terms and conditions in the Amended 2010 Plan. In no event may an award be transferable for consideration absent stockholder approval.

Withholding
With respect to the issuance, vesting, exercise, settlement, or other taxable event related to any award, the Company or any affiliate has the right to deduct or withhold, or require any participant to remit to the Company, an amount sufficient to satisfy applicable withholding tax obligations. Shares held by or to be issued to a participant may be used to discharge minimum statutory tax withholding obligations (or such higher rate as determined by the Compensation Committee, which shall in no event exceed the applicable maximum statutory tax withholding rate).
Adjustment Provisions
Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend, or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, the class, number of shares, and exercise or grant price of outstanding awards will be equitably adjusted, and the plan administrator will make such further equitable adjustments as it may deem appropriate to reflect the equity restructuring with respect to the aggregate number and kind of shares that may be issued under the Amended 2010 Plan. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring and the plan administrator determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the Amended 2010 Plan, the plan administrator will equitably adjust the Amended 2010 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the Amended 2010 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable and may provide for the cash-out, substitution, assumption, or acceleration of outstanding awards.
Effect of Certain Corporate Transactions
For purposes of the Amended 2010 Plan, a “change in control” generally means certain transactions in which a person acquires 50% or more of our total voting power; certain changes in the composition of our Board over a two-year period; a merger or consolidation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation (or the voting securities of the parent of the entity that survives such merger or consolidation); a sale or disposition of all or substantially all of our assets, subject to certain exceptions; or approval by our stockholders of a plan of complete liquidation. Notwithstanding any other provision of the Amended 2010 Plan, in the event of a change in control, (i) each outstanding award will continue in effect or be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation, or (ii) in the event that the successor corporation in a change in control refuses to assume or substitute for an award, the plan administrator shall cause such award (including time-based awards) to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights, or other property (and with respect to the portion of such award subject to performance-based vesting, all performance criteria will be deemed achieved at the greater of (1) 100% of target levels and (2) actual achievement of the applicable performance criteria as of such change in control, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company).
Amendment and Termination
The Compensation Committee or our Board may terminate, amend, or modify the Amended 2010 Plan at any time; however, stockholder approval will be obtained for any amendment to increase the number of shares available under the Amended 2010 Plan. In addition, absent stockholder approval, no option or SAR may be amended to reduce the per share exercise price of the shares subject to such option or SAR below the per share exercise price as of the date the option or SAR was granted and, except to the extent permitted by the Amended 2010 Plan in connection with certain changes in capital structure, no option, SAR, cash, or other award may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher per share exercise price.

In no event may an award be granted pursuant to the Amended 2010 Plan on or after the tenth anniversary of the date the Board approved the Amended 2010 Plan.
Federal Income Tax Consequences
The following is a general summary under current U.S. law of the material federal income tax consequences with respect to the Amended 2010 Plan. This summary deals with the general U.S. tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state, and local income taxes, as well as gift and estate tax considerations, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality, and the summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances.
With respect to nonqualified stock options, we are generally entitled to deduct, and the optionee recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options, and the tax consequences described for nonqualified stock options will apply.
The current federal income tax consequences of other awards authorized under the Amended 2010 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture and restricted stock units will result in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions applicable to such awards lapse (unless, with respect to an award of restricted stock, the recipient elects to accelerate recognition as of the date of grant); and stock-based performance awards, dividend equivalents, and other types of awards are generally subject to tax at ordinary income rates at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.
Certain awards under the Amended 2010 Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to who the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.

New Plan Benefits
As of February 27, 2026, 52,765,817 shares subject to option awards, 28,620,766 RSUs, and 429,412 PSUs (based on the target shares of common stock subject to PSUs) had been granted pursuant to the 2010 Plan. Awards, if any, to be granted to officers, employees, and consultants pursuant to the Amended 2010 Plan will be determined from time to time by the Compensation Committee in its discretion and are not presently determinable, other than annual awards to be made to our directors who are elected as of the Annual Meeting pursuant to our director compensation program, as set forth in the table below. For additional detail on the compensation to our non-employee directors, refer to “Compensation for Directors” section above.

Name and Position	Dollar Value of RSUs To Be Granted ($) (1)	RSUs To Be Granted (#)
Gary S. Guthart, Ph.D.	$280,000	*
All non-executive directors as a group (2)	$2,565,000	*

(*)The number of RSUs granted will be determined by taking the RSU Value and dividing by the 60 trading-day average closing price of the Company’s common stock reported by Nasdaq through the last trading day of the month prior to the date of grant.
(1)Dollar values represent the aggregate target value of the RSUs to be granted to our eligible directors.
(2)Amount is inclusive of the dollar value of RSUs to be granted to Dr. Guthart, as disclosed in the line above.
Awards Granted Under the 2010 Plan
The following table shows the number of options, RSUs, and PSUs granted under the 2010 Plan as of February 27, 2026 to certain individuals and certain groups of individuals.

Name	Stock Options	RSUs	PSUs (2)
2025 NEOs
David J. Rosa	819,767	206,852	70,249
Gary S. Guthart, Ph.D.	1,112,101	231,921	64,667
Jamie E. Samath	152,180	78,104	31,929
Henry L. Charlton	265,994	95,592	26,647
Gary H. Loeb	14,228	25,060	15,870
Mark P. Brosius	89,036	49,236	25,519
All current executive officers as a group (1)	1,400,631	543,865	198,552
All current non-executive directors as a group	1,174,545	299,354	64,667
Nominees for election as a director
Craig H. Barratt, Ph.D.	12,540	18,948	—
Joseph C. Beery	7,126	3,641	—
Lewis Chew	—	1,270	—
Sreelakshmi Kolli	722	1,510	—
Amy L. Ladd, M.D.	8,776	4,190	—
Keith R. Leonard, Jr.	9,484	10,805	—
Jami Dover Nachtsheim	9,484	6,962	—
Monica P. Reed, M.D.	4,828	2,876	—
Associate of any such directors, executive officers, or nominees	—	—	—
Other persons who received or is to receive 5% of such options or rights	—	—	—
All non-executive officer employees as a group	50,190,641	27,777,547	166,193

(1)Includes options, RSUs, and PSUs granted under the 2010 Plan to date to our NEOs, as well as to Iman Jeddi Ph.D, and Patricia L. Wadors, who are also executive officers of the Company. Excludes Gary S. Guthart, Ph.D., as he is not a current executive officer as of February 27, 2026.
(2)The number of PSUs granted under the 2010 Plan to date is shown based on the target shares of common stock subject to PSUs.

Vote Required
Approval of the 2010 Plan requires the affirmative vote of a majority of the shares present virtually online or represented by proxy at the Annual Meeting and entitled to vote on the proposal.
Recommendation of the Board

The Board recommends that stockholders vote FOR the amendment and restatement of the Company’s Amended and Restated 2010 Incentive Award Plan.

GENERAL INFORMATION
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We are pleased to continue to take advantage of the rules of the Securities and Exchange Commission (the “SEC”) that allow us to furnish our proxy materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most of our stockholders of record and beneficial owners have received a Notice of Internet Availability of Proxy Materials (“Notice”) and will not receive a full set of proxy materials in the mail unless requested. Instructions on how to access the proxy materials on the Internet may be found on the website referred to in the Notice. If you would like to receive our proxy materials electronically by email, you should follow the instructions for requesting such materials provided in the Notice. Your election to receive proxy materials electronically by email will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically by email will reduce the environmental impact and the costs incurred by us in printing and mailing the proxy materials.
How can I get electronic access to the proxy materials?
Registered and beneficial stockholders can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com.
Who may vote at the Annual Meeting?
The Board set March 2, 2026, as the record date for the Annual Meeting. All stockholders of record who owned Intuitive common stock at the close of business on March 2, 2026, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Each share of Intuitive common stock has one vote on each matter, and there is no cumulative voting, nor does Intuitive have non-voting preference shares, non-voting shares without preference, multiple voting rights shares, priority shares, golden shares, voting rights ceilings, or other similar voting right restrictions. At the close of business on the record date, there were 355,169,692 shares of common stock outstanding.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials, you will receive a proxy card by mail. As a stockholder of record, you may vote at the Annual Meeting by attending the Annual Meeting virtually online by following the instructions posted at www.virtualshareholdermeeting.com/ISRG2026, or you may vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the proxy card or vote by proxy on the Internet or by telephone, as instructed below, to ensure your vote is counted.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you are the beneficial owner of shares held in “street name,” and the Notice is forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials, you will receive a voting instruction form by mail. You are also invited to attend the Annual Meeting virtually online at www.virtualshareholdermeeting.com/ISRG2026. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting by attending the Annual Meeting online unless you request and obtain a valid proxy card from your broker or other agent.
How can I vote my shares?
By Attending the Annual Meeting Virtually Online — If you are a stockholder of record, you may attend the Annual Meeting virtually online by following the instructions posted at www.virtualshareholdermeeting.com/ISRG2026. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance to ensure that your vote will be represented at the Annual Meeting. To vote in advance, use one of the three options below — via the internet, by telephone, or by mail. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares virtually online at the Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the Annual Meeting.
Via the Internet — You may vote by proxy via the Internet by visiting www.proxyvote.com.
By Telephone — If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form.
By Mail — If you requested printed copies of the proxy materials by mail and if you are a stockholder of record, you may also vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you requested printed copies of the proxy materials by mail and you are a beneficial owner, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.
What is the quorum requirement for the Annual Meeting?
The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstained, if you:
•Are present in attendance and vote online at the Annual Meeting; or
•Have voted on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.
Broker non-votes will also be counted as present and entitled to vote for purposes of determining if there is a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
At the close of business on the record date, there were 355,169,692 shares of common stock outstanding and entitled to vote. Accordingly, 177,584,847 shares must be represented by stockholders present at the Annual Meeting online or by proxy to have a quorum.
How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:
•indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or
•sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 3) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1), the advisory approval of the compensation of our NEOs (Proposal No. 2), and the approval of the amendment and restatement of the Company’s Amended and Restated 2010 Incentive Award Plan (Proposal No. 4) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters and, therefore, there may be broker non-votes on these three proposals.
What is the voting requirement to approve each of the proposals?
For Proposal No. 1, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in attendance virtually online or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director, with abstentions and broker non-votes not counted as votes cast as either “FOR” or “AGAINST” such director’s election.
Approval of Proposal Nos. 2, 3, and 4 requires the affirmative vote of a majority of the shares present in attendance virtually online or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” Proposal Nos. 2, 3, and 4. Broker non-votes will have no effect on the vote for Proposal Nos. 2 and 4, and broker non-votes are generally not expected for Proposal No. 3.
How are abstentions and broker non-votes treated?
Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present in attendance and entitled to vote for purposes of determining the presence of a quorum. Shares voted “ABSTAIN” on proposals other than Proposal No. 1 will have the same effect as voting against the matter. Brokers, banks, and other nominees have the power to vote without receiving voting instructions from beneficial owners on Proposal No. 3, so the Company expects no broker non-votes on this proposal. For Proposal Nos. 1, 2, and 4, broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results for these proposals for purposes of determining whether proposals have been approved. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following instructions provided on the Notice.
Are there any other matters at the 2026 Annual Meeting of Stockholders?
We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.
Can I change my vote?
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by any of the following:
•Delivering written notice of revocation to our Corporate Secretary at 1020 Kifer Road, Sunnyvale, California 94086;
•Submitting a later dated proxy; or
•Attending the Annual Meeting virtually online by visiting and following the instructions posted at www.virtualshareholdermeeting.com/ISRG2026.
Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present in attendance at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.
Who bears the cost of proxy solicitation and who is soliciting proxies on our behalf?
We will bear the expense of soliciting proxies, including the expense of preparing, printing, and mailing this Proxy Statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means. We have retained Alliance Advisors, LLC to solicit proxies for a fee of approximately $14,000 plus a reasonable amount to cover out-of-pocket expenses for proxy solicitation services. Proxies may also be solicited by our directors, officers, and employees in person, by the Internet, by telephone, or by fax without additional remuneration. Copies of proxy materials and our 2025 Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.
Who will serve as the inspector of election?
A representative appointed by Broadridge Financial Solutions, Inc. will serve as the inspector of election to determine whether or not a quorum is present and to tabulate votes cast by proxy or virtually online at the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our current report on Form 8-K within four business days after the Annual Meeting.
Where are Intuitive’s principal executive offices located, and what is Intuitive’s main telephone number?
Our principal executive offices are located at 1020 Kifer Road, Sunnyvale, California 94086, and our main telephone number is (408) 523-2100.
How do I attend the Annual Meeting?
The Company has decided to hold the Annual Meeting virtually online this year. Stockholders of record as of March 2, 2026, will be able to attend and participate in the Annual Meeting online by visiting and following the instructions posted at www.virtualshareholdermeeting.com/ISRG2026.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Beneficial shareholders who did not receive a 16-digit control number from their bank or brokerage firm, who wish to attend the meeting, should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a shareholder to obtain a legal proxy either online or by mail.
Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
Access to the Audio Webcast of the Online Virtual Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 3:00 p.m., Pacific Daylight Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
Login Instructions to the Online Virtual Annual Meeting. To attend the Annual Meeting, log in at www.virtualshareholdermeeting.com/ISRG2026. Stockholders will need their unique 16-digit control number, which appears on the Notice and the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 28, 2026, so that you can be provided with a control number and gain access to the meeting.
Technical Assistance with the Online Virtual Annual Meeting. Beginning 30 minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
Availability of Live Webcast to Team Members and Other Constituents. The live audio webcast will be available to not only our stockholders but also our team members and other constituents.
Submitting Questions at the Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting’s Rules of Conduct that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
The Annual Meeting’s Rules of Conduct will be posted on https://isrg.gcs-web.com approximately two weeks prior to the date of the Annual Meeting.

References to our Company website.
References to our Company website are made throughout this Proxy Statement. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.
Can a security holder communicate with Board Members?
Any holder of our securities may contact our Board or a specified individual director by writing to the attention of our Board or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this Proxy Statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:
•The name, mailing address, and telephone number of the security holder sending the communication.
•The number and type of our securities owned by such security holder.
•If the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.
Our investor relations department will forward all appropriate communications to our Board or individual members of our Board as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to our Board, or any individual member of our Board, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our Company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.
Deadline for receipt of stockholder proposals for the 2027 Annual Meeting of Stockholders.
Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board proposals to be considered for submission to the stockholders at the 2027 Annual Meeting of Stockholders. In order to be considered for inclusion in the proxy material to be disseminated by the Board, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States (“U.S.”) mail, postage prepaid, to our Corporate Secretary at:
Intuitive Surgical, Inc.
Attn: Corporate Secretary
1020 Kifer Road
Sunnyvale, CA 94086-5301
and must be received no later than November 17, 2026. Your notice must include the following:
•Your name and address and the text of the proposal to be introduced.
•The number of shares of stock you hold of record, beneficially own, and represent by proxy as of the date of your notice.
•A representation that you intend to appear in person or by proxy at the 2027 Annual Meeting of Stockholders to introduce the proposal specified in your notice.
The chair of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Bylaws (“Bylaws”). Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth above no earlier than December 31, 2026, and no later than January 30, 2027. If the date of our 2027 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after April 30, 2027, the stockholder’s notice must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting was first made. A stockholder providing such notice must also further update and supplement such notice so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be received by our Corporate Secretary at our principal executive offices not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director or to bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, review a copy of our Bylaws, as amended and restated to date, which can be found at www.intuitive.com or obtained, without charge, from our Corporate Secretary at the address above.
In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in our proxy materials for up to 25% of the total number of directors then serving. Notice of proxy access director nominations for the 2027 Annual Meeting of Stockholders must be delivered to our Corporate Secretary at our principal executive offices at the address noted above no earlier than December 31, 2026, and no later than the close of business on January 30, 2027. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that an eligible stockholder or stockholders intend to present at the 2027 Annual Meeting of Stockholders and must otherwise be in compliance with our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting (no later than March 1, 2027, for the 2027 Annual Meeting of Stockholders).
We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2027 annual meeting. Stockholders may obtain our proxy statement (and any amendments and supplements) and other documents as and when filed by us with the SEC without charge from the SEC’s website at www.sec.gov.

NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP net income per diluted share attributable to Intuitive Surgical, Inc. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items such as amortization of intangible assets, share-based compensation (“SBC”) and long-term incentive plan expenses, and other special items. Long-term incentive plan expense relates to phantom share awards granted in China by our Intuitive-Fosun joint venture, to its employees that vest over four years and can remain outstanding for seven to ten years. These awards are valued based on certain key performance metrics. Accordingly, they are subject to significant volatility based on the performance of these metrics and are not tied to performance of our business within the period. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe that these non-GAAP financial measures are useful to investors, because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and (2) they are used by institutional investors and the analyst community to help them analyze the performance of our business.
Non-GAAP gross profit. We define non-GAAP gross profit as gross profit, excluding SBC and long-term incentive plan expenses, and amortization of intangible assets.
Non-GAAP income from operations. We define non-GAAP income from operations as income from operations, excluding amortization of intangible assets, SBC and long-term incentive plan expenses, litigation charges, and gains on the sale of a business.
Non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP net income per diluted share attributable to Intuitive Surgical, Inc. We define non-GAAP net income as net income attributable to Intuitive Surgical, Inc., excluding amortization of intangible assets, SBC and long-term incentive plan expenses, litigation charges, gains on the sale of a business, gains (losses) on strategic investments, adjustments attributable to noncontrolling interest in joint venture, net of the related tax effects, and tax adjustments, including excess tax benefits or deficiencies associated with SBC arrangements, a one-time tax benefit from receipt of certain tax assets by our Swiss entity, and the net tax effects related to intra-entity transfers of non-inventory assets. We exclude the excess tax benefits or deficiencies associated with SBC arrangements as well as the tax effects associated with non-cash amortization of deferred tax assets related to intra-entity non-inventory transfers, because we do not believe these items correlate with the on-going results of our core operations. The tax effects of the non-GAAP items are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on our operating results. Our calculated non-GAAP effective tax rate is generally higher than our GAAP effective tax rate. We define non-GAAP net income per diluted share as non-GAAP net income attributable to Intuitive divided by diluted shares outstanding, which are calculated as GAAP weighted-average outstanding shares plus dilutive potential shares outstanding during the period.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP net income per diluted share exclude items such as amortization of intangible assets, SBC and long-term incentive plan expenses, excess tax benefits or deficiencies associated with SBC arrangements, and non-cash amortization of deferred tax assets related to intra-entity transfer of non-inventory assets, which are primarily recurring items. SBC expense has been, and will continue to be for the foreseeable future, a significant recurring expense in our business. In addition, the components of the costs that we exclude in our calculation of non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP net income per diluted share may differ from the components that our peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP net income per diluted share and evaluating non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP net income per diluted share together with net income attributable to Intuitive Surgical, Inc. and net income per share attributable to Intuitive Surgical, Inc. calculated in accordance with GAAP.
The table below sets forth the reconciliation of GAAP financial measures to non-GAAP financial measures.

	Twelve months ended
Amounts in millions	December 31, 2025	December 31, 2024
GAAP gross profit	$6,642.3	$5,634.2
GAAP gross profit margin	66.0%	67.5%
Share-based compensation expense	147.1	123.7
Long-term incentive plan expense	0.5	0.8
Amortization of intangible assets	9.7	12.3
Non-GAAP gross profit	$6,799.6	$5,771.0
Non-GAAP gross profit margin (1)	67.6%	69.1%

GAAP income from operations	$2,945.5	$2,348.9
Share-based compensation expense	788.1	676.8
Long-term incentive plan expense	1.0	5.6
Amortization of intangible assets	13.2	16.7
Litigation charges	13.6	19.8
Gain on sale of business	(1.0)	(1.1)
Non-GAAP income from operations	$3,760.4	$3,066.7

GAAP net income attributable to Intuitive Surgical, Inc.	$2,856.0	$2,322.6
Share-based compensation expense	788.1	676.8
Long-term incentive plan expense	1.0	5.6
Amortization of intangible assets	13.2	16.7
Litigation charges	13.6	19.8
Gain on sale of business	(1.0)	(1.1)
(Gains) losses on strategic investments	(2.9)	9.2
Tax adjustments	(427.0)	(391.5)
Adjustments attributable to noncontrolling interest in joint venture	(0.8)	(2.2)
Non-GAAP net income attributable to Intuitive Surgical, Inc.	$3,240.2	$2,655.9

GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$7.87	$6.42
Share-based compensation expense	2.17	1.87
Long-term incentive plan expense	—	0.02
Amortization of intangible assets	0.04	0.05
Litigation charges	0.04	0.05
Gain on sale of business	—	—
(Gains) losses on strategic investments	(0.01)	0.02
Tax adjustments	(1.18)	(1.08)
Adjustments attributable to noncontrolling interest in joint venture	—	(0.01)
Non-GAAP net income per share attributable to Intuitive - diluted	$8.93	$7.34
Diluted shares outstanding	362.7	362.0

(1) Non-GAAP gross profit margin is calculated by dividing non-GAAP gross profit by revenue.

Exhibit A
AMENDED AND RESTATED INTUITIVE SURGICAL, INC. 2010 INCENTIVE AWARD PLAN
(Amendment and Restatement Adopted by the Board of Directors on January 29, 2026)

ARTICLE 1.
PURPOSE
The purpose of the Intuitive Surgical, Inc. 2010 Incentive Award Plan, as amended and restated from time to time (the “Plan”) is to promote the success and enhance the value of Intuitive Surgical, Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide an ability to motivate, attract and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2 “Affiliate” shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.
2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).
2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
2.6 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.
2.7 “Board” shall mean the Board of Directors of the Company.
2.8 “Change in Control” shall mean and includes each of the following:
(a) Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(b) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
(c) There is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the parent of the entity which survives such merger or consolidation; or
(d) The stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least eighty percent (80%) of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.
2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 12.1.
2.11 “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.
2.12 “Company” shall mean Intuitive Surgical, Inc., a Delaware corporation.
2.13 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.
2.14 “Director” shall mean a member of the Board, as constituted from time to time.
2.15 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.
2.16 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.17 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.18 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.
2.19 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.
2.20 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
2.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.22 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:
(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.23 “Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Affiliate).
2.24 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).
2.25 “Holder” shall mean a person who has been granted an Award.
2.26 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.27 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.28 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
2.29 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.30 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.31 “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.
2.32 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals may include the following, or such other metrics established by the Committee:
(i) gross or net sales or revenue;
(ii) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, and (D) amortization);
(iii) operating earnings or profit;
(iv) gross or net profit or operating margin;
(v) cash flow (including, but not limited to, operating cash flow and free cash flow);
(vi) return on assets;
(vii) return on capital;
(viii) return on invested capital;
(ix) return on stockholders’ equity;
(x) return on sales;
(xi) earnings per share;
(xii) multiples of price per share to earnings per share (“P/E”);
(xiii) multiples of P/E to growth;
(xiv) price per share of Common Stock;
(xv) stock price appreciation;
(xvi) total stockholder return;
(xvii) economic value added (EVA = net operating profit after taxes-a capital charge);
(xviii) achievement of objectively determinable strategic initiatives;
(xix) number of procedures; and
(xx) employee productivity,
any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions; or (xx) non-cash items.
2.33 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.
2.34 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.
2.35 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
2.36 “Plan” shall mean this Intuitive Surgical, Inc. 2010 Incentive Award Plan, as amended or restated from time to time.

2.37 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.38 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.39 “Restricted Stock Units” shall mean the right to receive Shares awarded under Section 9.3.
2.40 “Securities Act” shall mean the Securities Act of 1933, as amended.
2.41 “Shares” shall mean shares of Common Stock.
2.42 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.
2.43 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.44 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.45 “Termination of Service” shall mean,
(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.
(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.
The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1 Number of Shares.
(a) Subject to Section 13.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 125,350,000; provided however, that any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted and any Shares that are subject to Full Value Awards shall be counted against this limit as 2.3 Shares for every one (1) Share granted.
(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan, provided, that for each Share subject to a Full Value Award that is so forfeited, expired or settled in cash, 2.3 Shares shall be again become available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards:

(i) Shares tendered by the Holder or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation with respect to an Award; (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iii) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 at the same price paid by the Holder so that such shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.
3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2, the maximum aggregate amount of cash that may be paid with respect to one or more Awards payable in cash that may be granted to any one person during any calendar year shall be $2,000,000 and the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 750,000. The aggregate grant date fair value (computed as of the applicable grant date) of Awards to any Non-employee Director in any calendar year in respect of such director’s service as a member of our Board of Directors or any Board committee during such year shall not exceed $750,000.
3.4 Minimum Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 13.2, no Award (or portion thereof) granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted and no Award Agreement shall reduce or eliminate such minimum vesting requirement; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 3.4 shall not apply to: (a) any Substitute Awards, (b) any Awards delivered in lieu of fully-vested cash-based Awards (or other fully-vested cash awards or payments), (c) any Awards to Non-employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting, or (d) any other Awards granted by the Administrator from time to time that result in the issuance of an aggregate of up to 5% of the aggregate number of Shares available for issuance under the Plan as of the Effective Date. In addition, the Administrator may provide that such one-year vesting restrictions may lapse or be waived upon the Holder’s Termination of Service and/or in connection with a Change in Control.
ARTICLE 4.
GRANTING OF AWARDS
4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.
4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate.
4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.
 4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
ARTICLE 5.
[RESERVED.]

ARTICLE 6.
GRANTING OF OPTIONS
6.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
6.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any Affiliate corporation of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Affiliate or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.
6.3 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
6.4 Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term.

Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.
6.5 Option Vesting.
(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any Performance Criteria, or any other criteria selected by the Administrator.
(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.
6.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
6.7 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

ARTICLE 7.
EXERCISE OF OPTIONS
7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.
7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;
(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c) In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 11.1 and 11.2.
7.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.
AWARD OF RESTRICTED STOCK
8.1 Award of Restricted Stock.
(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.
8.2 Rights as Stockholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions as described in Section 8.3, except in connection with a spin-off or other similar event as otherwise permitted under Section 13.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Holder to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.
8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.
8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
8.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 9.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, RESTRICTED STOCK UNITS
9.1 Performance Awards.
(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares, or both, as determined by the Administrator.
(b) Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
9.2 Dividend Equivalents.
(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.
(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
9.3 Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. Restricted Stock Units may be paid in cash, Shares, or both, as determined by the Administrator. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
9.4 Term. The term of a Performance Award, Dividend Equivalent award and/or Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.5 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of a Performance Award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
9.6 Exercise upon Termination of Service. A Performance Award, Dividend Equivalent award, and/or Restricted Stock Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award and/or Restricted Stock Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.
ARTICLE 10.
AWARD OF STOCK APPRECIATION RIGHTS
10.1 Grant of Stock Appreciation Rights.
(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.
(c) Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.
10.2 Stock Appreciation Right Vesting.
(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator.
(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.
10.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;
(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and
(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.
10.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock

Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.
10.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash or check or other form of legal consideration acceptable to the Administrator, as determined by the Administrator.
ARTICLE 11.
ADDITIONAL TERMS OF AWARDS
11.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
11.2 Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on up to the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
11.3 Transferability of Awards.
(a) Except as otherwise provided in Section 11.3(b):
(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;
(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and
(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless, subject to the consent of the Administrator, it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.
(b) Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In no event may an Award be transferable for consideration absent stockholder approval.
(c) Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.
11.4 Conditions to Issuance of Shares.
(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations or requirements.

(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.
(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
11.5 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that: (a) (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b) (i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder). In addition, all Awards (including the gross amount of any proceeds, gains or other economic benefit a Holder actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with applicable law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.6 Prohibition on Repricing. Subject to Section 13.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.
ARTICLE 12.
ADMINISTRATION
12.1 Administrator. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.
12.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 13.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
12.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
12.4 Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a) Designate Eligible Individuals to receive Awards;
(b) Determine the type or types of Awards to be granted to each Eligible Individual;
(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;
(g) Decide all other matters that must be determined in connection with an Award;
(h) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
12.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.
12.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE 13.
MISCELLANEOUS PROVISIONS
13.1 Effective Date, Amendment, Suspension or Termination of the Plan. The Plan shall become effective on the Effective Date; provided that, for the avoidance of doubt, all provisions of the Plan governing any compensation subject to Awards granted prior to November 2, 2017 and outstanding as of the Effective Date that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code (prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97) (“Performance-Based Compensation”) at the time such Awards were granted shall continue to apply to such Awards to the extent required to retain their qualification as Performance-Based Compensation. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 13.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.
13.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 13.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;
(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and
(v) To provide that the Award cannot vest, be exercised or become payable after such event.
(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b):
(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or
(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan and adjustments of the Award Limit). The adjustments provided under this Section 10.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.
(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, (i) each outstanding Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation, or (ii) in the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator shall cause such Award (including, for the avoidance of doubt, time-based awards) to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property (and with respect to the portion of such Award subject to performance-based vesting, all performance criteria will be deemed achieved at the greater of (1) 100% of target levels and (2) actual achievement of the applicable performance criteria as of such Change in Control, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable). The Administrator shall notify the Holder of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence. For the purposes of this Section 13.2(d), an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.
(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f) No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.
(g) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h) No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(i) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, Change in Control or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
13.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no shares of Common Stock shall be issued pursuant thereto prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve (12) month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.
13.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.
13.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.
13.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
13.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
13.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
13.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such employee’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Holder’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of Section 409A, the Holder’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and, if an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of Section 409A, the Holder’s right to receive the dividend equivalents will be treated separately from the right to other amounts under the Award,
13.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.
13.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.
13.13 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.14 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
13.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

INTUITIVE SURGICAL, INC.
1020 KIFER ROAD
SUNNYVALE, CA 94086

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INTUITIVE SURGICAL, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Craig H. Barratt, Ph.D.	☐	☐	☐
1b. Joseph C. Beery	☐	☐	☐
1c. Lewis Chew	☐	☐	☐
1d. Gary S. Guthart, Ph.D.	☐	☐	☐
1e. Sreelakshmi Kolli	☐	☐	☐
1f. Amy L. Ladd, M.D.	☐	☐	☐
1g. Keith R. Leonard, Jr.	☐	☐	☐
1h. Jami Dover Nachtsheim	☐	☐	☐
1i. Monica P. Reed, M.D.	☐	☐	☐
1j. David J. Rosa	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3, and 4.	**For**	**Against**	**Abstain**
2. To approve, by advisory vote, the compensation of the Company's Named Executive Officers.	☐	☐	☐
3. The ratification of appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐
4. To approve the amendment and restatement of the Company's Amended and Restated 2010 Incentive Award Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V86931-P43110

INTUITIVE SURGICAL, INC.
Annual Meeting of Stockholders
April 30, 2026 3:00 P.M., Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Rosa and Gary H. Loeb, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Intuitive Surgical, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 P.M., Pacific Daylight Time on April 30, 2026, via live webcast at www.virtualshareholdermeeting.com/ISRG2026, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. To the extent no directions are given on a proposal, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3, and 4.

Any additional business as properly may come before the Annual Meeting of Stockholders or any adjournment or postponement thereof will be voted in accordance with the judgment of the person voting the proxy. You may revoke this proxy at any time prior to commencement of voting at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side